TABLE OF CONTENTS

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Questions and Answers about the Rights Offering
RISK FACTORS
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS; REASON FOR THIS RIGHTS OFFERING
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
THE RIGHTS OFFERING
DETERMINATION OF THE SUBSCRIPTION PRICE
CAPITALIZATION
SELECTED FINANCIAL INFORMATION
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF OUR CAPITAL STOCK
DESCRIPTION OF THE SUBORDINATED NOTES
PLAN OF DISTRIBUTION
FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
APPENDIX A
Filed Pursuant to Rule 424(b)(1)
Registration No. 333-103397
PROSPECTUS

$15,852,000

Childtime Learning Centers, Inc.

Rights to Purchase

100,000 Units each consisting of
$35 principal amount of 15% Subordinated Notes due 2008
and 141 shares of Common Stock

     We are offering to sell 100,000 “Units,” each consisting of (1) $35 principal amount of our 15% subordinated notes due 2008 and (2) 141 shares of our common stock, no par value, in an aggregate principal amount of $15,852,000 upon the exercise of non-transferable subscription rights. We are granting each person who was a record holder of our common stock at the close of business on April 10, 2003 (the “Record Date”), one (1) subscription right for every 54 shares of common stock held at that date.

•	To exercise your subscription rights, you must deliver one subscription right for each Unit for which you subscribe.

•	There is no minimum amount of Units you must purchase, but you may not purchase fractional Units. When determining the number of subscription rights you will receive, divide the number of shares of our common stock you own by 54 and round down to the next whole number. For example, if you own 200 shares of common stock, you will receive three subscription rights (200 shares divided by 54 = 3.7, rounded down to 3 subscription rights, the next lowest whole number), which will entitle you to subscribe for up to three Units under your basic subscription privilege.

•	Each right will entitle you to purchase one Unit at a purchase price of $158.52 per Unit.

•	If other shareholders do not fully exercise their subscription rights, you may also have the opportunity to purchase additional Units, subject to certain limitations, at the same purchase price. This is your over-subscription privilege.

•	JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., both Delaware limited partnerships, are major shareholders of our Company. These funds and certain other designees (collectively, the “JP Acquisition Fund Group”) have agreed to act as standby purchasers in the offering, and, in addition to the subscription rights some of them will receive as shareholders, will purchase any and all Units not subscribed for by our shareholders; provided, however, that the standby purchase commitment of the JP Acquisition Fund Group is limited to the aggregate outstanding principal amount of, and accrued and unpaid interest on, the subordinated debt previously issued to members of the JP Acquisition Fund Group by one of our subsidiaries, Childtime Childcare, Inc., less the amount of any such principal and interest used by members of the JP Acquisition Fund Group to pay for Units purchased through exercise of their subscription rights as shareholders. The total number of Units to be purchased by members of the JP Acquisition Fund Group pursuant to their standby purchase commitment will be equal to the difference between 100,000 and the number of Units purchased by our shareholders pursuant to this offering, up to a maximum of 99,951 Units.

•	Any purchase of Units by the JP Acquisition Fund Group, whether through their subscription rights or their standby purchase commitment, may, in lieu of cash, be effectuated by their delivery, for cancellation, of the appropriate amount of principal of, and accrued and unpaid interest on, subordinated debt previously issued to members of the JP Acquisition Fund Group by Childtime Childcare, Inc.

•	The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., New York City time, on May 15, 2003. Please see pages 23-25 for further instructions on submitting subscription certificates. The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on The Nasdaq SmallCap Market or any national securities exchange.

•	Our common stock is traded on The Nasdaq SmallCap Market under the symbol “CTIM.” On April 14, 2003, the last sale price of our common stock as reported on The Nasdaq SmallCap Market was $0.55 per share.

     Investing in the Units offered under this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 8 for a discussion of the factors that you should consider before you purchase any Units.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 15, 2003.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone (including any broker or salesman) to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date hereof. You should not assume that this prospectus is accurate as of any other date.

PROSPECTUS SUMMARY

      This section answers in summary form some questions you may have about Childtime Learning Centers, Inc. and this rights offering. The information in this section is a summary and, therefore, does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “Where You Can Find More Information.” For convenience, references in this prospectus to “we,” “us,” “our,” and the “Company” mean or relate to Childtime Learning Centers, Inc. and its subsidiaries.

Questions and Answers about Childtime Learning Centers, Inc.

What is Childtime Learning Centers, Inc.?

      Childtime Learning Centers, Inc. is one of the largest publicly traded for-profit providers of early childhood care and educational services in the United States. We provide center-based educational services and child care to children between the ages of six weeks and 12 years under two distinct brand identities: Childtime Learning Centers (“Childtime”) and Tutor Time Childcare Learning Centers (“Tutor Time”).

      As of January 3, 2003, we operated a total of 467 centers system-wide under three major lines of business and had system-wide licensed capacity capable of serving over 50,000 children. Our three lines of business are:

•	Childtime Learning Centers: 278 centers operated by us, consisting of:

            — 266 Childtime centers and
            — 12 Childtime-branded centers operated for third parties;

•	Tutor Time Learning Centers: 58 Tutor Time centers operated by us; and

•	Tutor Time Franchise Operations: 131 franchised Tutor Time centers.

      Our Childtime and Tutor Time brands operate in largely distinct market segments. Tutor Time attracts a more affluent customer base, with higher average incomes than the typical Childtime center. Childtime centers are, on average, smaller, less standardized in construction and appeal to parents who value a “homey” feel and more intimate experience for their child. Tutor Time centers are larger, more standardized in layout, and designed to appeal to parents who value a more structured educational and developmental experience. Both brands place emphasis on educational quality and content, with our Curriculum Department developing proprietary content distinct to each brand. Because Tutor Time centers are typically larger than Childtime centers, they generally deliver the potential for higher economic returns per center. However, Tutor Time centers require higher investment and are typically fitted with more expensive equipment and supplies (e.g., telephones, intercoms and security cameras in each room and children’s computers).

      Childtime and Tutor Time corporate centers are located in the United States (in 27 states), with the exception of one Tutor Time center located in Canada. The vast majority of these centers are operated on leased premises, with typical lease terms ranging from 1 to 25 years; 51 of the Childtime centers are operated on Company-owned premises.

      The 12 Childtime centers we operate under management contracts are all located in the U.S., serving hospitals, corporations and the federal government. Under these contracts, we receive an annual operating fee and, in some cases, are eligible to receive incentives for improving revenues and/or managing costs. These contracts are typically up for renewal on an annual basis.

      Tutor Time franchise centers are also predominantly located in the U.S., with 120 centers operating in 17 states. An additional 11 centers are operated in Canada, Hong Kong, Indonesia, and the Philippines, for the most part under master franchise agreements. We currently guarantee leases for 66 of our franchise centers, including sites under development. We believe that Tutor Time is currently one of the largest franchisors of child care services based in the United States.

      In addition to our existing centers, we had 23 Tutor Time centers under development as of January 3, 2003, of which six are to be Company-operated centers and 17 are to be franchise centers. The majority of these centers are scheduled to open before June 2003, with the rest scheduled to open before June 2004.

      We acquired the assets of Tutor Time Learning Systems, Inc. on July 19, 2002, for an aggregate purchase price of approximately $22.8 million, including acquisition costs, plus the assumption of certain liabilities. We purchased substantially all of the operating assets and contract rights used by Tutor Time in its child care operations and, as a result, significantly increased our revenue base and the number of centers under our management. Our strategic rationale for the acquisition was to improve the range of our product offering and to enable us to enter the child care franchise business. Specifically, through the acquisition of Tutor Time, we acquired the ability to serve a different segment of the child care market and to broaden our prospective customer base. By catering to a more premium-priced clientele, we can operate and market our Tutor Time centers as a different and distinct brand. Furthermore, by operating Tutor Time as a separate brand, we will be able to franchise and operate this unique model, both domestically and internationally.

      Our strategy is to offer a nationally-recognized educational curriculum within a stimulating environment in order to provide high quality child care and to maximize development and preparation of children for school. With over 7,500 employees, the quality, skills, and motivation of our center staff is of paramount importance. We place a great deal of emphasis on the recruitment, selection and ongoing training of our child care center directors and area managers.

      We seek to improve both the revenue and profit performance of our existing centers by placing strong emphasis on actions to increase enrollment and to manage costs. This is particularly important given the fixed-cost and labor-intensive nature of our business and its sensitivity to overall economic conditions. Our current initiatives include development of appropriate marketing programs, cost (particularly labor cost) management tools, high-quality training for pivotal operating roles (e.g., center directors and area managers), and multi-unit business management techniques. We also maintain an incentive plan that ties center director and area manager compensation directly to center performance.

      We will continue to seek opportunities to drive profitable growth, and we continue to see attractive growth opportunities in the development of new centers in our core domestic corporate and franchise markets. In addition, we continue to receive strong interest from qualified parties in potentially attractive international markets. Going forward, we will consider acquisitions where there is a strong fit with our existing operations, where we have confidence in our ability to effectively manage the integration, and where the price can be justified based on conservative expectations of future returns.

How have we performed financially during the past three years?

      Our Company’s revenues were $141,826,000 for fiscal year 2002, $147,012,000 for fiscal year 2001 and $128,305,000 for fiscal year 2000. We incurred a net loss of $4,035,000 for the year ended March 29, 2002, a net loss of $609,000 for the year ended March 30, 2001, and net income of $4,329,000 for the year ended March 31, 2000. For the 40 weeks ended January 3, 2003, which included the results of Tutor Time Learning Centers, Inc., we incurred a net loss of $17,831,000 (including impairment charges of $12,549,000) on revenues of $131,921,000. See “Management Discussion and Analysis of Financial Condition and Results of Operations.”

When were we formed?

      We were incorporated in the State of Michigan on November 2, 1995. Our main operating subsidiary, Childtime Childcare, Inc., and its predecessors, have been in operation since July 24, 1967.

Where are we located?

      Our executive offices are located at 38345 West Ten Mile Road, Suite 100, Farmington Hills, Michigan 48335, telephone: (248) 476-3200.

Questions and Answers about the Rights Offering

What is a rights offering?

      This rights offering is an opportunity for you to purchase Units consisting of subordinated debt and common stock at a fixed price and in an amount approximately proportional to your existing ownership interest in our Company.

What is a subscription right?

      We are distributing to you, at no charge, one subscription right for every 54 shares of common stock that you owned on April 10, 2003, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares. We will not distribute any fractional subscription rights but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one Unit consisting of (1) $35 principal amount of 15% subordinated notes due 2008 and (2) 141 shares of common stock pursuant to the basic subscription privilege and potentially one additional Unit pursuant to the over-subscription privilege. To “exercise” a subscription right means that you choose to purchase one or both of the Units that the subscription right may entitle you to purchase. You may exercise any whole number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anyone else — only you can exercise them. See “The Rights Offering — The Subscription Rights.”

What is the basic subscription privilege?

      The basic subscription privilege of each subscription right entitles you to purchase, for every 54 shares of common stock you owned on April 10, 2003, one Unit upon payment of $158.52 per Unit. See “The Rights Offering — Basic Subscription Privilege.”

What is the over-subscription privilege?

      The over-subscription privilege gives you the right to purchase additional Units in the event that our other shareholders do not exercise all of their basic subscription privileges. We offer this privilege because there is a possibility that less than all of our shareholders will exercise all of their subscription rights. The over-subscription privilege of your subscription rights entitles you to subscribe for additional Units at a subscription price of $158.52 per Unit, not to exceed the number of Units available for you to purchase under the basic subscription privilege of your subscription rights, subject to proration, as discussed below. Your over-subscription privilege, however, will only be available to you if (1) our other shareholders do not fully exercise their basic subscription privileges and (2) you fully exercise your rights pursuant to your basic subscription privilege. Although you are guaranteed the right, pursuant to your basic subscription privilege, to purchase that number of Units equal to the number of rights you receive in the offering, you may not be able to purchase any of the Units that you seek to purchase pursuant to your over-subscription privilege. The actual number of Units available for purchase pursuant to your over-subscription privilege will depend upon whether you fully exercise your basic subscription privilege and the number of Units purchased by our other shareholders pursuant to their basic subscription privileges, but in no event will that number exceed the number of Units available for purchase under your basic subscription privilege. See “The Rights Offering — Over-Subscription Privilege.”

What are the limitations on the over-subscription privilege?

      If sufficient Units are available, we will honor all shareholders’ over-subscription requests in full, up to the number of Units available under their respective basic subscription privileges, so long as such shareholders have fully exercised their basic subscription privileges. If shareholders’ over-subscription requests exceed the number of Units available, we will allocate the available Units among shareholders on a pro-rata basis (subject to elimination of fractional Units), based on the ratio that the number of available Units bears to the total number of Units that are the subject of over-subscription requests. See “The Rights Offering —

Over-Subscription Privilege.” In addition to any exercise of their basic subscription and over-subscription privileges as shareholders, members of the JP Acquisition Fund Group have agreed, pursuant to their standby purchase commitment, to purchase any and all Units not subscribed for by our shareholders, subject to the limitations described below.

      You should exercise your basic subscription and over-subscription privileges in full if you wish to minimize the dilution of your percentage ownership of our common stock and/or maximize the number of Units that you will receive in this rights offering.

Why are we engaging in a rights offering?

      We are making this rights offering to refinance $14,000,000 in principal amount of subordinated debt, plus accrued and unpaid interest thereon, that we incurred in July 2002 to finance the acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc. and related working capital needs. See “Recent Developments — Tutor Time Acquisition — Financing Terms.”

How much money will we receive from the rights offering?

      We will receive gross proceeds of $15,852,000, of which $12,352,000 will constitute new equity and $3,500,000 will constitute new subordinated debt. We are offering Units in the rights offering with no minimum purchase requirement. However, the JP Acquisition Fund Group has agreed to purchase all of the Units that are not subscribed for in the rights offering by our shareholders, subject to the limitations described below. Accordingly, even if members of the JP Acquisition Fund Group are the only shareholders who participate in the rights offering, we would receive gross proceeds of at least $15,844,233. Any purchase of Units by members of the JP Acquisition Fund Group (as subscribing shareholders under this rights offering or pursuant to their standby purchase commitment) may, in lieu of cash, be effectuated by their delivery, for cancellation, of the appropriate amount of principal of, and accrued and unpaid interest on, subordinated debt previously issued to members of the JP Acquisition Fund Group by one of our subsidiaries, Childtime Childcare, Inc. Therefore, such subordinated debt may constitute a portion of the gross proceeds received from the rights offering. See “The Rights Offering — Purchase Commitment of the JP Acquisition Fund Group.” Because substantially all of such gross proceeds will be used to replace the subordinated debt we incurred in connection with the Tutor Time acquisition, substantially all of the proceeds of the rights offering will not be available for other working capital needs or for new ventures.

What is the role of the JP Acquisition Fund Group in this offering?

      The JP Acquisition Fund Group has agreed, as standby purchasers, to purchase 100% of the Units that are not subscribed for in the rights offering by our shareholders at $158.52 per Unit on a standby purchase commitment basis; provided, however, that the standby purchase commitment of the JP Acquisition Fund Group is limited to the aggregate outstanding principal amount of, and accrued and unpaid interest on, the subordinated debt previously issued to members of the JP Acquisition Fund Group by Childtime Childcare, Inc., calculated as of the date which is one business day following the closing date of this rights offering, less the amount of any such principal and interest used by members of the JP Acquisition Fund Group to pay for Units purchased through exercise of their subscription rights as shareholders. Thus, the maximum total standby purchase commitment of the JP Acquisition Fund Group will be $15,844,233. We refer to the commitment of the JP Acquisition Fund Group to purchase Units as described in this prospectus as the “Standby Purchase Commitment.” For a more complete description of the role of the JP Acquisition Fund Group in this offering, see “The Rights Offering — Purchase Commitment of the JP Acquisition Fund Group.”

      On February 20, 2003, we entered into a Standby Securities Purchase Agreement with the JP Acquisition Fund Group, which provides further detail regarding the Standby Purchase Commitment. Under the terms of the agreement, we agreed to indemnify the JP Acquisition Fund Group against claims and liabilities arising out of or based upon material misstatements or omissions made in this prospectus and the registration statement of which it forms a part.

How did we arrive at the $158.52 per share subscription price?

      Our Board of Directors set all of the terms and conditions of the rights offering, including the subscription price. The $158.52 subscription price was determined based upon the consideration of the factors more fully described in “Determination of the Subscription Price” at page 27.

How do I exercise my subscription rights?

      You must properly complete the attached rights subscription certificate and deliver it to the Subscription Agent before 5:00 p.m., New York City time, on May 15, 2003. The address for the Subscription Agent is on page 26. See “The Rights Offering — Subscription Agent.”

How do I pay for my Units?

      Your rights subscription certificate must be accompanied by proper payment for each Unit that you wish to purchase pursuant to both your basic subscription and over-subscription privileges. See “The Rights Offering — Exercise of Subscription Rights” and “The Rights Offering — Method of Payment.”

How long will the rights offering last?

      You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on May 15, 2003, the subscription rights will expire. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended. See “The Rights Offering — Expiration Date.”

Has the Board of Directors made a recommendation regarding this rights offering?

      No. Our Board of Directors makes no recommendation to you about whether you should exercise any rights. Our Board has received a written opinion, dated January 17, 2003, from Raymond James & Associates, Inc., which opinion is attached to this prospectus as Appendix A, stating that, as of such date and based upon and subject to the matters stated in the full text of such opinion, the terms of the rights offering are fair, from a financial point of view, to our existing public shareholders. See “Determination of the Subscription Price.” Raymond James & Associates, Inc. makes no recommendation to you about whether you should exercise any of your subscription rights.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer or other nominee?

      If you hold shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for the Units you wish to purchase. If you wish to purchase Units in the rights offering, please promptly contact the record holder of your shares. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled “Instructions by Beneficial Owners to Brokers and Other Nominees.” You should receive this form from your record holder with the other rights offering materials. See “The Rights Offering — Shares Held for Others.”

What fees or charges apply if I purchase Units?

      We are not charging any fee or sales commission to issue the subscription rights to you or to issue Units to you if you exercise your subscription rights. If you exercise your subscription rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

After I exercise my subscription rights, can I change my mind and cancel my purchase?

      No. Once you send in your rights subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $0.876 per share purchase price for the underlying common stock. You should not exercise your subscription rights unless you are certain that you wish to purchase Units at a price of $158.52 per Unit. See “The Rights Offering — No Revocation.”

Is exercising my subscription rights risky?

      The exercise of your subscription rights involves risks. Exercising your subscription rights means buying Units, consisting of subordinated debt and shares of our common stock, and should be considered as carefully as you would consider any other debt and equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 8.

What happens if I choose not to exercise my subscription rights?

      You are not required to exercise any subscription rights, purchase any Units or otherwise take any action in response to this rights offering. If you do not exercise any subscription rights under this rights offering, you will retain your current number of shares of common stock. However, if you do not exercise your subscription rights, the percentage of our common stock that you own will diminish, and your voting and other rights will be diluted.

What are the federal income tax consequences of exercising my rights?

      The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See “Federal Income Tax Considerations.”

When will I receive my new debt instrument and shares?

      If you purchase Units and, as a result, subordinated debt and shares of common stock through the rights offering, you will receive a note representing the subordinated debt and a certificate representing the shares as soon as practicable after the expiration date of the rights offering.

If I decide to sell my Units in the future, must I sell both the underlying shares of common stock and the subordinated debt at the same time?

      Although the common stock and subordinated debt are being sold together as a Unit, they each are separate securities and may be sold independently of each other.

Can the Board of Directors cancel the rights offering?

      Yes. The Board of Directors may decide to cancel the rights offering at any time on or before the expiration date of the rights offering for any reason. If we cancel the rights offering, any money received from subscribing shareholders will be refunded promptly. See “The Rights Offering — Cancellation, Withdrawal and Amendment.”

How many shares will be outstanding after the rights offering?

      The number of shares of our common stock that will be outstanding after the rights offering will be 19,516,210, including 14,100,000 new shares of common stock.

What are the terms of the subordinated debt?

      The subordinated debt is governed by the terms and provisions of an Indenture between us and U.S. Bank National Association, a national banking association, as trustee. The following is a summary description of some of the terms of the subordinated debt.

Securities Offered	15% Subordinated Notes due 2008 (the “Subordinated Notes”).

Offering Amount	$3,500,000 principal amount.

Maturity Date	May 15, 2008.

Subordination	The Subordinated Notes are subject to certain significant subordination provisions. See “Description of the Subordinated Notes — Subordination.”

Interest	Interest at an annual rate of 15% will accrue from the date of issuance, or from the most recent date to which interest has been duly paid or provided for, as the case may be, until the principal thereof becomes due and payable on the maturity date. Interest on the Subordinated Notes will be payable quarterly in cash.

We may be prevented from making interest payments on the Subordinated Notes if we are not in compliance with the covenants of, or are in default under, our senior credit facility, with the duration of such periods during which we are prevented from paying such interest depending upon, among other things, the nature and duration of our non-compliance or default. See “Description of Subordinated Notes — Subordination.”

Redemption Purchase Price	100% of the principal amount of any Subordinated Notes redeemed, plus accrued and unpaid interest, if any, to the repurchase date (the “Redemption Purchase Price”).

Optional Redemption	Subject to subordination provisions, the Company may redeem the Subordinated Notes (in whole or in part on a pro rata basis) at any time for cash at the Redemption Purchase Price.

Mandatory Redemption	Subject to subordination provisions, any outstanding Subordinated Notes must be redeemed by the Company for cash at the Redemption Purchase Price following the occurrence of a “change of control.” See “Description of the Subordinated Notes — Mandatory Redemption.”

Voting Rights	The holders of Subordinated Notes will have no voting rights.

Transferability	The Subordinated Notes will be freely transferable.

Listing	The Subordinated Notes will not be listed on any securities exchange.

      See “Description of the Subordinated Notes.”

What if I have more questions?

      If you have more questions about the rights offering, please contact the “Information Agent” for this rights offering, Georgeson Shareholder, at (866) 216-0456.

RISK FACTORS

      An investment in our Company involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus and the documents we incorporate by reference in evaluating our Company before you purchase Units. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In this case, the trading price of our common stock could decline and you may lose all or part of your investment. The following is not an exhaustive discussion of risks associated with an investment in our Company, but is a discussion of the most significant factors that make this rights offering risky.

Risks Related to Our Business and Our Industry

We have a recent history of significant losses.

      Our Company has incurred losses for fiscal year 2001, fiscal year 2002 and the first three quarters of fiscal year 2003 of $609,000, $4,035,000 and $17,831,000, respectively. We have taken various steps to increase our revenues and decrease our expenses. Our ability to repay the subordinated debt and the value of our common stock will be dependent on our ability to generate earnings and cash flow. No assurance can be given that we will be able to do so.

We face intense competition in the child care and educational services industry from numerous other types of providers.

      The child care and preschool education industry is highly fragmented and competitive and has historically been dominated by small, local nursery schools and child care centers. Our competition consists principally of local nursery schools and child care centers (some of which are non-profit, including church-affiliated centers), providers of services that operate out of homes and other proprietary multi-unit child care center providers, some of which are larger and may have substantially greater financial resources than us.

      Among the larger providers of for-profit child care and preschool education are KinderCare Learning Centers, Inc., La Petite Academy, Inc., Aramark/ Children’s World, Knowledge Universe, Inc., and Bright Horizons Family Solutions, Inc. Many of the national for-profit child care providers have recently struggled, as evidenced by Tutor Time Learning Systems, Inc. filing for bankruptcy in 2002 and La Petite Academy, Inc. reporting that it has not been in compliance with its credit agreements for the past two quarters and does not expect to be in compliance during its upcoming quarter.

      In competing against local nursery schools, child care centers and in-home providers, we are often at a price disadvantage, because these providers generally charge less for their services than we charge. Many church-affiliated and other non-profit child care centers have lower rental costs, if any, than us and may receive donations or other funding to cover operating expenses. Consequently, operators of such centers often charge tuition rates that are less than our rates. In addition, fees for home-based care are normally lower than fees for center-based care because providers of home care are not always required to satisfy the same health, safety, insurance or operational regulations as our centers. We compete by hiring and training quality center directors and by offering professionally-planned educational and recreational programs, modern, well-equipped facilities, and trained staff and supervisory personnel. In addition, we provide a range of services, including infant and toddler care, drop in service, and the transportation between our child care centers and schools of older children enrolled in our before and after-school program. In some markets we face competition with respect to preschool services and before and after-school programs from public schools that offer such services at little or no cost to parents. The number of school districts offering these services is growing, and we expect this form of competition to increase in the future.

Our failure to comply with present or future governmental regulation and licensing requirements for child care centers could have a material adverse effect on operations.

      Child care centers are subject to numerous state and local regulations and detailed licensing requirements. Although these regulations vary from jurisdiction to jurisdiction, government agencies generally review, among other things, the adequacy of buildings and equipment, licensed capacity, the ratio of staff to children, staff training, record keeping, the dietary program, the daily curriculum and health and safety standards. In most jurisdictions, these agencies conduct scheduled and unscheduled inspections of centers, and licenses must be renewed periodically. In a few jurisdictions, new legislation or regulations have been enacted or are being considered which establish requirements for employee background checks or other clearance procedures for new employees of child care centers. Furthermore, current regulations and requirements may be changed at any time, resulting in the imposition of additional restrictions on our activities. Certain changes, such as increasing the ratio of staff to enrolled children, could result in significantly increased operating costs. Repeated failures by a center to comply with applicable regulations can subject it to state sanctions, which might include fines, corrective orders, being placed on probation or, in more serious cases, suspension or revocation of the center’s license to operate. Repeated failures to comply with such regulations by one or more of our centers could also lead to sanctions against our other centers located in the same state. This type of action could generate negative publicity extending beyond the sanctioning state. Although we believe that we are in substantial compliance with laws and regulations currently in effect, failure to comply with such laws or regulations or changes in such laws or regulations could have a material adverse effect on our operations.

Our operational success is dependent on our ability to attract and retain qualified employees.

      Many of our child care center staff are entry-level wage earning employees. If we are unable to hire sufficient numbers of quality employees or are able to maintain a qualified workforce only by paying significantly greater salaries, wages and benefits, our operations may be adversely affected. The high turnover of center staff for which our industry is known accentuates the importance of attracting and retaining qualified people.

      Since early 1998, union organization efforts in the child care industry have received considerable publicity. While union officials associated with the American Federation of State, County and Municipal Employees and Service Employees International have announced their intention to engage in a national effort to organize child care workers, organization efforts to date have been principally localized in Philadelphia and Seattle. The Teamsters union conducted an organizing drive at one of our centers located in Lansing, Michigan, but their representation was rejected by the center’s employees in an election held in early 2002. Although we are not aware of any other organization efforts at any of our centers, such efforts may occur and, if successful, could have an adverse effect on our relationships with employees and labor costs. In addition, the general publicity surrounding such efforts, even if not focused on our centers, could result in increased wages for child care workers and, as a result, increase our labor costs.

A loss of government funding for child care assistance programs could have an adverse affect on us.

      For the fiscal year ended March 29, 2002, approximately 22% (before giving effect to the Tutor Time acquisition) of our revenues were generated from federal and state child care assistance programs, primarily the Child Care and Development Block Grant and At-Risk Programs. These programs are typically designed to assist low-income families with child care expenses and are administered through various state agencies. Although no federal license is required at this time, there are minimum standards which must be met to qualify for participation in certain federal programs. Certain states have reduced available funds by limiting eligibility and reducing or delaying payments in certain circumstances. A number of states are currently experiencing significant budget deficits, which may further impact funding for child care assistance programs. There is no assurance that funding for such federal and state programs will continue at current levels, and a significant reduction in such funding may have an adverse impact on us. If we fail to satisfy the requirements for participation in such a program or if one or more of our centers fails to adhere to applicable program standards, we may be forced to return revenues received from such program and/or may be barred from further participation in the program. In addition, we may be subject to fines or other penalties.

If additional states adopt universal pre-K programs, our operations in those states could be negatively impacted.

      Publicly-funded preschool, or “universal pre-K,” programs are in operation in a few states, including Georgia, New York, Oklahoma, Louisiana and the District of Columbia, and similar initiatives have recently passed, but are not yet effective, in Los Angeles County (California), West Virginia and Florida. Several other states, including California, Illinois, Texas, Ohio, South Carolina and Nevada, are currently considering similar legislation. These programs vary widely in terms of how they are conceived, structured and administered, but all share the common goal of making child care affordable and accessible to all families and encouraging school readiness for 3 and/or 4-year-olds. In most cases, individual child care providers have the option to participate in the program and receive tuition reimbursement directly from state agencies. The state agencies, in turn, set detailed guidelines for the program and effectively mandate center cost structures (e.g., labor rates, supply requirements and food) In most states, reimbursement levels are linked to staff qualifications such as CDA (Child Development Associate) certification or certain levels of higher education. National or state accreditation of the center may also be a requirement. Although universal pre-K programs typically provide all children with access to child care regardless of income, these programs should not be confused with other government grant or child care subsidy funding.

      To date, our experience with universal pre-K programs has been mixed, depending largely on how the programs are structured. Some of the programs do not provide for regular rate increases to compensate for cost increases we may experience. As a result, we could experience a decline in margins and profitability for centers that participate in the programs.

      We anticipate that passage of universal pre-K programs will continue to be a major priority with many state legislatures. In the immediate future, however, states experiencing fiscal crises may delay enactment or implementation of such programs due to their high cost. In states where universal pre-K legislation has been passed or the momentum to adopt such legislation is strong, we are actively involved in shaping and informing the debate with our own government relations efforts and through our leadership in the National Child Care Association. The enactment of universal pre-K programs by additional states could decrease our revenues, increase our costs of operations and have a material, negative impact on our operations in those states.

If additional jurisdictions pass living wage laws, our operations in those jurisdictions could be negatively impacted.

      “Living wage” laws are another priority legislative initiative for many state and local governments. These laws set minimum wage rates above the federal minimum wage, adjusted to local cost of living conditions. Currently such laws exist or have recently passed at the state, county or local level in New York, California, Oregon, Washington and North Carolina. In many cases, the laws only cover certain job classifications (e.g., home health care workers in New York City) and are only applicable to companies doing business with or receiving benefits from state or local governments and agencies. Recently, there has been an effort in a number of jurisdictions to extend these benefits to child care workers, primarily in New York and California. To date, Suffolk County, New York, is the only jurisdiction in which we do business to have passed a living wage law which applies to child care workers. The enactment of this law is currently undergoing a feasibility study and has not yet impacted our business. However, living wage laws, if enacted in jurisdictions where we do business, could increase our costs of operations and have a material, negative impact on our operations in those areas. We are working to mitigate any potential impact through our government relations efforts and by developing plans at the center level to alter our cost and/or revenue structures. We expect to see further passage of such laws, especially in jurisdictions with high costs of living, given the current economic environment.

Our inability to successfully execute our integration strategy could adversely affect our revenue growth, earnings and cash flow.

      Our ability to increase revenues and operating cash flow significantly over time depends, in part, on our success in integrating the support and administrative staff and systems behind our Childtime and Tutor Time operations. As our business develops and expands, we may need to implement enhanced operational and financial systems, in addition to those already in place or in the process of being implemented, and we may require additional employees and management, operational and financial resources. We may not be able to implement and maintain successfully those operational and financial systems or obtain, integrate and utilize successfully the employees and management, operational and financial resources required to manage a developing and expanding business. Failure to implement such systems successfully and to use such resources effectively could have a material adverse effect on us.

Litigation and adverse publicity concerning incidents at child care centers could hurt our reputation and limit our ability to obtain insurance.

      We believe our success in the child care industry, where personal trust and parent referrals play key roles, is directly related to our reputation and favorable brand identities. Like many of our competitors, however, we are periodically subject to claims and litigation alleging negligence, inadequate supervision and other grounds for liability arising from injuries or other harm to children. In addition, claimants may seek damages from us for child abuse, sexual abuse or other criminal acts arising out of alleged incidents at our centers. Any adverse publicity concerning such incidents at one of our child care centers, or child care centers generally, could greatly damage our reputation and could have an adverse effect on occupancy levels at our centers. Many operators of child care centers have had difficulty obtaining general liability insurance or other liability insurance that covers child abuse, or have been able to obtain such insurance only at substantially higher rates, because of the adverse publicity risks discussed above and because the statutes of limitations for child abuse and personal injury claims typically do not expire until a number of years after the child reaches the age of majority. To date, we have been able to obtain insurance at a reasonable cost. However, insurance premiums are projected to increase as a consequence of conditions in the insurance business generally, and we may not be able to obtain similar coverage at a reasonable price in the future. Changes in our situation in particular, and continuing publicity with respect to alleged instances of child abuse in our industry, may result in our inability to obtain insurance. Furthermore, our current insurance coverage may not protect against all of such claims.

A decline in general economic conditions could lead to reduced consumer demand for child care services.

      Demand for child care services may be subject to general economic conditions, and our revenues depend, in part, on the number of working families and working single parents who require child care services. Recessionary pressure on the economy, and a consequent reduction in the size of the labor force, may adversely impact our business, financial condition and results of operations as a result of parents who are not employed ceasing to use child care services. As a significant portion of our expenses are fixed in nature, reductions in our revenue would have a significant impact on our operating results.

Because we own or lease a substantial number of real properties, our results of operations could be adversely affected if environmental contamination or mold problems are discovered on our properties.

      We are subject to federal, state and local environmental laws, regulations and ordinances that may impose liability for the costs of cleaning up, and damages resulting from, past spills, disposals, other releases of hazardous substances and moisture problems resulting in mold. In particular, under applicable environmental and licensing regulations, we may be responsible for investigating and remediating environmental conditions including asbestos and mold problems that may subject us to associated liabilities relating to our properties. In addition, we may be subject to civil liability as a result of lawsuits brought by parents who have children enrolled at our centers who are adversely impacted by such environmental conditions. These obligations could arise whether we own or lease the center or property at issue and regardless of whether we created the environmental conditions or other problems or a prior owner or tenant created them. Although we have conducted a mold assessment of our existing centers and conduct reviews prior to acquiring or leasing new centers or properties, environmental conditions or mold problems unknown to us at this time relating to prior, existing or future properties may be discovered and have a material adverse effect on our results of operations. To the extent that we are subject to any liabilities with regard to environmental conditions at our centers which are not covered by insurance, our business could be materially and adversely impacted.

Because our operating results are tied, in part, to the success of our franchisees, the failure of our franchisees could adversely affect our operating results.

      Our revenues include royalty fees received from franchisees of Tutor Time. Accordingly, our future revenues will be impacted by the gross revenues of Tutor Time franchisees and the number of child care centers operated by these franchisees. Although our revenues from Tutor Time franchise operations will vary directly with the gross revenues of our franchisees, we are not directly dependent on the franchisees’ profitability. We believe, however, that the profitability of existing franchisees is key to our ability to attract new franchisees and open new franchised child care centers. Therefore, factors that adversely affect the revenues and profitability of our franchisees may have an adverse effect on our operating results.

      There can be no assurance that our franchisees will operate their centers successfully. While no individual franchisee represents more than 12% of our franchise revenues, a significant failure of our franchisees to operate successfully could adversely affect our operating results. The resolution of certain franchisee financial difficulties may cause us to incur additional costs, due to uncollectible accounts receivable related to franchise and license fees, and/or potential claims by franchisees and could have a material adverse effect on our results of operations. We are also primarily or contingently liable for a substantial number of franchise leases. As a result, should the franchisee be unable to make the required payments under the leases, we would be obligated to make these payments. The aggregate liability for such leases was approximately $133 million as of January 3, 2003.

We may not be able to meet our commitments for the future opening of franchised child care centers.

      Numerous factors beyond our control affect franchised child care center openings. These factors include the ability of potential child care center owners to obtain financing, locate appropriate sites for child care centers, and obtain all necessary state and local licenses, permits, and other approvals. As a result, we cannot guarantee that our current commitments to potential and current franchisees will result in new child care center openings. In addition, if we are unsuccessful in finding a qualified site, we are obligated to return to the applicable franchisee the franchise fee and related site development and coordination fees we collected. In addition, we cannot guarantee that our franchisees will successfully develop and operate their centers in a manner consistent with our standards.

Future regulations on the operation and sale of franchises may adversely affect our operating results.

      The sale of franchises is regulated by various states as well as the Federal Trade Commission. The Federal Trade Commission requires that we make extensive disclosures to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. Additionally, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While our franchising operations are not materially adversely affected by such existing regulations, we cannot predict the effect any future legislation or regulation may have on our business operations or financial condition.

We may not be able to adequately protect our intellectual property, which could adversely affect our business.

      We rely on a combination of trademarks, copyrights, service marks, trade secrets, and similar intellectual property rights to protect our brands and other intellectual property. Our ability to successfully execute our business strategy depends, in part, on our ability to use our existing intellectual property to enhance brand awareness in current and future markets. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, the value of our brands could be harmed which could adversely affect our business and operating results.

      We franchise our Tutor Time child care centers to various franchisees. While we have measures in place in an attempt to ensure that the quality and standards of our franchised child care centers are consistent with our standards, we cannot guarantee that franchisees will not take actions that adversely affect our intellectual property, reputation, and the value of our brands.

Risks Related to the Rights Offering

If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of our common stock.

      This rights offering is designed to enable us to refinance existing subordinated debt issued in connection with the acquisition of Tutor Time Learning Systems, Inc., while allowing all of our shareholders, as of the rights offering record date, to maintain their approximate relative proportionate voting and economic interests in our Company. The JP Acquisition Fund Group has agreed, as standby purchasers, to purchase for a purchase price of $158.52 per Unit any and all Units not subscribed for by our shareholders; provided, however, that the Standby Purchase Commitment of the JP Acquisition Fund Group is limited to the aggregate outstanding principal amount of, and accrued and unpaid interest on, the subordinated debt previously issued to members of the JP Acquisition Fund Group by one of our subsidiaries, Childtime Childcare, Inc., calculated as of the date which is one business day following the closing date of this rights offering, less the amount of any such principal and interest used by members of the JP Acquisition Fund Group to pay for Units purchased through exercise of their subscription rights as shareholders (the “Standby Commitment Limit”).

      To the extent that you do not exercise your subscription rights, your proportionate voting interest in our Company will be reduced, and the percentage that your shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted. For example, if you own 50,000 shares of common stock before the rights offering, or 0.9% of our equity, and you exercise none of your subscription rights, your percentage ownership will be reduced to 0.3% after the rights offering.

      If no shareholders exercise their subscription rights, the JP Acquisition Fund Group will purchase 99,951 Units pursuant to the Standby Purchase Commitment, including 14,093,091 underlying shares of common stock. In addition, members of the JP Acquisition Fund Group may exercise their subscription rights as shareholders, as result of which the JP Acquisition Fund Group could purchase, as shareholders and as standby purchasers, all 100,000 Units being offered, including 14,100,000 underlying shares of common stock if no other shareholders exercise their subscription rights. In that case, the JP Acquisition Fund Group’s beneficial ownership interest (including options exercisable within 60 days of the rights offering record date) would increase to approximately 92.0% from approximately 71.7%, and the ownership interest of all of our other shareholders, who currently own, in the aggregate, approximately 28.3% of our common stock, will decrease to approximately 8.0%.

If you exercise your rights, you may be unable to sell any shares of our common stock you purchase at a profit, and your ability to sell such shares may be delayed by the time required to deliver the stock certificates.

      The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock at a price above the prevailing market price, and you will have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of subscription rights, you will be able to sell your shares of common stock at a price equal to or greater than the portion of the subscription price applicable to the common stock. Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing the shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

You may not revoke your exercise of rights; we may cancel the rights offering.

      Once you exercise your subscription rights, you may not revoke such exercise, even if less than all of the Units that we are offering are actually purchased. We may withdraw or terminate this rights offering in our discretion. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights, except to return, without interest or penalty, any subscription payments.

The subscription price is not a reflection of the value of our Company.

      Our Board of Directors set the $158.52 subscription price after considering a variety of factors discussed at page 27, “Determination of the Subscription Price.” The price, however, does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, earnings or financial condition or any other established criteria for value. The portion of the per Unit subscription price allocable to the common stock portion of the Units was based upon the volume-weighted average price for our common stock over the seven calendar day period immediately preceding the date of this prospectus, and, thus, it may not reflect the current value of our Company or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the $0.876 per share reflected in the portion of the subscription price applicable to the common stock.

Risks Related to Our Common Stock

The exercise of outstanding options may dilute your ownership of our common stock.

      As of March 28, 2003, 1,046,903 options to acquire shares of our common stock were outstanding, exercisable at per share prices ranging from $1.15 to $18.28, with a weighted average exercise price of $5.94 and a weighted average remaining contractual life of 4.17 years.

We do not expect to pay cash dividends on our common stock.

      We have never declared or paid dividends on our common stock and do not anticipate declaring or paying any dividends in the foreseeable future. We plan to retain any future earnings to finance the continued expansion and development of our business. As a result, our dividend policy could depress the market price for our common stock.

The JP Acquisition Fund Group effectively controls our Company, and other shareholders have little ability to influence our business.

      As of the date of this prospectus, the JP Acquisition Fund Group beneficially owns at least 3,975,527 shares, or 71.7% of our outstanding voting stock. Because of the JP Acquisition Fund Group’s purchase commitment to backstop our sale of the Units offered by this prospectus, the rights offering could, and is likely to, result in the JP Acquisition Fund Group beneficially owning an increased percentage of our outstanding common stock (up to at least 92.0% if the JP Acquisition Fund Group purchases all of the Units being offered and no other shareholders participate in the rights offering). In any event, the JP Acquisition Fund Group has enough total votes to approve or disapprove any matters that are to be determined by a majority vote of our shareholders, including election of directors, and, accordingly, your ability to influence the Company through voting your shares is very limited. The JP Acquisition Fund Group has indicated to us that it has no present intention to take our company private.

      The JP Acquisition Fund Group is controlled by Jacobson Partners, a private equity firm of which Benjamin R. Jacobson, our Chairman of the Board, is the managing general partner, James J. Morgan, one of our directors and the former Chairman of the Board and interim Chief Executive Officer of our Company, is a partner, and George A. Kellner, our Vice Chairman of the Board, is a special advisor. In July 2000, we retained Jacobson Partners to provide management and financial consulting services. As consideration for the provision of such services to us, Jacobson Partners receives an annual fee of $250,000, plus reimbursement of reasonable out-of-pocket expenses. The agreement will continue in effect until terminated by either party upon six months’ prior written notice. As additional consideration for its services, we granted to Jacobson Partners, and its designees, two options to acquire, in the aggregate, up to 557,275 shares of our common stock. As of March 29, 2002, options for 294,117 shares were exercised at a cost of $2,500,000, or $8.50 per share. These shares that Jacobson Partners and its designees acquired are subject to registration rights until July 2007. The options to acquire the remaining 263,158 shares expired in July 2002.

      In connection with the Tutor Time acquisition, Jacobson Partners provided to us, for compensation, investment advisory services. In addition, the JP Acquisition Fund Group provided $14,000,000 in subordinated debt to finance, in part, the acquisition and related working capital needs (which debt is to be repaid with the proceeds of this rights offering). Certain members of the JP Acquisition Fund Group also received options to purchase, in the aggregate, up to 400,000 shares of our common stock, at a price of $5.00 per share, for agreeing to arrange the Standby Purchase Commitment. For a description of these transactions, see “Recent Developments — Tutor Time Acquisition.”

Our common stock listing has recently been transferred to The Nasdaq SmallCap Market; there are no assurances that we will maintain its qualifications for such listing.

      On October 11, 2002, our common stock listing was transferred from The Nasdaq National Market System to The Nasdaq SmallCap Market. The transfer was necessitated because of our failure to maintain a market value of publicly held shares of $5,000,000, as required for continued inclusion on The Nasdaq Market System under Marketplace Rule 4450(a)(2). Accordingly, we applied to transfer the listing of our securities to The Nasdaq SmallCap Market. The transfer application was approved, and our common stock listing was transferred to The Nasdaq SmallCap Market as of the start of business on October 11, 2002. There are no assurances, however, that we and our common stock will hereafter maintain the applicable standards for continued inclusion on The Nasdaq SmallCap Market. If we are unable to do so, our common stock may be delisted, and there may be no market for shares of our common stock.

The holders of our common stock may be adversely affected by the rights of holders of preferred stock that may be issued in the future.

      Our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock for any reason at any time and to determine the price, rights, preferences, restrictions and other characteristics as they may deem necessary, including voting rights, of those shares, without any further vote or action by our shareholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. In addition, if our Board of Directors decides to issue preferred stock, such issuance could delay, discourage or prevent an unsolicited attempt to acquire us.

Risks Related to the Subordinated Notes

The Subordinated Notes are unsecured and subordinated.

      The Subordinated Notes are unsecured and rank subordinate and junior in right of payment to all of our present and future Senior Indebtedness (as defined below under “Description of the Subordinated Notes”) and will rank equally with obligations to our other general unsecured creditors. This means that there will be no collateral for our obligations to you. It also means that if we become bankrupt, many of our other liabilities will be paid before you are. As of January 3, 2003, our Senior Indebtedness aggregated $12.6 million.

      The trustee and the holders of the Subordinated Notes are subject to several significant restrictions relating to the subordination of the Subordinated Notes to the Senior Indebtedness. For example, if we default in our obligations under the Indenture and the Subordinated Notes, neither the trustee nor the holders of the Subordinated Notes will be permitted to accelerate the maturity of the Subordinated Notes while any Senior Indebtedness remains outstanding or, even if no Senior Indebtedness is then outstanding, while Senior Indebtedness may still be incurred under the Bank One Credit Agreement (as defined below under “Description of the Subordinated Notes — Subordination”). In addition, in the event of acceleration of the maturity of the Subordinated Notes while Senior Indebtedness is outstanding, the holders of all such Senior Indebtedness will be entitled to receive payment in full before the holders of the Subordinated Notes will be entitled to receive payment on the Subordinated Notes. We also will be prohibited from making any payment prior to the maturity date of the Subordinated Notes with respect to the principal of the Subordinated Notes (including redemption payments) while any Senior Indebtedness remains outstanding or, even if no Senior Indebtedness is then outstanding, while Senior Indebtedness may still be incurred under the Bank One Credit Agreement.

      Furthermore, our operations are largely conducted by our subsidiaries, and the Subordinated Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. At January 3, 2003, such subsidiaries had total indebtedness (including the Senior Indebtedness) to third parties of $19.0 million, including letters of credit of $2.6 million.

      There are no terms in the Subordinated Notes that limit our ability to incur additional indebtedness, including Senior Indebtedness, or the ability of our subsidiaries to incur additional indebtedness. See “Description of the Subordinated Notes — Subordination.”

We may be prohibited from making payments on the Subordinated Notes if we are not in compliance with the terms of our Senior Indebtedness.

      Pursuant to the terms of the Subordinated Notes, we may be prevented from making principal or interest payments on the Subordinated Notes if we are not in compliance with the covenants of our Senior Indebtedness, with the duration of such periods during which we are prevented from making such payments depending upon, among other things, the nature and duration of our non-compliance. As a result of such non-compliance, and while such non-compliance is continuing, upon notice from the holders of our Senior Indebtedness we could be blocked from making any payments on the Subordinated Notes for up to 180 days, or potentially for the duration of any subsequent payment default under our Senior Indebtedness. For a more detailed discussion of the impact of defaults under the Senior Indebtedness on our ability to make payments on the Subordinated Notes, please see “Description of the Subordinated Notes — Subordination.”

We may, or may be required to, cause a redemption at any time after issuance.

      At any time from and after the date of issuance, we may redeem the Subordinated Notes, in whole or in part, at 100% of their outstanding principal amount plus accrued interest. In addition, upon a change of control, we may be required to redeem all of the Subordinated Notes outstanding at 100% of their outstanding principal amount plus accrued interest. Notwithstanding the previous two sentences, however, we may not redeem the Subordinated Notes prior to their maturity date while Senior Indebtedness remains outstanding or, even if no Senior Indebtedness is then outstanding, while Senior Indebtedness may still be incurred under the Bank One Credit Agreement. See “Description of the Subordinated Notes — Optional Redemption,” “Description of the Subordinated Notes — Mandatory Redemption” and “Description of the Subordinated Notes — Subordination.”

There may not be a trading market for the Subordinated Notes, and we cannot predict market prices for the Subordinated Notes.

      There is no existing market for the Subordinated Notes, and the Subordinated Notes will not be listed on any securities exchange. Accordingly, we can give no assurance about the liquidity of any market that may develop for the Subordinated Notes, your ability to sell your Subordinated Notes or the price at which you may be able to sell your Subordinated Notes. Future trading prices of the Subordinated Notes will depend on many factors, including prevailing interest rates, our operating results, the trading price of our common stock and the market for similar securities. The Subordinated Notes may trade at a discount from the price that you paid to purchase the Subordinated Notes.

We have not set aside a fund to pay the Subordinated Notes when they mature.

      There is no sinking fund for retirement of the Subordinated Notes at or prior to their maturity. We anticipate that principal and accrued interest on the Subordinated Notes will be paid from our working capital or from the proceeds of a refinancing of the Subordinated Notes. However, no assurance can be given that we will have sufficient funds available to pay the Subordinated Notes at maturity or that we will be able to refinance the Subordinated Notes. The Subordinated Notes are subordinated and unsecured obligations of ours. As a result, if we are unable to pay the Subordinated Notes at their maturity or refinance the Subordinated Notes, your ability to recover the principal amount of the Subordinated Notes and any outstanding interest may be limited by the terms and amount of the Senior Indebtedness, indebtedness of our subsidiaries and pari passu indebtedness.

Holders of the Subordinated Notes will have no say over our management and affairs.

      Our officers and directors will make all decisions with respect to our management. Holders of the Subordinated Notes have no right or power to take part in our management. Prospective investors will be entirely reliant on our officers and directors to effectively manage our business so that we may meet our debt obligations when they fall due.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

      Some of the information contained in this prospectus, including the above risk factors section, contains or incorporates by reference certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus, that could cause actual results to differ materially from those contemplated in such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, our ability to hire, train and retain qualified personnel, continuation of federal and state assistance programs, projected restructuring and unusual charges, pricing, competition, insurability, demand for child care and general economic conditions.

      We believe it is important to communicate our expectations to our investors. However, you are cautioned that no forward-looking statement is a guarantee of future performance, and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. There may be events in the future that we are not able to predict accurately or over which we have no control. These statements are representative only on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

      The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our subordinated debt and common stock, you should be aware that the occurrence of the events described as risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows our ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the financial statements and the accompanying notes appearing elsewhere in this prospectus.

	40 Weeks Ended		Fiscal Year Ended

	January 3,	January 4,	March 29,	March 30,	March 31,	April 2,	April 3,
	2003	2002	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges(1)	NM	NM	NM	NM	2.17	2.68	2.68

(1)	The ratios of earnings to fixed charges set forth above are computed on a total enterprise basis. Fixed charges include interest incurred and a portion of rent expense representing the estimated interest factor. For the 40 weeks ending January 3, 2003 and January 4, 2002, and for the fiscal years ending March 29, 2002 and March 30, 2001, earnings were inadequate to cover fixed charges. Deficiencies of ($12.5), ($2.4) ($0.5), and ($6.1) million existed for the 40 weeks ending January 3, 2003 and January 4, 2002, and for the fiscal years ending March 29, 2002 and March 30, 2001, respectively. The rights offering would have no material effect on deficiencies for the 40 weeks ended January 3, 2003 and the year ended March 29, 2002.

USE OF PROCEEDS; REASON FOR THIS RIGHTS OFFERING

      As a result of this rights offering, we expect to receive proceeds of $15,852,000, before deducting expenses payable by us, estimated to be approximately $725,000. Of such gross proceeds, $12,352,000 will constitute new equity and $3,500,000 will constitute new subordinated debt. However, if no shareholders exercise their subscription rights, the JP Acquisition Fund Group will purchase an aggregate of 99,951 Units pursuant to the Standby Purchase Commitment, and we will receive gross proceeds of $15,844,233, all of which will be in the form of surrendered principal of, and accrued and unpaid interest on, subordinated debt issued by one of our subsidiaries, Childtime Childcare, Inc. Of such gross proceeds, $12,345,948 will constitute new equity and $3,498,285 will constitute new subordinated debt.

      We will use substantially all of the proceeds of this offering to refinance $14,000,000 in principal amount of subordinated debt, plus accrued and unpaid interest thereon, that we incurred in July 2002 to finance the acquisition of substantially all of the assets of Tutor Time and related working capital needs. The remaining net proceeds of the rights offering of approximately $7,700 will be applied to the expenses related to this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      The following table sets forth the high and low sales prices of the Company’s common stock for the periods indicated, as reported on The Nasdaq National Market System through April 14, 2003, and the high and low bid prices as reported on The Nasdaq SmallCap Market beginning October 11, 2002. These quotations represent prices between dealers and do not include retail mark-ups, mark-downs or other fees or commissions and may not represent actual transactions.

	Prices

Fiscal Quarter	High	Low

First Fiscal Quarter — 2001	$8.13	$6.38
Second Fiscal Quarter — 2001	$8.63	$7.50
Third Fiscal Quarter — 2001	$7.61	$5.56
Fourth Fiscal Quarter — 2001	$9.22	$6.25
First Fiscal Quarter — 2002	$9.00	$6.76
Second Fiscal Quarter — 2002	$9.05	$7.00
Third Fiscal Quarter — 2002	$8.00	$5.50
Fourth Fiscal Quarter — 2002	$5.90	$2.90
First Fiscal Quarter — 2003	$3.70	$2.56
Second Fiscal Quarter — 2003	$3.00	$1.16
Third Fiscal Quarter — 2003	$1.80	$0.98
Fourth Fiscal Quarter — 2003	$1.28	$0.32
First Fiscal Quarter — 2004 (through April 14, 2003)	$1.25	$0.55

      The closing price of our common stock was $0.55 on April 14, 2003, the last full trading day before the date of this prospectus. We urge you to obtain a current stock quote for our common stock.

      As of April 14, 2003, there were 48 record owners of our common stock. We believe there are approximately 665 beneficial owners of common stock.

      We have not paid dividends on our common stock and intend for the foreseeable future to retain earnings, if any, to finance the expansion and development of our business.

THE RIGHTS OFFERING

      Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 8 of this prospectus.

The Subscription Rights

      We are granting each person who was a record holder of our common stock at the close of business on the Record Date one subscription right for every 54 shares of common stock held at that date either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares. To exercise your subscription rights, you must deliver one subscription right for each Unit for which you subscribe pursuant to your basic subscription privilege. There is no minimum amount of Units you must purchase, but you may not purchase fractional Units. When determining the number of subscription rights you will receive, divide the number of shares of our common stock you own by 54 and round down to the next whole number. For example, if you own 200 shares of common stock, you will receive three subscription rights (200 shares divided by 54 = 3.7, rounded down to 3 subscription rights, the next lowest whole number) which will entitle you to subscribe for up to three Units under your subscription right. Each right will entitle you to purchase one Unit at a purchase price of $158.52 per Unit. This is your basic subscription privilege. If other shareholders do not fully exercise their subscription rights, you may also have the opportunity to purchase additional Units, subject to certain limitations, at the same purchase price.

      Each subscription right entitles you to purchase one Unit consisting of (i) $35 principal amount of 15% subordinated notes due 2008 and (ii) 141 shares of our common stock pursuant to the basic subscription privilege and potentially an additional Unit pursuant to the over-subscription privilege. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on May 15, 2003. After that date, the subscription rights will expire and will no longer be exercisable.

Subscription Price

      The subscription price for this rights offering is $158.52 per Unit payable in cash or, with respect to the members of the JP Acquisition Fund Group, payable by delivery, for cancellation, of the appropriate amount of principal of, and accrued and unpaid interest on, subordinated debt issued to the JP Acquisition Fund Group by Childtime Childcare, Inc. All cash payments must be cleared on or before the expiration date of this rights offering.

Basic Subscription Privilege

      Each subscription right entitles you to purchase one Unit upon payment of $158.52 per Unit. You will receive a debt instrument representing the Subordinated Notes and a certificate representing the shares of common stock that you purchase pursuant to your basic subscription privilege as soon as practicable after May 15, 2003, whether you exercise your subscription rights immediately prior to that date or earlier.

Over-Subscription Privilege

      Subject to the allocation rules described below, the subscription rights also grant each shareholder an over-subscription privilege to purchase additional Units in an amount not to exceed the number of Units available for purchase by such shareholder under its basic subscription privilege, to the extent available and subject to proration, that are not purchased by other shareholders pursuant to their basic subscription privileges. Shareholders who desire to exercise their over-subscription privileges must fully exercise their rights pursuant to their basic subscription privileges. If you wish to exercise your over-subscription privilege, you should indicate the number of additional Units that you would like to purchase in the space provided on your subscription certificate (not to exceed the number of Units you may purchase under your basic subscription privilege). When you send in your rights subscription certificate, you must also send the full purchase price for the number of additional Units that you have requested to purchase (in addition to the payment due for Units purchased through your basic subscription privilege).

      If the number of Units remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all over-subscription requests, such Units will be allocated among over-subscription requests on a pro-rata basis (subject to elimination of fractional Units), based on the ratio that the number of available Units bears to the total number of Units that are the subject of over-subscription requests.

      As a result of this allocation procedure, you should exercise your basic subscription and over-subscription privileges in full if you wish to minimize dilution of your percentage ownership of our common stock and/or maximize the number of Units that you will receive in this rights offering.

      As soon as practicable after April 15, 2003, Computershare Trust Company of New York, acting as our “Subscription Agent”, will determine the number of Units that you may purchase pursuant to the over-subscription privilege. You will receive a note representing the Subordinated Notes and a certificate representing the shares of common stock you have purchased as part of the Units, as soon as practicable thereafter. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any and all Units to shareholders who are affected by such regulations and elect to participate in the rights offering, including Units that we issue with respect to your basic or over-subscription privilege, in order to comply with state securities laws. If you request and pay for more Units than are allocated to you, that overpayment will be held by the Subscription Agent pending the completion of this rights offering and will be refunded to you, without interest, promptly thereafter.

      In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the Subscription Agent and to us as to the aggregate number of subscription rights that have been exercised, and the number of Units that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf such nominee holder is acting.

Purchase Commitment of the JP Acquisition Fund Group

      The JP Acquisition Fund Group has agreed, as standby purchasers, to purchase for a purchase price of $158.52 per Unit any and all Units not subscribed for by our shareholders; provided, however, that the Standby Purchase Commitment of the JP Acquisition Fund Group is limited to the Standby Commitment Limit. The purchase of Units by the JP Acquisition Fund Group, whether through the exercise of their basic subscription or over-subscription privileges or the fulfillment of their Standby Purchase Commitment, may, in lieu of cash, be effectuated by their delivery, for cancellation, of the appropriate amount of principal of, and accrued and unpaid interest on, subordinated debt issued to the JP Acquisition Fund Group by Childtime Childcare, Inc.

      As a result of the JP Acquisition Fund Group’s commitment to act as standby purchasers, the total amount of Units to be purchased by the JP Acquisition Fund Group as standby purchasers will be equal to the difference between 100,000 and the amount of Units purchased by our shareholders pursuant to this rights offering, up to a maximum of 99,951 Units. The JP Acquisition Fund Group’s Standby Purchase Commitment is illustrated by three examples:

•	If our shareholders purchase all 100,000 of the offered Units through the exercise of their subscription rights, then the JP Acquisition Fund Group would not purchase any Units in the offering pursuant to its Standby Purchase Commitment (although some members of the JP Acquisition Fund Group will have purchased Units through the exercise of their basic subscription and over-subscription privileges).

•	If our shareholders other than members of the JP Acquisition Fund Group purchase an aggregate of 25,000 Units through the exercise of their subscription rights (for a total purchase price of $3,963,000), then, pursuant to its Standby Purchase Commitment, the JP Acquisition Fund Group would purchase the remaining offered Units, or 75,000, for a total purchase price of $11,889,000.

•	If our shareholders purchase none of the Units through the exercise of their subscription rights, then, pursuant to its Standby Purchase Commitment, the JP Acquisition Fund Group would purchase an aggregate of 99,951 Units for a total purchase price of $15,844,233.

      On February 20, 2003, we entered into a Standby Securities Purchase Agreement with the JP Acquisition Fund Group which provides further detail regarding the Standby Purchase Commitment. Under the terms of the agreement, we agreed to indemnify the JP Acquisition Fund Group against claims and liabilities arising out of or based upon material misstatements or omissions made in this prospectus and the registration statement of which it forms a part.

      As of the date of this prospectus, the JP Acquisition Fund Group is the beneficial owner of at least 3,975,527 shares of our common stock. In addition, three of the members of the JP Acquisition Fund Group, Benjamin Jacobson, George Kellner and James Morgan, are members of our Board of Directors. A recently retired director, Milton Dresner, is a minority investor in JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P. but disclaims beneficial ownership in the securities held by such funds. We have been advised that the members of the JP Acquisition Fund Group intend to exercise the basic subscription and over-subscription privileges of the subscription rights some of them will receive as shareholders. However, with respect to 2,865,000 of the shares beneficially owned by the JP Acquisition Fund Group, which are owned of record by Childcare Associates and KD Partners II, entities controlled by George Kellner, Mr. Kellner has advised us that he will not exercise any subscription rights on behalf of such entities but that the investors in such entities will have the right to decide whether or not to subscribe for Units for their pro rata share of the holdings of such entities.

      The JP Acquisition Fund Group has advised us that it intends to retain any Units purchased in this offering or pursuant to the Standby Purchase Commitment for investment purposes. See “Plan of Distribution,” at page 75. The rate of return that the JP Acquisition Fund Group will receive from its investment in our common stock will fluctuate based upon the market price of our common stock. On April 14, 2003, the last reported sale price of our common stock was $0.55 per share.

No Board Recommendation

      Our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights. Our Board has received a written opinion, dated January 17, 2003, from Raymond James & Associates, Inc., which opinion is attached to this prospectus as Appendix A, stating that, as of such date and based upon and subject to the matters stated in the full text of such opinion, the terms of the rights offering are fair, from a financial point of view, to our existing public shareholders. See “Determination of the Subscription Price.” Raymond James & Associates, Inc. makes no recommendation to you about whether you should exercise any of your subscription rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

Expiration Date

      The rights will expire at 5:00 p.m., New York City time, on May 15, 2003, unless we decide to extend the rights offering. If the commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your basic subscription privilege and your over-subscription privilege prior to that time, your subscription rights will expire and be null and void.

      We will not be required to issue Units to you if the Subscription Agent receives your rights subscription certificate or your payment after that time, regardless of when you sent the rights subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

No Revocation

      Once you have exercised your basic subscription privilege and your over-subscription privilege, you may not revoke that exercise even if the subscription period has not yet ended. You should not exercise your subscription rights unless you are certain that you wish to purchase Units at the subscription price of $158.52 per share.

Non-Transferability of Subscription Rights

      Only you may exercise your basic subscription privilege and your over-subscription privilege. You may not sell, give away or otherwise transfer your subscription rights.

Cancellation, Withdrawal and Amendment

      Our Board of Directors may cancel the rights offering in its sole discretion at any time prior to or on May 15, 2003 for any reason (including, without limitation, a change in the market price of our common stock). We also reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is cancelled, withdrawn or terminated, all funds received from subscriptions by shareholders will be returned. Interest will not be payable on any returned funds.

      We also reserve the right to amend the terms of this rights offering. If we make an amendment that we, in our sole discretion, consider significant, we will:

—	mail notice of the amendment to all shareholders of record as of the Record Date;

—	extend the expiration date by at least ten days; and

—	offer all subscribers no less than ten days to revoke any subscription already submitted.

      The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Exercise of Subscription Rights

      You may exercise your subscription rights by delivering to the Subscription Agent on or prior to May 15, 2003:

—	A properly completed and duly executed rights subscription certificate;

—	Any required signature guarantees; and

—	Payment in full of $158.52 per Unit to be purchased through your basic subscription and over-subscription privileges.

      You should deliver your rights subscription certificate and payment to the Subscription Agent at the address shown below under the heading “Subscription Agent.” Funds delivered to the Subscription Agent will be held by the Subscription Agent pending the expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights. To the extent your payment includes payment in excess of the amount due for the Units subscribed for by you and issued to you, including payment for Units subscribed for pursuant to your over-subscription privilege which are not available (the “Subscription Excess”), you will receive a refund, without interest, of the Subscription Excess as soon as practicable after the expiration of the rights offering.

Method of Payment

      Payment for the Units must be made by check or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Computershare Trust Company of New York, as Subscription Agent” or by wire transfer of immediately available funds to the account maintained by the Subscription Agent at Harris Trust & Savings Bank, ABA #071000288, Account No. 2279388. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Any purchase of Units by members of the JP Acquisition Fund Group, whether through their basic subscription privileges, their over-subscription privileges or their Standby Purchase Commitment, may, in lieu of cash, be effectuated by their delivery, for cancellation, of the appropriate amount of principal of, and accrued and unpaid interest on, subordinated debt issued to members of the JP Acquisition Fund Group by Childtime Childcare, Inc.

      Payment will be deemed to have been received by the Subscription Agent only upon:

—	receipt and clearance of any uncertified check;

—	receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank, any money order, any funds transferred by wire transfers or any notes evidencing the subordinated debt described above; or

—	receipt of good funds in the Subscription Agent’s account designated above.

      Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of May 15, 2003, to ensure that the Subscription Agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier’s check or money order.

Guaranteed Delivery Procedures

      If you want to exercise your subscription rights, but time will not permit your rights subscription certificate to reach the Subscription Agent on or prior to May 15, 2003, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

(1) You send, and the Subscription Agent receives, payment in full for each Unit being subscribed for through the subscription rights, on or prior to May 15, 2003;

(2) You send, and the Subscription Agent receives, on or prior to May 15, 2003, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, and the number of Units that you wish to purchase pursuant to your basic subscription privilege and the number of Units, if any (not to exceed the number of Units you may purchase under your basic subscription privilege), you wish to purchase pursuant to your over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your rights subscription certificate to the Subscription Agent within three Nasdaq SmallCap Market trading days following the date that you executed the notice of guaranteed delivery; and

(3) You send, and the Subscription Agent receives, your properly completed and duly executed rights subscription certificate, including any required signature guarantees, within three Nasdaq SmallCap Market trading days following the date that you executed the notice of guaranteed delivery.

      The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your rights subscription certificate at the address set forth below under “— Subscription Agent,” or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (212) 701-7636. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address or phone number set forth below under “— Subscription Agent.”

Signature Guarantees

      Signatures on the rights subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the rights subscription certificate do not need to be guaranteed if either the rights subscription certificate provides that the Units to be purchased are to be delivered directly to the record owner of such subscription rights, or the rights subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the NASD or a commercial bank or trust company having an office or correspondent in the United States.

Shares Held for Others

      If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights subscription certificate and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to the Subscription Agent with the proper payment.

      If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase Units through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions on a form provided by your nominee holder with the other rights offering materials.

Ambiguities in Exercise of Rights

      If you do not specify the number of Units being subscribed for on your rights subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the Units that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of whole Units that could be subscribed for with the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the Units shown on your rights subscription certificate, your payment will be applied, until depleted, to subscribe for Units in the following order:

(1) to subscribe for the number of Units, if any, that you indicated on the rights subscription certificate that you wished to purchase through your basic subscription privilege;

(2) to subscribe for Units until your basic subscription privilege has been fully exercised; and

(3) to subscribe for additional Units pursuant to the over-subscription privilege (subject to certain limitations).

      Any excess payment remaining after the foregoing allocation will be returned to you by the Subscription Agent as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

      We will not be required to issue Units to you pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any regulatory authorities to own or control such Units and the underlying shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Our Decision Binding

      All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither the Company nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a rights subscription certificate or incur any liability for failure to give such notification.

Shares of Common Stock Outstanding After the Rights Offering

      After we issue all of the Units offered in the rights offering, 19,516,210 shares of common stock will be issued and outstanding. This represents a 260% increase in the number of outstanding shares of common stock. If you do not fully exercise your basic subscription privilege, the percentage of common stock that you hold will decrease. However, even if you do fully exercise your basic subscription privilege, your ownership of common stock may be slightly diluted because you may not purchase fractional Units.

Fees and Expenses

      We will pay all fees charged by the Subscription Agent and the Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the Company, the Subscription Agent nor the Information Agent will pay such expenses.

Foreign or Unknown Addresses

      We are not mailing rights subscription certificates to shareholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the rights subscription certificates will be held by Computershare Trust Company of New York for those shareholders. To exercise their rights, these shareholders must notify Computershare Trust Company of New York, attention: Subscription Agent at telephone no. (800) 245-7630, prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date of this rights offering.

Issuance of Notes and Stock Certificates

      Stock certificates and debt instruments for the underlying shares of common stock and subordinated notes purchased in this rights offering will be issued as soon as practicable after the expiration date. Our Subscription Agent, Computershare Trust Company of New York, will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates and debt instruments to our shareholders that exercised rights. Unless you instruct otherwise in your rights subscription certificate form, shares and debt purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Subscription Agent

      We have appointed Computershare Trust Company of New York as Subscription Agent for the rights offering. The Subscription Agent’s address for packages sent by mail or overnight delivery is:

Computershare Trust Company of New York

Attention: Subscription Agent
Wall Street Plaza
88 Pine Street, 19th Floor
New York, New York 10005

      The Subscription Agent’s telephone number is (800) 245-7630, and its facsimile number is (212) 701-7636. You should deliver your rights subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total approximately $17,500. Under certain circumstances, we may indemnify the Subscription Agent from certain liabilities that may arise in connection with the rights offering.

Information Agent

      We have appointed Georgeson Shareholder to act as the information agent (the “Information Agent”) for the rights offering. The Information Agent’s address and telephone number are as follows:

Georgeson Shareholder

17 State Street, 28th Floor
New York, New York 10004
Telephone: (866) 216-0456

      We will pay the fees and certain expenses of the Information Agent, which we estimate will total approximately $10,000. Under certain circumstances, we may indemnify the Information Agent from certain liabilities that may arise in connection with the rights offering.

If You Have Questions

      If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions as to the Use of Rights Subscription Certificates, or the Notice of Guaranteed Delivery, you should contact the Subscription Agent or the Information Agent at the addresses and telephone numbers set forth above.

Important

      Please carefully read the instructions accompanying the rights subscription certificate and follow those instructions in detail. Do not send rights subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your rights subscription certificate, and you bear the risks associated with such delivery. If you choose to deliver your rights subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to May 15, 2003. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check or money order.

DETERMINATION OF THE SUBSCRIPTION PRICE

      Our Board of Directors set all of the terms and conditions of this rights offering, including the $158.52 per Unit subscription price and the portion of such price allocable to the common stock portion of each Unit ($123.52), after negotiations with Jacobson Partners as part of the overall negotiation of the terms of the Standby Purchase Commitment made by the JP Acquisition Fund Group. In establishing the terms and conditions of the rights offering, our Board of Directors considered the written opinion dated January 17, 2003, of Raymond James & Associates, Inc., independent investment advisor to the Board of Directors, which opinion is attached to this prospectus as Appendix A, to the effect that, as of the date of its opinion and based upon and subject to the matters stated in the full text of such opinion, the terms of the rights offering are fair, from a financial point of view, to our existing public shareholders. Raymond James & Associates, Inc. makes no recommendation to you about whether you should exercise any of your subscription rights. The Board of Directors also considered the following factors in establishing the subscription price: the strategic alternatives available to us for raising capital, the recent trading price history of our common stock, our business prospects and general conditions in the securities markets. In particular, our Board of Directors established that the portion of the per Unit subscription price allocable to the common stock portion of the Units would equal the volume-weighted average price of our common stock for the 28 calendar day period immediately preceding the date of this prospectus (the “Four-Week Average”); provided, however, if the volume-weighted average price of our common stock for the seven calendar day period immediately preceding the date of this prospectus (the “One-Week Average”) was more than 10% less than the Four-Week Average, the portion of the per Unit subscription price allocable to the common stock portion of the Units would be 110% of the One-Week Average. As the One-Week Average was more than 10% less than the Four-Week Average, the portion of the per Unit subscription price allocable to the common stock portion of the Units has been set at 110% of the One-Week Average. The $158.52 subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

      You should not consider the $158.52 per Unit subscription price as an indication of the value of the Company or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the $0.876 per share reflected in the portion of the subscription price applicable to the common stock portion of the Units. On April 14, 2003, the last reported sale price of our common stock was $0.55 per share.

CAPITALIZATION

      The following table shows our capitalization as of January 3, 2003. The table also shows our capitalization as adjusted for the completion of the rights offering, including application of net proceeds as described on page 18 under “Use of Proceeds; Reason for this Rights Offering”, at the subscription price of $158.52 per Unit, assuming that we receive offering proceeds of $15,852,000, less expenses.

Capitalization as of January 3, 2003

	Actual	Adjustments	As Adjusted

	(Dollar amounts in thousands)
Long term debt (net of current portion)	$17,249	$(12,352)	$4,897
Shareholders’ equity:
Common stock: 20,000,000 shares authorized (40,000,000 shares, as adjusted (1)); 5,416,210 shares outstanding (19,516,210 shares, as adjusted)	31,665	11,787	43,452
Retained Earnings	(5,532)	—	(5,532)

Total shareholders’ equity	26,133	11,787	37,920

Total capitalization	$43,382	$(565)	$42,817

(1)	Reflects an increase in the number of authorized shares of common stock from 20,000,000 shares to 40,000,000 shares approved by the Company’s shareholders on March 10, 2003.

SELECTED FINANCIAL INFORMATION

      The following table sets forth, for the periods indicated, selected data from our financial statements. This table should be read in conjunction with “Management Discussion and Analysis of Financial Condition and Results of Operations”, set forth below, and with our Consolidated Financial statements and related notes for the fiscal year ended March 29, 2002 and the 40 weeks ended January 3, 2003 appearing elsewhere in this prospectus.

	40 Weeks Ended		52 Weeks Ended

	January 3,	January 4,	March 29,	March 30,	March 31,	April 2,	April 3,
	2003	2002	2002	2001	2000	1999	1998

	(In thousands, except per share data)
Revenue from Learning Center Operations	$129,521	$109,202	$141,826	$147,012	$128,305	$112,649	$97,585
Revenue from Franchise Operations	2,400	—	—	—	—	—	—

Revenue, net	131,921	109,202	141,826	147,012	128,305	112,649	97,585
Operating expenses of Learning Centers	118,540	95,933	124,953	127,546	109,708	94,673	81,842

Gross profit	13,381	13,269	16,873	19,466	18,597	17,976	15,743
Provision for doubtful accounts	908	977	1,322	405	384	277	326
General and administrative expenses	12,398	8,399	11,996	8,825	7,598	6,854	6,193
Depreciation and amortization expenses(1)	2,786	3,532	4,758	4,570	3,411	2,859	2,391
Exit and closure expenses	725	2,449	578	4,000	—	—	—
Mold remediation expense	—	—	1,005	—	—	—	—
Failed merger costs	—	—	952	—	—	—	—
Impairment charges(2)	7,582	—	1,916	1,447	282	—	—

Operating income (loss)	(11,018)	(2,088)	(5,654)	219	6,922	7,986	6,833
Interest expense, net	1,567	345	458	966	428	312	287
Other (income) expense, net	(72)	1	(63)	(242)	(274)	(359)	(260)

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	(12,513)	(2,434)	(6,049)	(505)	6,768	8,033	6,806
Income tax provision (benefit)(3)	(227)	(923)	(2,245)	(164)	2,540	3,017	2,526

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	(12,286)	(1,511)	(3,804)	(341)	4,228	5,016	4,280
Discontinued operations, net of taxes	(578)	(56)	(231)	7	101	80	66

Income (loss) before cumulative effect of change in accounting principle	(12,864)	(1,567)	(4,035)	(334)	4,329	5,096	4,346
Cumulative effect of change in accounting principle	(4,967)	—	—	(275)	—	—	—

Net income (loss)	$(17,831)	$(1,567)	$(4,035)	$(609)	$4,329	$5,096	$4,346

Earnings (loss) per share:
Basic-income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(2.30)	$(0.29)	$(0.73)	$(0.07)	$0.81	$0.93	$0.79
Discontinued operations, net of taxes	(0.11)	(0.01)	(0.04)	0.00	0.01	0.01	0.01

Basic-income (loss) before cumulative effect of change in accounting principle	(2.41)	(0.30)	(0.77)	(0.07)	0.82	0.94	0.80
Cumulative effect of change in accounting principle	(0.93)	—	—	(0.05)	—	—	—

Net income (loss)	$(3.34)	$(0.30)	$(0.77)	$(0.12)	$0.82	$0.94	$0.80

Diluted-income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(2.30)	$(0.29)	$(0.73)	$(0.07)	$0.81	$0.92	$0.79
Discontinued operations, net of taxes	(0.11)	(0.01)	(0.04)	0.00	0.01	0.01	0.01

Diluted-income (loss) before cumulative effect of change in accounting principle	(2.41)	(0.30)	(0.77)	(0.07)	0.82	0.93	0.80
Cumulative effect of change in accounting principle	(0.93)	—	—	(0.05)	—	—	—

Net income (loss)	$(3.34)	$(0.30)	$(0.77)	$(0.12)	$0.82	$0.93	$0.80

Selected Balance Sheet Data:
Total assets	$84,798	$76,183	$74,115	$74,111	$71,174	$62,611	$58,118
Total long-term debt	$17,249	$3,463	$3,196	$4,224	$4,214	$1,892	$2,243
Total shareholders’ equity	$26,133	$45,974	$43,482	$47,236	$44,939	$46,407	$41,287
Selected Operating Data:
Number of centers (at end of period)	336	287	286	304	293	270	242

(1)	In accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, the Company did not amortize goodwill for the 40 weeks ended January 3, 2003. If goodwill amortization had not been recorded for the prior periods, net income (loss) and earnings (loss) per share as shown above would have been as follows:

	Net Income	Earnings (Loss)
	(Loss)	Per Share

	(In millions)
40 weeks ended January 4, 2002	$(0.7)	$(0.13)
2002	$(2.9)	$(0.55)
2001	$0.8	$0.15
2000	$5.2	$0.99
1999	$5.8	$1.06
1998	$4.9	$0.90

(2)	During the second quarter of 2003, the Company completed the implementation of SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill is no longer amortized. Instead, goodwill and indefinite-lived intangible assets are tested for impairment in accordance with the provisions of SFAS No. 142. In accordance with its impairment policy, the Company employed a discounted cash flow analysis in conducting its impairment tests for the year ended March 29, 2002. The Company completed its impairment test and recorded an impairment loss of $5.0 million (net of a tax benefit of $0.9 million) as a cumulative effect of a change in accounting principle. In addition, as a result of continuing weakening economic conditions, the Company tested for goodwill impairment as of October 11, 2002, and recorded an impairment loss during the second quarter of $4.2 million. Due to the continuing weakening economic conditions, the Company also tested for long-lived asset impairment, which consists primarily of equipment, leasehold improvements and other assets, as of October 11, 2002, in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company employed a cash flow analysis in conducting its impairment test. The Company completed its impairment test and recorded an impairment loss of $3.5 million, including $0.1 million in discontinued operations, which impacted the Childtime reporting segment.

The impairment charges shown for fiscal years ended March 2002, 2001 and 2000 reflect charges for the write-down of goodwill and fixed assets determined in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

(3)	The Company provides for income taxes in accordance SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

For the 40 weeks ended January 3, 2003, due to continued losses and uncertainties, the Company determined that it is more likely than not that the deferred tax assets will not be recovered through future taxable income. As a result, a valuation reserve of approximately $4 million has been provided by reducing deferred tax assets to an amount recoverable through the reversal of deferred tax liabilities or through the carryback of taxable losses to prior tax years.

MANAGEMENT DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      Since the beginning of fiscal year 1999, the Company has increased its number of centers from 242 centers to 336 Company-owned and 131 franchised centers at January 3, 2003. We have achieved this growth through a combination of acquisitions (including the acquisition of Tutor Time centers in July 2002), prototype build-to-suit centers, and new leases. Fiscal 2002 growth consisted of three new build-to-suit leased centers and one management contract. During fiscal 2002, we closed 22 under performing centers, 18 of which had been identified in our restructuring plan at the prior fiscal year ended March 30, 2001.

      During the first three quarters of 2003, the Company added 60 Company-owned centers, which included the 58 Tutor Time centers acquired at the end of the first quarter of 2003, closed eight and transferred two centers to franchisees. In addition, the Company purchased nine Tutor Time centers whose leases were rejected in the bankruptcy proceedings and that were closed within 60 days of the purchase. During the first three quarters of 2002, the Company added four centers and closed 19.

      The Company is subject to certain risks common to the providers of child care and early education, including dependence on key personnel, dependence on client relationships, competition from alternate sources or providers of the Company’s services, market acceptance of work and family services, the ability to hire and retain qualified personnel, the Company’s ability to manage its overall cost structure and general economic conditions.

Critical Accounting Policies

      Childtime prepares its financial statements in conformity with accounting principles generally accepted in the United States. In preparing these statements management makes certain estimates, judgments and assumptions, which affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the amounts of revenue and expenses for each period presented. The application of the Company’s accounting policies, in certain instances, requires the exercise of judgment and assumptions that pertain to future uncertainties and as a result, actual future results could differ from management’s estimates. The accounting policies management believes are critical in the preparation of the Company’s financial statements relate to revenue recognition, accounts receivable, impairment of long-lived assets, liability for workers’ compensation insurance obligations, and income taxes.

      Revenue Recognition. The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin 101, which requires that the following criteria be met before recognizing revenue: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed and determinable, and collectibility is reasonably assured. The Company’s revenues consist primarily of tuition paid by parents, supplemented in some cases by payments (either partial or in total) from government agencies. Each agency has its own set of guidelines in administering subsidies and management must constantly monitor affected centers to ensure compliance. Revenues also include, to a lesser degree, management fees paid by corporate sponsors. Revenue is recognized as services are performed. In some centers, the Company receives revenue in advance of services being rendered, in which case, revenue is deferred until the services have been provided. Franchise fees are recognized as revenue at the time the franchise center receives a certificate of occupancy. Royalty income related to franchise operations is recognized as revenue is earned by franchisees.

      Accounts Receivable. The Company generates accounts receivable primarily from fees charged to governmental agencies, and to a lesser degree parents. The Company monitors collections and payments from these customers and maintains a provision for estimated losses based on historical trends and current overall economic conditions. Amounts charged to this provision for uncollectible accounts receivable have historically been within the Company’s expectations, but there can be no assurance that future experience will be consistent with the Company’s past experience.

      Impairment of Intangible and Long-lived Assets under SFAS 142 and SFAS 144. During the second quarter of 2003, the Company completed the implementation of SFAS 142, Goodwill and Other Intangible Assets. Under SFAS 142, goodwill is no longer amortized. Instead, goodwill and intangible assets with indefinite lives are tested for impairment in accordance with the provisions of SFAS 142. The Company employed a discounted cash flow analysis to compute fair value in conducting its impairment tests under SFAS 142. The Company also tests for long-lived asset impairment, which consists primarily of equipment, leasehold improvements and other assets, as of October 11, 2002, in accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company employed a cash flow analysis in conducting its impairment test.

      Liability for Workers’ Compensation Insurance Obligations. The Company self-insures a significant portion of its workers compensation insurance plans. The full extent of certain liabilities, in many cases, may not become fully recognized for several years. The Company, therefore, estimates the potential obligation for liabilities which have been incurred but not yet reported based upon historical data and experience, and utilizes an outside consulting firm to assist the Company in developing these estimates. Although management believes that the amounts accrued for these obligations are sufficient, any significant increase in either the number of claims and/or costs associated with claims made under these plans could have a material adverse effect on the Company’s financial results.

      Income Taxes. Accounting for income taxes requires management to estimate its income taxes in each jurisdiction in which it operates. Due to differences in the timing of the recognition of items included in income for financial accounting and tax purposes, temporary differences arise which are recorded as deferred tax assets or liabilities. The likelihood of recovery of these assets is dependent on the Company’s ability to implement its tax planning strategy, which includes the sale and closure of certain centers. Should any amounts be determined not to be recoverable, or assumptions change, the Company would be required to take a charge, which could have a material effect on the Company’s financial results. Additionally, there are capital loss carryforwards that must be offset by capital gains in future years. The Company anticipates capital gains sufficient to cover the capital loss carryforwards in future years.

Results of Operations

40 weeks ended January 3, 2003 (year to date 2003) compared to 40 weeks ended January 4, 2002 (year to date 2002)

      Revenues, net. Net revenues for year to date 2003 increased $22.7 million, or 20.8%, from the same period last year to $131.9 million. The increase was the result of additional revenues of $20.9 million contributed by Tutor Time centers and $2.4 million contributed by Franchise Operations. Childtime center revenues decreased $0.6 million, with continuing center revenue increases of $1.8 million offset by the loss of revenues from closed centers of $2.4 million. Comparable Childtime center revenues increased $0.7 million or 0.7%. Revenues from closed centers relate to centers closed in fiscal 2002 or fiscal 2003 that would not be considered under the scope of SFAS 142 and therefore are not included in discontinued operations.

      Operating expenses of Learning Centers. Operating expenses year to date 2003 increased $22.6 million, or 23.6%, from the same period last year to $118.5 million. The increase was a result of additional operating expenses of $21.2 million for Tutor Time centers and an increase of operating expenses of $1.4 million for Childtime centers (a $3.8 million increase in continuing Childtime centers offset by a decrease from closed centers of $2.4 million). The operating expenses increase for Childtime centers was primarily in personnel, as pay increases were implemented prior to tuition price increases, and occupancy costs that rose with inflation on comparable revenues. Year to date 2003 operating expenses as a percentage of Revenue from Learning Center Operations increased to 91.5%, from 87.8% in the same period last year. This increase was a result of higher operating costs in second quarter 2003, primarily in the acquired Tutor Time centers, costs incurred in center openings and closings, and higher personnel costs.

      Gross profit. Gross profit for year to date 2003 increased $0.1 million, or 0.8%, from the same period last year to $13.4 million. The increase was attributable to $2.4 million contributed by Franchise Operations offset by ($0.3) million contributed by Tutor Time centers and ($2.0) million contributed by Childtime centers.

Gross profit percentages for year to date 2003 by segment were 10.4% for Childtime centers (as compared to 12.2% for 2002), (1.6)% for Tutor Time centers and 100.0% for Franchise Operations. The decrease in the Childtime centers gross profit is attributable to decreased Childtime center revenues and increased operating expenses primarily in personnel, as pay increases were implemented prior to tuition price increases, and occupancy costs that rose with inflation on comparable revenues.

      Provision for doubtful accounts. Provision for doubtful accounts decreased from $1.0 million to $0.9 million year to date 2003.

      General and administrative expenses. Year to date 2003 general and administrative expenses increased $4.0 million, or 47.6%, from the same period last year to $12.4 million. This increase was a result of $2.7 million of general and administrative costs incurred by Tutor Time operations, $0.8 million for higher costs associated with the establishment of regional offices, and compensation arrangements associated with executive leadership.

      Depreciation and amortization expense. Year to date 2003 expenses decreased $0.7 million from the same period last year to $2.8 million. This was a result of a reduction of amortization expense of $1.4 million for year to date 2003, which was offset by depreciation and amortization of $0.6 million attributable to the Tutor Time centers and depreciation of $0.1 million attributable in Childtime centers.

      Exit and closure expenses. The Company instituted a restructuring program in fiscal 2001 and incurred a charge of $4.0 million in March 2001. In this regard, the Company closed all 10 of its Oxford Learning Centers of America and identified 19 under-performing centers to be closed in fiscal 2002. As of January 3, 2003, all but one of the under-performing centers have been closed. Approximately 200 employees were involuntarily terminated in connection with the closures of Oxford Learning Centers of America and the 19 under-performing Childtime centers. For year to date 2003, the Company recorded exit and closure expenses of $1.1 million. Of this amount, $0.7 million related to the closure of three additional centers not included in the 2001 restructuring program. The remaining $0.4 million was to increase reserves related to the 2001 restructuring program, as a result of current real estate market conditions. During year to date 2003, the Company made cash payments of $648,000 related to lease termination costs and $54,000 related to severance costs.

      Impairment charges. During year to date 2003, the Company incurred an expense of $4.2 million as a result of an evaluation done under SFAS No. 142, Goodwill and Other Intangible Assets. During year to date 2003, the Company incurred an expense of $3.5 million, including $0.1 million in discontinued operations as a result of an evaluation done under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. There were no charges for these items in the same period last year.

      Operating (loss). As a result of the foregoing changes, the Company operating losses of ($11.0) million for year to date 2003 compared to operating losses of ($2.1) million for the same period last year.

      Interest expense. Interest expense for year to date 2003 was $1.6 million compared to $0.3 million for the same period last year. This increase was a result of indebtedness incurred in connection with the acquisition of Tutor Time, partially offset by the reduction of interest rates on variable rate indebtedness.

      Income tax benefit. Income tax benefit for year to date 2003 was $0.2 million compared to $0.9 million for the same period last year. The effective tax rate was 1.8% for year to date 2003 compared to 37.9% for the same period last year. The tax benefits and rates for 2003 were reduced by valuation reserves.

      Discontinued operations, net of taxes. Discontinued operations, net of taxes, for year to date 2003 was ($578,000) compared to ($56,000) for the same period last year. The additional losses for the quarter and year to date 2003 were a result of lease termination costs and SFAS No. 142 and SFAS No. 144 impairments.

      Cumulative effect of change in accounting principle. Year to date 2003 includes an adjustment of $5.0 million as the cumulative effect of goodwill impairment under SFAS 142, Goodwill and Other Intangibles. This amount was reduced by a tax benefit of $0.9 million, which has been reduced by a valuation reserve. There was no charge for this item in the same period last year.

      Net loss. As a result of the foregoing changes, net loss for year to date 2003 was ($17.8) million, compared to net a loss of ($1.6) million for year to date 2002.

Fiscal 2002 Compared to Fiscal 2001

      Revenues, net. Revenues decreased to $141.8 million in fiscal 2002 (52 weeks), from $147.0 million in fiscal 2001 (52 weeks), a decrease of $5.2 million or 3.5%. The decrease was primarily attributable to the impact of the 18 centers closed during the first quarter of fiscal 2002 pursuant to the restructuring plan initiated at the end of fiscal 2001 ($5.0 million net decrease) and an additional 4 centers closed during fiscal 2002 ($0.7 million). Centers opened during fiscal 2002 provided an additional increase in revenues ($1.5 million), which partially offset the centers closed during fiscal 2002 and decreased utilization. Decreased utilization reflected lower enrollment for the last two quarters of fiscal 2002, due to a downturn in the economy after September 11 and an increase in the national unemployment rate. Due to these factors, “comp” center (i.e., a center opened for at least 18 months) revenues were $135.4 million in fiscal 2002 compared with $136.4 million in fiscal 2001, representing a decrease of 0.7% from the prior year.

      Gross profit. Gross profit decreased to $16.9 million in fiscal 2002 from $19.5 million in fiscal 2001, a decrease of 13.3%. As a percentage of revenues, gross profit decreased to 11.9% in fiscal 2002 from 13.2% in fiscal 2001. The decrease in margin was due to several factors including decreased utilization, certain regional markets falling below enrollment expectations, an unfavorable sales mix (higher revenues from unprofitable infant programs and lower revenues from profitable pre-school programs), and an increased number of new build-to-suit centers which experience initial start up losses early in their operations. Marketing expenses decreased to $1.5 million in fiscal 2002 from $1.7 million in fiscal 2001, a 12.1% decrease. The decrease was primarily due to the 18 centers closed pursuant to the restructuring plan initiated at the end of fiscal 2001.

      Provision for doubtful accounts. During fiscal 2002, the Company implemented a new center based management information system that now provides the Company with significantly more detailed information on its receivables, particularly its subsidized accounts. As a result of this information, difficulties encountered during the implementation, and the current recessionary environment, the Company recorded a $1.3 million provision for doubtful accounts in fiscal 2002.

      General and administrative expenses. General and administrative expenses increased to $12.0 million in fiscal 2002 from $8.8 million in 2001, a 35.9% increase. The increase is primarily due to the four region office operating structure ($1.2 million) established during the second quarter of fiscal 2002, settlement of a property development lawsuit ($0.8 million) and the conversion and installation of a new revenue management information system ($0.5 million). As a percentage of revenues, general and administrative expenses increased to 8.4% in fiscal 2002 from 6.0% in fiscal 2001.

      Depreciation and amortization expenses. Depreciation and amortization expenses increased to $4.8 million in fiscal 2002 from $4.6 million in 2001, a 4.1% increase. The increase is due to increased depreciation associated with the Company’s purchase of additional furniture and equipment in fiscal 2002.

      Restructuring expenses. The Company instituted a restructuring program in March 2001, and incurred a charge of $4,000,000 for fiscal year ended March 30, 2001. For the fiscal year ended March 29, 2002, additional restructuring costs were $578,000. As part of the 2001 program, the Company, during the first quarter of fiscal 2002, closed 18 of 19 under-performing centers targeted for closing under that program. These 19 under-performing centers generated operating losses in fiscal 2001 of $526,000 on revenues of $6,132,000. An additional 4 centers, not identified under the 2001 restructuring program, were also closed during fiscal 2002. These under-performing centers generated operating losses in fiscal 2002 of $265,000 on revenues of $1,484,000.

      The total restructuring charge of $4,000,000 in fiscal 2001 is comprised of $1,915,000 of estimated undiscounted lease termination costs, $1,539,000 of impairment of fixed and intangible assets and $546,000 of severance costs. The total restructuring charge of $578,000 for fiscal 2002 is comprised of $150,000 of unanticipated required maintenance and additional estimated undiscounted lease termination costs (net of $73,000 of recoveries from favorable severance settlements) associated with the 2001 restructuring plan and

$428,000 of severance costs for three executives associated with the 2002 plan to restructure the Company’s management. Both plans are expected to be completed in fiscal 2003.

      Mold remediation expense. In fiscal 2002, to continue providing a safe environment for our customers, the Company began a mold remediation program for its operating centers, identifying approximately 86 affected centers. The Company expensed $1,005,000 in fiscal 2002 for the required remediation. The remediation efforts will be substantially complete by the end of the second quarter of fiscal 2003.

      Cumulative effect of change in accounting principle. In accordance with the SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company recorded a non-cash impairment charge of $1,916,000 in the fourth quarter of fiscal year 2002 to write down a portion of the recorded asset values of 15 of the Company’s under-performing centers to estimated fair values. The Company recorded a non-cash impairment charge of $1,447,000 in the fourth quarter of fiscal 2001 for 14 of the Company’s under-performing centers identified in its restructuring plan.

      Interest expense. Interest expense decreased to $.5 million in fiscal 2002 from $1.0 million in fiscal 2001, primarily due to the reduction of the Federal Reserve prime lending rate generating a lower average prime rate for fiscal 2002 compared to fiscal 2001. As a percentage of revenues, interest expense decreased to 0.3% in fiscal 2002 from 0.6% during fiscal 2001.

      Income tax benefit. Due to the Company’s financial results, an income tax benefit in the amount of $2.4 million, including $0.2 million in discontinued operations, was recognized for fiscal 2002 as compared to an income tax benefit of $0.2 million for fiscal 2001.

      Discontinued operations, net of taxes. Discontinued operations, net of taxes, in fiscal 2002 was a loss of ($231,000) compared to a gain of $7,000 in fiscal 2001. The decrease was attributable to a decline in revenue and an increase in operating expenses for operations discontinued in fiscal 2003.

      Net loss. As a result of the foregoing changes, the Company’s net loss was $4.0 million, or (2.8)% of revenues, in fiscal 2002 as compared to a net loss of $.6 million, or (0.4)% of revenues, in fiscal 2001.

Fiscal 2001 Compared to Fiscal 2000

      Revenues, net. Revenues increased to $147.0 million in fiscal 2001 (52 weeks), from $128.3 million in fiscal 2000 (52 weeks), an increase of $18.7 million or 14.6%. The increase was primarily attributable to a full year impact of centers opened in fiscal 2000 ($11.9 million) and centers added during fiscal 2001 ($6.4 million). Centers opened prior to fiscal 2000 provided an additional increase ($2.3 million), offset by a decrease in centers closed during fiscal 2001 ($2.3 million). The growth in comparable center revenues resulted from increases in tuition rates, slightly offset by decreased utilization.

      Gross profit. Gross profit increased to $19.5 million in fiscal 2001 from $18.6 million in fiscal 2000, an increase of 4.7%. As a percentage of revenues, gross profit decreased to 13.2% in fiscal 2001 from 14.5% in fiscal 2000. The decrease in margin was due to several factors including certain regional markets falling below enrollment expectations, operating losses of $0.8 million from the recently closed Oxford Learning Centers of America, higher occupancy costs, an unfavorable sales mix (higher revenues from unprofitable infant programs and lower revenues from profitable pre-school programs) and an increased number of new build-to-suit centers which experience initial start up losses early in their operations. Marketing expenses increased to $1.7 million in fiscal 2001 from $1.6 million in fiscal 2000, a 4.1% increase. The increase was primarily due to the additional marketing expenses relating to the opening or acquisition of 18 new centers in fiscal 2001 as well as a full year of expense for the 38 new centers opened or acquired in fiscal 2000.

      Provision for doubtful accounts. Provision for doubtful accounts was $0.4 million in fiscal 2001 and $0.4 million in fiscal 2000.

      General and administrative expenses. General and administrative expenses increased to $8.8 million in fiscal 2001 from $7.6 million in 2000, a 16.1% increase. The increase is primarily due to a charge of $486,000 for the Jacobson Partners’ options and related consulting fees, the Company adding three new area offices and the additional expenses associated with the operation of more centers during fiscal 2001 compared to the prior year. As a percentage of revenues, general and administrative expenses increased to 6.0% in fiscal 2001 from 5.9% in fiscal 2000.

      Depreciation and amortization expenses. Depreciation and amortization expenses increased to $4.6 million in fiscal 2001 from $3.4 million in 2000, a 34.0% increase. The increase is due to increased goodwill amortization and depreciation on classroom furniture and equipment associated with the Company’s acquisition of additional centers in fiscal 2001.

      Restructuring expenses. In January 2001, the Company hired a new management team, who reviewed the Company’s operations and developed a new strategic direction. This review identified short and long term profitability goals and identified areas designed to improve productivity and reduce operating costs.

      The Company instituted a restructuring program and incurred a charge of $4,000,000 in March 2001. In this regard, the Company closed all 10 of its Oxford Learning Centers of America and identified 19 under-performing centers to be closed in fiscal 2002. Approximately 200 employees were or will be involuntarily terminated in connection with the closures of Oxford Learning Centers of America and the 19 under-performing Childtime centers. These under-performing centers generated operating losses in fiscal 2001 of $526,000 on revenues of $6,132,000, while Oxford Learning Centers of America generated operating losses of $818,000 on revenues of $465,000.

      The total restructuring charge of $4,000,000 is comprised of $1,915,000 of estimated undiscounted lease termination costs, $1,539,000 of impairment of fixed and intangible assets and $546,000 of severance costs.

      Cumulative effect of change in accounting principle. In accordance with the SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company recorded a non-cash impairment charge of $1,447,000 in the fourth quarter of the current fiscal year to write down a portion of the recorded asset values of 14 of the Company’s other under-performing centers to estimated fair values.

      The Company also recorded a charge of $0.4 million for the cumulative effect of an accounting change relating to the revenue recognition of registration and material fees (see Note 2(k) to the Company’s Notes to Consolidated Financial Statements — Audited included elsewhere in this prospectus).

      Interest expense. Interest expense increased to $1.0 million in fiscal 2001 from $0.4 million in fiscal 2000, primarily due to interest paid on new acquisition debt, an increase in the average outstanding balance on the Company’s line of credit and a higher average prime rate for fiscal 2001 than for fiscal 2000. As a percentage of revenues, interest expense increased to 0.6% in fiscal 2001 from 0.3% during fiscal 2000.

      Income tax benefit. Due to the Company’s financial results, an income tax benefit in the amount of $0.2 million was recognized for fiscal 2001 as compared to an income tax provision of $2.6 million, including $0.1 million in discontinued operations, for fiscal 2000.

      Discontinued operations, net of taxes. Discontinued operations, net of taxes, in fiscal 2002 was a gain of $7,000 compared to a gain of $101,000 in fiscal 2001. The decrease was attributable to increased center personnel and rental expenses for operations closed in fiscal 2003.

      Net loss. As a result of the foregoing changes, the Company’s net loss was $0.6 million, or (0.4)% of revenues, in fiscal 2001 as compared to $4.3 million, or 3.4% of revenues, in fiscal 2000.

Liquidity and Capital Resources

      The Company’s primary cash requirements currently consist of its funding of losses from operations, expenses associated with planned center openings, repayment of debt, maintenance and capital improvement of existing centers, and funding lease termination costs in conjunction with its restructuring program. The Company expects to fund cash needs through the revolving credit facility, described below, and cash generated from operations, although alternative forms of funding continue to be evaluated and new arrangements may be entered into in the future. The Company experienced decreased liquidity during the recent calendar year-end holidays due to decreased attendance. While new enrollments are generally highest during the traditional fall

“back to school” period and after the calendar year-end holidays, enrollment generally decreases during the summer months and calendar year-end holidays. Should cash flow generated from operations and borrowings available under the revolving credit facility not be adequate to provide for its working capital and debt service needs, the Company will attempt to make other arrangements to provide needed liquidity. While the Company is pursuing other arrangements, no assurance can be given that such sources of capital will be sufficient.

      The Company maintains a $17.5 million secured revolving line of credit facility entered into on January 31, 2002, as amended (see Note 7 of the Company’s Notes to Consolidated Financial Statements — unaudited). Outstanding letters of credit reduced the availability under the line of credit in the amount of $2.6 million at January 3, 2003 and $1.8 million at March 29, 2002. Under this agreement, the Company is required to maintain certain financial ratios and other financial conditions. In addition, there are restrictions on the incurrence of additional indebtedness, disposition of assets and transactions with affiliates. At July 19, 2002 and at October 11, 2002, the Company had not maintained minimum consolidated EBITDA levels and had not provided timely reporting as required by the Amended and Restated Credit Agreement. The Company’s lender approved waivers to the Amended and Restated Credit Agreement for financial results for the quarter ended October 11, 2002. The Company’s noncompliance with the required consolidated EBITDA levels continued as of January 3, 2003. In February 2003, the Amended and Restated Credit Agreement was further amended, among other things, to revise the financial covenants for the quarters ended January 3 and March 28, 2003 and to shorten the maturity of the line of credit to July 31, 2003. The Company is in compliance with the agreement, as amended.

      The Company intends to extend and further amend this agreement prior to the maturity date, but no assurance can be given that the Company will be successful in doing so. Should the Company be unsuccessful in amending this agreement, the Company would be in default of the agreement, unless alternative financing could be obtained, and would not have sufficient funds to meet operating obligations.

      Net cash provided (used) by operating activities was ($2.6) million for year to date 2003, compared to $0.2 million for the same period last year. During year to date 2003, financing activities totaled $25.0 million and consisted primarily of net borrowings on the revolving line of credit of $10.1 million, the issuance of long-term debt of $14.0 million, and a $1.3 million increase in drafts payable. This compared to financing activities of $3.5 million for the same period last year, consisting primarily of net borrowings on the revolving line of credit of $3.9 million offset by repayments under long term debt of $0.9 million. Investing activities were $24.5 million for year to date 2003, of which $21.6 million was associated with the purchase of Tutor Time, and $3.4 million was used for capital spending which was partially offset by $0.6 million of proceeds from asset sales. Investing activities were $3.9 million for the same period last year, and consisted primarily of $3.4 million of capital spending and $1.0 million for reimbursable construction costs, offset by $0.5 million from proceeds from the sale of assets. Net accounts receivable increased to $10.7 for year to date 2003 from $5.2 million at March 29, 2002. This increase was primarily due to the inclusion of Tutor Time Learning Centers and Franchise Operations receivables.

      During fiscal 2002, $1.4 million of net cash provided by operations, $2.5 million from borrowings on the line of credit and $0.5 million of proceeds on the sale of assets, were principally used for investment in capital expenditures totaling $4.1 million and payments on long-term debt ($1.2 million). During fiscal 2001, $8.2 million of net cash provided by operations, $2.5 million from the issuance of shares and $0.6 million of proceeds on the sale of assets (primarily from the sale of property for rental purposes), were principally used for investment in capital expenditures totaling $6.0 million (to add 18 centers, make capital improvements to existing centers, and upgrade information technology systems), payments on long-term debt ($2.8 million), payments on the revolving line of credit ($1.4 million) and a reduction in the amount of drafts payable ($0.6 million). The Company incurred additional seller-financed notes payable of approximately $1.7 million during fiscal 2001 relating to the acquisition of centers.

      On July 19, 2002, the Company acquired the assets of Tutor Time Learning Systems, Inc., for an aggregate purchase price of approximately $22.8 million, including acquisition costs, plus the assumption of certain liabilities. The assets acquired by the Company consisted of substantially all of the operating assets and contract rights used by Tutor Time in its child care operations, which were comprised of 198 company-owned and franchised child care centers operating in 23 states and internationally, and were purchased to improve the range of the Company’s product offering and to enter the child care franchise business. The Tutor Time acquisition was financed, in part, through the Company’s $17.5 million secured bank credit facility as well as the issuance of $14 million of subordinated loans (the “Existing Subordinated Notes”). The Existing Subordinated Notes were issued to the JP Acquisition Fund Group to fund the balance of the Tutor Time acquisition purchase price and to provide related working capital. The Existing Subordinated Notes mature December 31, 2004 and bear interest at 15%, of which 7% is payable in cash, with the balance payable in kind by the issuance of additional subordinated notes (the “Additional Subordinated Notes”), with interest and principal payable on the earlier of December 31, 2004 or such date on which the Company has consummated the rights offering and received net cash proceeds (and/or cancelled Existing Subordinated Notes) of at least $7.5 million from the issuance of common stock in this rights offering (the “Minimum Equity Amount”). If this rights offering is not consummated, and the Minimum Equity Amount is not received, on or before July 19, 2003, then until the earlier of December 31, 2004 or the date on which the Company consummates this rights offering and receives the Minimum Equity Amount, all interest on the Existing Subordinated Notes will be payable by the issuance of Additional Subordinated Notes. Notwithstanding the foregoing, however, due to certain restrictions under the Company’s senior credit facility, the Company has been prevented, and shall continue to be prevented, from paying cash interest on the Existing Subordinated Notes until the earlier of December 31, 2004 or the date that this rights offering is consummated; provided that cash interest on the Existing Subordinated Notes (including the Additional Subordinated Notes and interest thereon) may only be paid prior to December 31, 2004 to the extent that the aggregate proceeds of this rights offering (including surrendered principal and interest on the Existing Subordinated Notes) exceed $14 million. All past due installments of cash interest on the Existing Subordinated Notes accrue interest at a default annual rate of 18%. The Existing Subordinated Notes are to be refinanced through this rights offering.

      During third quarter 2003, the Company entered into an interest rate swap contract to manage its exposure to fluctuations in interest rates relating to the revolving line of credit. Swap contracts fix the interest payments of floating rate debt instruments. As of January 3, 2003, a contract representing $3.0 million of notional amount was outstanding with a maturity date of November, 2005. This contract provides for the Company to pay interest at a fixed rate of 3.02% in return for receiving interest at a floating rate of 3 month LIBOR, which is reset in three month intervals. The fair value of interest rate swap agreements is subject to changes in value due to changes in interest rates. During the 40 weeks ended January 3, 2003, the Company recognized a loss of $46,000 as a result of a decline in the market value of the outstanding interest rate contract.

Contractual Obligations and Commitments

      At January 3, 2003, aggregate principal payments due on long-term debt over the next four fiscal years and thereafter are as follows:

(In thousands)
2003	$308
2004(1)	15,361
2005	2,418
2006	103
2007 and thereafter	89

$18,279

(1)	This figure includes $14.5 million of subordinated debt payable to the JP Acquisition Fund Group.

      Future minimum rental commitments at January 3, 2003 for all non-cancelable operating leases are as follows:

	Total —	Closed
	All Centers	Centers Only

	(In thousands)
2003	$7,208	$238
2004	28,014	965
2005	27,335	934
2006	26,441	847
2007	24,765	641
Thereafter	166,779	2,632

      The “Closed Centers Only” column in the table above represents the minimum lease payments in total for all closed centers. The Company has accrued as of January 3, 2003, $1.2 million in restructuring charges related to these lease payments. The Company expects to assign the remaining amounts to a third party or negotiate reductions with the landlord.

Related Party Transactions

      For a discussion of related party transactions and a summary of certain other relationships involving the Company and its directors and executive officers, please see “Certain Relationships and Related Party Transactions.”

Operational Improvements

      The Company continues steps to improve the profitability of its operations through pricing, more effective labor management and expense control and efforts aimed at boosting enrollment. These measures resulted in improvements in operating results for the third quarter and have resulted in additional improvements in operating results in the first and second periods of the fourth quarter.

Contingencies

      During fiscal 2002, the Company decided not to pursue opening three new build-to-suit centers after leases for these centers had been signed with the developer of the centers. The Company was subsequently sued by the developer for breach of contract. This case was settled at the end of fiscal 2002, and a current liability was recorded on the balance sheet as of March 29, 2002 in the amount of $0.8 million, which was paid during first quarter 2003.

      The Company is primarily liable on approximately $1.0 million for lease assignments already negotiated in connection with certain lease terminations resulting from the fiscal 2001 restructuring program (see Note 12 of the Company’s Notes to Consolidated Financial Statements — unaudited). A subsidiary of the Company is primarily or contingently liable for many of the leases of Tutor Time’s franchisees. In an effort to build its franchisee network, Tutor Time either leased the prospective site for a franchisee, with a subsequent sublease of the site to the franchisee, or provided a lease guarantee to the landlord for the benefit of the franchisee in exchange for a monthly lease guarantee fee payable by the franchisee that is based upon the monthly rent expense of the guaranteed lease. The payments the Company could be required to pay related to leases and guarantees aggregates $99.0 million and $15.7 million, respectively, in case of default by the franchisee. Should the Company be required to make payments under these leases, it may assume obligations for operating the center. Should the center not be economically viable, the Company will make provision for the lease termination at that time. The Company has taken over operations for a center previously operated by a franchisee as a result of a default under the franchisee’s lease and intends to continue to operate this center.

      In addition, various legal actions and other claims are pending or could be asserted against the Company. Litigation is subject to many uncertainties; the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the

Company. It is the opinion of management that the ultimate liability, if any, with respect to these matters will not materially affect the financial position, results of operations or cash flows of the Company.

Quantitative and Qualitative Disclosure about Market Risk

      Market risk represents the risk of loss that may impact our consolidated financial position, results of operations or cash flow. The Company is exposed to market risk due to changes in interest rates and foreign currency exchange rates.

      Interest Rates. The Company has exposure to market risk for changes in interest rates related to its debt obligations. The Company does not have cash flow exposure due to rate changes on our 15% Subordinated Notes in the amount of $14 million at January 3, 2003. The Company has cash flow exposure on the revolving line of credit, with an outstanding balance of $12.6 million and its notes payable, with an outstanding balance of $3.8 million as of January 3, 2003. Accordingly, a 2% (200 basis points) change in the LIBOR rate or the prime rate would have resulted in interest expense changing by approximately $0.3 million for year to date 2003.

      Foreign Currency Exchange Rates. The Company’s exposure to foreign currency exchange rates is limited to revenues for one company-owned center and franchise royalties for 11 franchised centers. Based upon the relative size of our foreign operations, the Company does not believe that the reasonably possible near-term change in the related exchange rate would have a material effect on its financial position, results of operations and cash flows.

New Accounting Pronouncements

      SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in August 2001, and addresses legal obligations (arising from laws, statutes, contracts, etc.) that an entity must satisfy when disposing of tangible, long-lived assets. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The Company is evaluating the impact this Statement will have on its consolidated financial statements and is anticipating the adoption of SFAS No. 143 in the first quarter of Fiscal 2004.

      SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002, was issued in April 2002, and rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishments of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company adopted this Statement during the first quarter of Fiscal 2003 which had no significant effect on the Company.

      SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002, and addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Company is anticipating the adoption of SFAS No. 146 in the third quarter of Fiscal 2003.

      SFAS No. 147, Acquisitions of Certain Financial Institutions — an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, was issued in October 2002, and addresses FASB Statement No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. The Company adopted this Statement during the second quarter of Fiscal 2003 which had no significant effect on the Company.

      SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123 (Issued 12/02), was issued in December 2002. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported. SFAS No. 148 is not expected to have a material effect on the Company’s financial statements.

      In November 2002, the FASB released FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others: an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.” FIN 45 establishes new disclosure and liability-recognition requirements for direct and indirect debt guarantees with specified characteristics. The initial measurement and recognition requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. However, the disclosure requirements are effective for interim and annual financial statement periods ending after December 15, 2002. The Company has adopted the disclosure provisions and management does not expect the full adoption of FIN 45 to have a material impact on the Company’s results of operations or financial position.

      On January 17, 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. The primary objective of the Interpretation is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as variable-interest entities. This Interpretation is effective for financial statements filed after January 31, 2003 and is not expected to have a material effect on the Company’s condensed financial statements.

Financial Statements and Supplementary Data

      The financial statements and supplementary data required for this prospectus are included in the financial statements set forth beginning on page F-1 of this prospectus.

BUSINESS

General

      Childtime Learning Centers, Inc. is one of the largest publicly traded for-profit providers of early childhood care and educational services in the United States. Childtime Learning Centers, Inc. conducts business through its wholly-owned subsidiary Childtime Childcare, Inc. and its other wholly-owned subsidiaries. The Company and its predecessors began operations in 1967. The Company operates in three business segments: Childtime Learning Centers, Tutor Time Learning Centers and Franchise Operations.

      The Company provides center-based educational services and child care to children between the ages of six weeks and 12 years under two distinct brand identities: Childtime Learning Centers (“Childtime”) and Tutor Time Childcare Learning Centers (“Tutor Time”).

      As of January 3, 2003, the Company operated a total of 467 centers system-wide under three major lines of business and had system-wide licensed capacity capable of serving over 50,000 children. The Company’s three lines of business are:

•	Childtime Learning Centers: 278 centers operated by the Company, consisting of:

—	266 Childtime centers and
—	12 Childtime-branded centers operated for third parties;

•	Tutor Time Learning Centers: 58 Tutor Time centers operated by the Company; and

•	Tutor Time Franchise Operations: 131 franchised Tutor Time centers.

      The Childtime and Tutor Time brands operate in largely distinct market segments. Tutor Time attracts a more affluent customer base with higher average incomes than the typical Childtime center. Childtime centers are, on average, smaller, less standardized in construction and appeal to parents who value a “homey” feel and more intimate experience for their child. Tutor Time centers are larger, more standardized in layout, and designed to appeal to parents who value a more structured educational and developmental experience. Both brands place emphasis on educational quality and content, with the Company’s Curriculum Department developing proprietary content distinct to each brand. Because Tutor Time centers are typically larger than Childtime centers, they generally deliver the potential for higher economic returns per center. However, Tutor Time centers also require higher investment and are typically fitted with more expensive equipment and supplies (e.g., telephones, intercoms and security cameras in each room and children’s computers).

      Childtime and Tutor Time corporate centers are located in the United States (in 27 states), with the exception of one Tutor Time center located in Canada. The vast majority of these centers are operated on leased premises, with typical lease terms ranging from 1 to 25 years; 51 of the Childtime centers are operated on Company-owned premises.

      The 12 Childtime centers the Company operates under management contracts are all located in the U.S., serving hospitals, corporations and the federal government. Under these contracts, the Company receives an annual operating fee and, in some cases, is eligible to receive incentives for improving revenues and/or managing costs. These contracts are typically up for renewal on an annual basis.

      Tutor Time franchise centers are also predominantly located in the U.S., with 120 centers operating in 17 states. An additional 11 centers are operated in Canada, Hong Kong, Indonesia, and the Philippines, for the most part under master franchise agreements. The Company currently guarantees leases for 66 of its franchise centers, including sites under development. The Company believes that Tutor Time is currently one of the largest franchisors of child care services based in the United States.

      In addition to its existing centers, the Company had 23 Tutor Time centers under development as of January 3, 2003, of which six are to be Company-operated centers and 17 are to be franchise centers. The majority of these centers are scheduled to open before June 2003, with the rest scheduled to open before June 2004.

      The Company acquired the assets of Tutor Time Learning Systems, Inc. on July 19, 2002, for an aggregate purchase price of approximately $22.8 million, including acquisition costs, plus the assumption of certain liabilities. The Company purchased substantially all of the operating assets and contract rights used by Tutor Time in its child care operations and, as a result, significantly increased its revenue base and the number of centers under its management. The strategic rationale for the acquisition was to improve the range of the Company’s product offering and to enable the Company to enter the child care franchise business. Specifically, through the acquisition of Tutor Time, the Company acquired the ability to serve a different segment of the child care market and to broaden its prospective customer base. By catering to a more premium-priced clientele, the Company can operate and market its Tutor Time centers as a different and distinct brand. Furthermore, by operating Tutor Time as a separate brand, the Company will be able to franchise and operate this unique model, both domestically and internationally.

      The Company’s strategy is to offer a nationally-recognized educational curriculum, within a stimulating environment in order to provide high quality child care and to maximize the development and preparation of children for school. With over 7,500 employees, the quality, skills, and motivation of our center staff is of paramount importance. The Company places a great deal of emphasis on the recruitment, selection and ongoing training of its child care center directors and area managers.

      Management seeks to improve both the revenue and profit performance of the Company’s existing centers by placing strong emphasis on actions to increase enrollment and to manage costs. This is particularly important given the fixed-cost and labor-intensive nature of the business and its sensitivity to overall economic conditions. The Company’s current initiatives include development of appropriate marketing programs, cost (particularly labor cost) management tools, high-quality training for pivotal operating roles (e.g., center directors and area managers), and multi-unit business management techniques. The Company also maintains an incentive plan that ties center director and area manager compensation directly to center performance.

      The Company will continue to seek opportunities to drive profitable growth. Management continues to see attractive growth opportunities in the development of new centers in the Company’s core domestic corporate and franchise markets. In addition, we continue to receive strong interest from qualified parties in potentially attractive international markets. Going forward, we will consider acquisitions where there is a strong fit with the Company’s existing operations, where management has confidence in the organization’s ability to effectively manage the integration, and where the price can be justified on conservative expectations of future returns.

      The Company utilizes a 52 to 53 week fiscal year (generally comprised of 13 four-week periods), ending on the Friday closest to March 31. The fiscal years ended March 29, 2002, March 30, 2001 and March 31, 2000 all contained 52 weeks. The first quarter for fiscal 2002, 2001 and 2000 contained 16 weeks, while the remaining quarters for fiscal 2002, 2001 and 2000 each contained 12 weeks. Similarly, the first quarter of fiscal 2003 contained 16 weeks and the second quarter of fiscal 2003 contained 12 weeks. All significant inter-company transactions have been eliminated.

Business Strategy

      The Company’s business strategy is to:

(1)	focus on excellent operational execution and profitability for our corporate centers;

(2)	develop a culture of dedication to customer service and performance;

(3)	reinforce our value proposition to Tutor Time franchisees;

(4)	successfully complete the integration of Childtime’s and Tutor Time’s operations as quickly as possible; and

(5)	improve the Company’s organizational leadership, institutional skills and capabilities.

      Management believes focus on these factors will help create value in the near-term, and re-position the company for profitable growth in the medium- to long-term.

Excellent Operational Execution and Profitability for Corporate Centers

      Excellent operational execution for corporate centers is critical to the success of the Company. Market research shows that parents’ decision to enroll their child in a Childtime or Tutor Time center is based on a number of factors and typically involves an intense, focused “buy” decision. Parents make tradeoffs between price and perceived value, especially value in relation to our major national and local competitors, and a wide range of other options that can include nannies, home care, and frequently lower-cost locally-sponsored child care options.

      Happy children, satisfied parents, and positive word-of-mouth are the most critical tests of how well the Company is managing the business and its ability to capture a price premium. They are a reflection of the many factors that determine the overall quality of the program in any given center. Based on experience, the most important of these factors include: the skills and (often) the longevity of center directors and staff; the differentiation and quality of the educational offering; the condition of facilities; and the degree to which the Company is perceived as service-oriented and values-driven.

      The most notable areas that management is focused on to improve corporate operations are as follows:

•	Tightened oversight of center operations by corporate and field staff with a combination of both child care and multi-unit management experience, supported by more timely, accurate and relevant data and analysis to manage the business

•	Development of a number of modules to improve training for center directors, staff and field support personnel, not just in the areas of center management and curriculum, but also in financial management, marketing, customer service, and the technologies that can improve center and business management

•	Development of new tools and approaches to focus center directors and area managers on the major value drivers of the business, primarily

•	Improved marketing tools and techniques to drive enrollment, critical in a largely fixed/semi-fixed cost business

•	New scheduling and labor management tools to optimize labor hours, by far the largest and typically the most under-managed cost item (often greater than 50% of total costs)

•	Revised capital expenditure processes to improve oversight and effectiveness of facilities maintenance costs

•	New performance management approaches to drive stronger “ownership” incentives for center directors and area managers

•	Standardization and communication of “best practice” operating policies and procedures

•	Revised recruitment practices to hire staff who have a higher likelihood of success and length of service (reduced staff turnover has the potential to save the Company millions of dollars in largely hidden costs)

•	Ongoing focus on under-performing centers to determine the reasons for poor performance with appropriate action plans to turn around each center or remove it from the portfolio

•	Improving the quality and differentiation of curriculum for both brands by improving content development and follow-through on curriculum delivery

Improved Customer Service and Performance Culture

      The Company is taking steps to refocus all employees on providing timely and responsive customer service and on delivering a top-quality product to each employee’s customer at all times whether that customer be children, parents, center staff, center directors, area managers, the corporate or franchise operations team, etc. This is being accomplished through dedicated customer-service training initiatives and through re-design of job descriptions, performance evaluation systems, and incentive plans.

Improved Franchisee Relations and Value Proposition

      Franchising represents an important component of the Company’s current Tutor Time business and an attractive growth option for the Company going forward. Relations with existing Tutor Time franchisees were severely strained as a result of Tutor Time Learning Systems, Inc.’s financial distress and the Chapter 11 process. Repairing these relationships and earning the trust and cooperation of the franchisee community is a major priority for the Company’s senior management team. To do this, the Company is focused on providing excellent support to franchisees through its franchise district management team, with additional support from key roles in the regional management structure, including the regional training managers and regional marketing support. In addition, the Education, Technology and Marketing Departments continue to take steps to improve value delivery and support. The Franchise Operations group is expanding its role to include business advisory and performance benchmarking.

Successful Integration of Operations

      Since the acquisition of Tutor Time, management has focused on consolidating several “back-office” functions to its Michigan headquarters. This has included the corporate operations, finance and accounting functions, and to some degree the technology, legal, marketing, and real estate functions. Management has used the integration process to pick the best of both companies in terms of technology and accounting systems, operating policies and procedures, and management talent. Going forward, the Company will maintain an office in Florida focused mainly on franchise operations and education and training. This consolidation of operations has resulted in reduced costs while providing consistent information and services to the entire organization.

Improved Organizational Leadership, Skills and Capabilities

      The Company has made a concerted effort to upgrade the overall level of management talent to capitalize on the growth opportunity presented with the acquisition of the Tutor Time brand. New hires include the CEO, CFO, Vice President of Human Resources, Vice President of Marketing, as well as a reorganization of and internal hires into key positions in the regional management teams. The Company also plans to hire a Chief Operating Officer as the reorganization and streamlining of operations proceeds.

      The new management team is focused on developing institutional skills and capabilities in critical areas to focus the organization on key value drivers including: high-impact marketing techniques to drive enrollment, labor and controllable cost management, training, curriculum development, capital expenditure management, action plans for management of under-performing centers, and overall business planning and strategy.

Growth Strategy

      The following table sets forth the number of centers acquired or otherwise opened, as well as closed, during the periods indicated. Figures include Tutor Time franchise centers.

		Fiscal Year Ended
	40 Weeks
	Ended
	January 3,	March 29,	March 30,	March 31,
	2003	2002	2001	2000

Number of centers in operation:
Beginning of period	286	304	293	270
Additions during period:
Acquisitions and other	182	1	10	34
New center openings	10	3	8	4

Total additions	192	4	18	38
Closings/ Terminations during period	(11)	(22)	(7)	(15)

End of period	467	286	304	293

      In the years prior to the acquisition of Tutor Time, the Company had focused on expanding its Childtime brand through a number of smaller acquisitions and build-to-suit centers at the rate of approximately 30 to 40 centers per year. During fiscal 2001 and 2002, the Company shifted strategy to focus on improving the profitability of current operations, and significantly reduced the number of these smaller acquisitions. As a result, the Company closed 22 centers during fiscal 2002 (18 of which were included in its restructuring plan initiated at the end of fiscal 2001). Eight additional centers were closed by January 3, 2003, and three Tutor Time franchise centers that had reached the end of their contracted franchise terms were allowed to exit the system.

      With the acquisition of Tutor Time in July 2002, the Company acquired and accepted the contracts on 58 operating corporate centers, 124 operating franchise centers, and additional Tutor Time centers that were at various stages of development.

      In addition to the current development pipeline, the Company is actively researching new sites to add to the Tutor Time portfolio. Current plans are for a mix of franchise and corporate sites to be opened within existing franchise and corporate geographies. The Company will prioritize adding units in its existing markets in order to increase market concentration and to leverage administrative and advertising expenses. The Company continues to experience a large number of inquiries from qualified candidates interested in franchise opportunities, as well as ongoing demand from its existing base of franchisees. The majority of inquiries are for U.S.-based opportunities. The Company has also received inquiries for international opportunities, presenting an attractive long-term growth option for the Company.

      In choosing locations for new centers, the Company considers a number of factors, emphasizing suburban neighborhoods with growing populations of young families. Management looks for sites in proximity to newly developed or developing residential areas on heavily traveled local streets. The Company performs a detailed analysis of the demographics of the area surrounding the proposed site and focuses on several site selection criteria including: the percentage of children under age six; the population density within a three-mile radius surrounding a proposed site; and average household income. The Company also analyzes the percentage of the population consisting of college-educated, dual-income families, as well as the average home value in the target area.

      In addition to acquiring or building centers in residential areas, the Company had obtained contracts in the past with employers and office complex managers to operate centers in at-work locations. Historically, public agencies and hospitals have been the principal employers providing or otherwise arranging for child care services for their employees. A number of private sector employers have begun to offer this benefit, as they recognize that reduction of employee absenteeism due to a lack of reliable and available child care can significantly offset the cost to employers in offering such benefits.

      The Company’s expansion activity is limited to child care centers in market areas showing strong growth potential and to sites which the Company believes it can conform to its standard facility and educational format. The Company utilizes prototype building designs in its build-to-suit centers.

      The Company continuously reviews its existing center portfolio in an effort to ensure all centers meet minimum performance standards. Centers become candidates for closure when they fail to meet certain demographic or financial criteria.

      Going forward, there are no assurances that the Company will be able to continue to develop or acquire new sites in a manner that will meet its requirements.

Educational Programs

      The Company’s educational programs stress the process of learning and discovery. The staff is trained to support children in their active explorations and to help them to become self-confident, independent and inquisitive learners. The Company believes in fostering all aspects of a child’s development: social, emotional, physical and intellectual. The two primary means of meeting this goal are the use in each center of a nationally recognized educational curriculum and the center’s ongoing dialogue with parents in providing a learning environment for their children that meets or exceeds their expectations as customers.

      In each Childtime center, the Company has historically utilized The Creative Curriculum® For Early Childhood, a nationally recognized educational curriculum published by Teaching Strategies, Inc. and written by Diane Trister Dodge (a member of the Governing Board of the National Association for the Education of Young Children from 1990 to 1994) and Laura J. Colker. The Creative Curriculum® provides a philosophy and a framework for development of appropriate curriculum, but it does not provide detailed daily lesson plans. Tutor Time centers in contrast have used an in-house proprietary curriculum developed by Dr. Victoria Folds, Tutor Time’s Vice President of Education. Dr. Folds’ curriculum emphasizes developmentally appropriate activities, drawing on best practices from traditional, progressive and Montessori teaching approaches. As the two brands are integrated into one Company, Dr. Folds’ education team will continue to develop proprietary curriculum for Tutor Time, and is using the principles laid out in The Creative Curriculum® to take over development of more detailed lesson plans and support materials for Childtime centers. Emphasis will be placed on keeping the materials for Childtime and Tutor Time distinct from each other and from competitor’s offerings in the market.

      Children enrolled at a center are placed into groups according to their age. Each group has specific learning goals that enable the staff to develop planning activities and daily programs and to assess each child’s growth and development. At designated times during the year, an informal developmental assessment is prepared for each child and reviewed with the child’s parents.

      Generally speaking, the Company’s classrooms under both brands are organized in seven levels following the sequential process of growth and development, from infancy through school-age:

Infants (six weeks - twelve months). A homelike environment and positive caregiver interactions foster the infant’s sense of trust and self-esteem. Daily routines (feeding, diapering and rocking) and sensory experiences are used to promote listening and language skills to help infants learn about the world around them. Play activities and interactions focus on the development of large muscles for sitting, crawling, standing and walking. Activities that develop small muscles for grasping, reaching, holding and picking up objects are also utilized on a routine basis.

Young Toddler (1 - 2 years). Classroom space and materials are organized to support the young toddler’s need to physically explore, discover and be independent. Caregivers provide comforting words and lap time to help toddlers deal with separation from parents. Toddlers are encouraged to participate in daily routines to develop self-help skills and self-esteem. Play activities with sensory experiences provide opportunities to help in the development of thinking skills, large and small muscles and assist in promoting communication skills. Stories, pictures and books are introduced to help toddlers experience reading as a pleasurable activity. Caregivers reinforce positive behaviors, set limits and are consistently available as a “homebase” to support the toddler’s conflicting need for independence and comfort.

Toddler (2 - 3 years). Classroom space and materials are organized to support the older toddler’s increased need for independence in making simple decisions, engaging in pretend play and playing cooperatively with other children. Toddlers are supported in their self-help skills (dressing, feeding and toileting) and encouraged to help with daily routines in order to become familiar with the sequence of events to foster their self-esteem. Play activities provide opportunities to practice skills, increase communication about sensory experiences and promote listening and speaking skills. Indoor and outdoor activities focus on helping toddlers strengthen small muscles and aid in the development of hand-eye coordination and large muscles.

Preschool 1 (3 - 4 years). Classroom space and materials are organized in distinct interest centers to support young preschoolers’ initiative to practice their new skills and express their ideas and feelings. These centers are set up to encourage preschoolers to select play activities, engage in hands-on exploration, participate in pretend play and develop the ability to play cooperatively. Small muscles and hand-eye coordination continue to be strengthened through art activities, sand and water play and by working with manipulative toys and blocks. The daily schedule includes many activities for large muscle development. Stories and books are used daily to increase familiarity with the meaning of letters and words (emergent literacy) and to foster reading as a pleasurable activity.

Preschool 2 (4 - 5 years). Classroom organization and the daily schedule provide increased opportunities for independent and small group play in interest centers. Such group play supports older preschoolers’ developing ability to organize their own play, assign roles and tasks and work towards a common goal. Activities provide hands-on experiences. Caregiver interaction focuses on helping preschoolers organize the information they gather, develop an understanding of number concepts, reasoning and problem solving skills (matching, classifying and sequencing), while expanding listening and language skills. Independent and group activities with books and stories promote reading readiness. Caregivers create a print rich environment (signs, labels and charts) and provide opportunities for children to draw, paint and engage in writing activities. Children are increasingly involved in helping to set limits for positive and caring behaviors. Caregivers focus special attention in order to promote kindergarten readiness.

Five Year Old or Kindergartner (5 - 6 years). Classroom organization, materials and activities support the five year-old’s increased ability to understand written symbols (letters, numbers and some words) and create an interest in writing. Educational interest centers continue to provide opportunities for hands-on exploration to sharpen observation skills, explore cause and effect, share and play cooperatively with others, plan and carry out a task and engage in independent or group play for an extended period of time. Materials are provided to encourage representation, symbolic play and to practice drawing and writing. Activities are planned to help children learn to follow directions, recall and sequence events, understand measurement, recognize how materials can change, think creatively to solve problems, improve their coordination skills and use their bodies in challenging outdoor play tasks. Centers which offer a kindergarten program for transitioning children into first grade follow the local school district’s specific goals and assessment requirements.

School-ages (6 - 12 years). Classroom space, equipment and materials are organized to support school-agers’ sense of industry and competence and to accommodate the wide range of interests and abilities of six to twelve year-olds. The program provides opportunities for school-agers to pursue their interests, perfect coordination of large and small muscles and to learn to work with others. The environment is designed to engage children in activities (arts and crafts, cooking, dramatic play, music, dance, games and sports) they can pursue independently, with a friend, or as a group project. Caregiver integration focuses on helping children set reasonable goals and manageable tasks, guiding them to think about the consequences of their words and actions so as to foster a sense of community. Special time is allotted for children to complete their homework assignments.

      Through parent surveys, the Company continually assesses the quality of its education curriculum. These surveys provide the Company with feedback on parent satisfaction with their child’s developmental growth and with the Company’s curriculum, center director and overall quality of the center. Center directors also conduct both formal and informal parent interviews in order to ascertain parent satisfaction levels and address any concerns. Information gained from these interviews is forwarded to the Company’s management for review. The Company also endeavors to provide an exit-survey to parents who stop utilizing its services.

      The Company continues to focus its efforts on obtaining accreditation for many of its centers by the National Association for the Education of Young Children (“NAEYC”) or the National Early Childhood Program Accreditation (“NECPA”). NAEYC and NECPA are national organizations which have established comprehensive criteria for providing quality child care. Both organizations have developed and implemented a voluntary and rigorous accreditation process through which child care providers have their programs formally evaluated by trained NAEYC or NECPA verifiers and the families served by the providers. Centers which earn such national accreditation status demonstrate a commitment to excellence by operating centers of the highest quality for the children they serve. The Company believes that the process of earning accreditation assists in the Company’s efforts to continually improve its programs, training and facilities. The Company shares NAEYC’s and NECPA’s commitment to provide the highest quality child care and, thus, continues to pursue an aggressive accreditation schedule.

Products and Services

      General. Subsequent to the end of fiscal 2002, the Company reorganized its corporate operations into one division with the Childtime learning center and Tutor Time learning center operations headed by a Director of Corporate Operations. The Director oversees regional teams, with each team comprised of a regional operations manager, finance manager and training manager. Reporting to the regional operations manager are area managers, with each area manager responsible for multiple learning centers. Each individual center has a dedicated center director and a staff generally ranging from 15 to 30 persons. The centers operate year-round, five days per week, generally opening at 6:30 a.m. and remaining open until 6:30 p.m. A child may be enrolled in any of a variety of program schedules, from a full-time, five-day-per-week plan to as little as two or three half-days a week. A child attending full-time typically spends approximately 9 hours a day, five days per week, at a center.

      The Company’s current weekly tuition for full-day service typically ranges from approximately $100 to $300 depending on the location of the center, the age of the child, and whether it is a Childtime or Tutor Time center. Tuition is generally paid, in advance, on a weekly basis. The Company also charges additional registration and materials fees which vary by brand and location. The Company generally reviews its tuition rates at least once each year to determine whether rates at a particular center should be changed in light of that center’s competitive environment and financial results.

      Our franchise operations are headed by Tutor Time’s Vice President of Franchise Operations. The Vice President oversees District Franchise Managers, who in turn are the main point of contact between franchisees and the Company. The District Franchise Managers provide support and training to franchisees and their center staff, and also ensure that franchisee operations are in compliance with Company standards.

      Both the regional corporate operations teams and the franchise district managers can draw on additional resources within the Company to bring in expert advice on specific topics including marketing, curriculum, finance and business management, licensing, new center openings, state and federal grants, government relations, real estate and facilities management.

      Center Operations. Each center is managed by a director who is supervised by an area manager. The Company places a great deal of emphasis on the recruitment, selection and ongoing training of center directors. Center directors are hired by their respective area manager from a pool of candidates who have undergone an initial psychological profile screen, reference check, and criminal background check. All center directors are required by state regulations to have some minimum level of training, which is typically in the form of credit hours from a state approved training agency or an accredited educational institution. The Company prefers that potential directors have a bachelor’s degree in early childhood education, child development or a health-related field plus a minimum of two years experience in licensed child care. Many directors are recruited from within the Company and have served as caregivers or assistant directors in one of the Company’s centers. A center director has overall responsibility for the operations of a center including: ensuring that the center is operated in accordance with Company and state licensing standards and operating procedures; providing an educational, caring and safe environment for children and their parents; marketing the Company to parents and otherwise promoting the positive image of the Company in the community. The center directors receive a salary and bonus tied to the financial and operating performance of their center. Each center director is also responsible for hiring his or her staff, including caregivers.

      The center director assesses and collects tuition and fees. All funds received by each center are deposited in an account established by the Company in a local bank. All payroll and most other center expenses are paid directly by the Company’s corporate office. Basic supplies are purchased by the centers pursuant to national vendor contracts negotiated by the corporate office to take advantage of volume buying discounts and to retain financial controls. Direct expenditures by the centers are limited to miscellaneous operating expenses.

      Area Supervision. An area manager hires the director of each of his or her centers and is supervised by a regional manager. Area managers also work very closely with other corporate staff members, such as the Vice President — Human Resources, Director of Real Estate, Vice President — Marketing, Corporate Controller or General Counsel, on such issues as center acquisition and marketing, personnel actions and financial planning. Additional duties of area managers are to facilitate communications between center directors and the corporate office, as well as among center directors, and to monitor cost control and revenue generation efforts and licensing compliance. Area managers typically spend 80% of their work time in the centers they supervise. Area managers receive a salary and bonus tied to the financial and operating performance of the centers under their supervision.

      Training. The Company believes that the skills and expertise of the director and staff at each center are among the most significant factors for parents selecting center-based child care programs. In order to enhance the quality of the staff at each center, the Company provides both externally and internally developed training programs for its personnel. It has developed training materials and manuals for its staff and conducts seminars for its area managers and directors on such subjects as interpersonal and business skills, basic financial concepts and marketing. All management personnel (including area managers, center directors and assistant directors) participate in periodic training programs or meetings and must comply with applicable state and local licensing regulations. Center staff is required to participate in orientation and training sessions. The Company is organized for its operations into regions, each of which has an on-site regional training manager to assist in the development and implementation of its training programs. These training programs are designed to prepare and enhance the skills of its caregivers to meet the Company’s internal standards and applicable state licensing requirements. All new center directors are required to attend a one-week training course held at their respective region office within four weeks of their hire date.

      Safety. The Company is committed to the health and safety of the children in its care. To prevent unauthorized persons from entering the center, substantially all centers are equipped with front door security systems requiring card keys, security codes, or other forms of access control. In addition, most centers use a double door entrance and have a centrally monitored security system to protect the center after hours. Each day, children must be signed in and out by parents, legal guardians or an authorized designee of the parent or guardian. All centers have at least one staff member trained in first aid and CPR.

      Center staff members are trained to detect child neglect and abuse, and are required by law and company policy to immediately report all suspected instances. In the rare event that an employee is accused of child neglect or abuse, it is the Company’s policy to place the employee on administrative leave pending the results of an independent state agency investigation, in which the Company cooperates fully. No assurances can be made that allegations of child neglect or abuse will not be made in the future. However, allegations of child neglect or abuse against an employee are rare, and in most cases, covered by the Company’s general liability insurance. Since these incidents fall within the insurance policy limits, it is the Company’s position that such occurrences will not materially affect the financial position, results of operations, or cash flow of the Company.

The Company maintains general liability insurance and appropriate umbrella policies in adequate amounts, as described under “Insurance”.

      Financial Planning; Budgeting and Cost Control. The Company has implemented a program of financial planning and cost control which seeks to maximize operational profit without sacrificing quality child care. This goal is accomplished by actively engaging the area manager and center director in the formulation and implementation of the budget for each center. The Company’s operations are organized into regions, each of which includes an on-site regional finance manager. The regional finance manager is responsible for assisting the director and area manager in the budgeting process along with other financial functions. Directors are then responsible for implementing the approved budget and become primarily responsible for the financial performance of the center. In order to encourage profitable performance, the Company has implemented a financial incentive program for meeting or exceeding pre-approved budget goals.

      Facilities. Most of the Company’s centers are freestanding structures leased or owned by the Company. The Company utilizes prototype buildings designed specifically for each state emphasizing energy efficiencies, lower maintenance costs and enhanced appearance. Depending on the state, these prototype designs for Childtime centers generally contain between 7,900 to 9,000 square feet in a one story, air-conditioned building; Tutor Time centers are typically larger with prototype centers averaging over 10,000 square feet.

      The interiors primarily consist of closed classrooms bordering a central hallway. Such a design accommodates the desire to allow children the freedom to explore their environment as well as the staff’s need to be able to monitor activities in the classroom. The Company’s centers contain classrooms, recreational areas, a kitchen and bathroom facilities and are designed to accommodate the grouping of children by age or development level. Two unique features of Tutor Time centers are the Tutor Towne Village® and self-contained classrooms. The Tutor Towne Village® is a common room outfitted with a post office, firehouse, and other facades that create a play and learning environment imitating a small town. Use of the room is purposefully integrated into the Tutor Time curriculum in a way that enables staff to teach children through guided socio-dramatic play. Classrooms are self-contained in that each classroom is designed to have its own areas for play, learning, eating, crafts and diaper changing so that teachers and children do not need to leave the room, except for other special activities such as use of playgrounds or the Tutor Towne Village®. Childtime centers do not have the same level of standardization of features due to the varying age of centers and the fact that many were acquired. However, most centers have unique and appealing features in line with the educational and developmental philosophy of the Company.

      Room materials are chosen for their educational value, quality and versatility. The infant/ young toddler room features separate, sanitary diaper changing areas. Each facility has a playground designed to accommodate the full range of children attending the center, including an area specifically for toddlers. The playground is fenced in for security and organized to provide adequate supervision for every age group. Each center is equipped with a variety of audio-visual aids, educational supplies, games, toys, indoor and outdoor play equipment. In addition, most Tutor Time centers and some Childtime centers are equipped with personal computers and software designed for preschool and school age children. Tutor Time centers typically are equipped with security cameras and phones in each classroom. Virtually all of the centers are also equipped with vehicles for the transportation of children to and from elementary schools and for field trips. Van drivers carry cellular telephones in the event of a break down while on the road.

      As of January 3, 2003, the Company operated 324 Company-owned centers and franchised 131 centers. Aggregate licensed capacity for these centers was over 50,000 children. The capacity of centers differs from state to state because of various licensing requirements.

      Management Contracts. As of January 3, 2003, the Company also had contracts to manage 12 child care centers. Many of these centers are located on or near the premises of a specific employer and involve varying degrees of involvement from the employer, such as ownership of the premises, minimum enrollment guarantees, the assumption of financial responsibility for the ongoing operations of the center, other management arrangements, or any combination of the above. Historically, public agencies and hospitals have been the principal employers providing or otherwise arranging for child care services for their employees.

Marketing

      The Company believes that the quality of a center’s director, staff, center location, and consistent localized advertising and marketing are the key components to a successful center. The Company relies heavily on recommendations from current customers as a source of new enrollments. To encourage recommendations, the Company offers a referral bonus to parents and employees of the Company who successfully recommend the Company’s services to others. In addition, the Company advertises through a variety of database direct marketing programs that target parents within a specified radius of each center. The Company also advertises through direct mail distribution of promotional material in residential areas surrounding a center and through listings in the Yellow Pages (directory-based and online) and maintains an internet web site. The Company will continue to promote its safe, secure facilities along with its respected curriculum and qualified staff through direct marketing campaigns timed around peak enrollment periods or to support specified programs.

Seasonality

      Generally, the Company’s accounting periods are organized into 13 four-week periods, with 4 four-week periods comprising the first fiscal quarter and 3 four-week periods comprising each of the second, third and fourth fiscal quarters. Consequently, the Company’s revenues, gross profit and operating results for the first quarter are favorably impacted by the additional four weeks included in that quarter. Periodically, due to the Company’s closing the fiscal year on the Friday closest to March 31, the Company will have a five-week period in the thirteenth period of its fiscal year.

      Due to the impact of summer vacation, in July and August of each year (the last month of the Company’s first fiscal quarter and the first month of the Company’s second fiscal quarter), the Company has historically experienced an enrollment decline. In addition, the Company typically experiences revenue declines in the months of November and December due to the impact of several major holidays. To partially offset these declines, the Company has successfully implemented and marketed both a summer camp program with a new theme and focus each year, as well as a December holiday camp.

      New enrollments are generally highest in September and January; accordingly, August and December are traditionally the best months to open new centers. However, with the exception of spring, the Company has demonstrated an ability to successfully open centers throughout the year because of enhanced pre-opening marketing efforts. Total enrollments (and, accordingly, the Company’s results) are typically the strongest in the fourth quarter (which include the months of January, February and March).

Competition

      The child care and preschool education industry is highly fragmented and competitive and has historically been dominated by small, local nursery schools and child care centers. The Company’s competition consists principally of local nursery schools and child care centers (some of which are non-profit, including church-affiliated centers), providers of services that operate out of homes, and other proprietary multi-unit child care center providers, some of which are larger and may have substantially greater financial resources than the Company. Among the larger providers of for-profit child care and preschool education are KinderCare Learning Centers, Inc., La Petite Academy, Inc., Aramark/ Children’s World, and Knowledge Universe, Inc. Bright Horizons Family Solutions, Inc. is the largest competitor in the at-work/management contract segment. Major competitors in the franchise segment include Goddard Schools, Primrose Schools, and Kiddie Academy.

      The Company believes it is able to compete favorably with these providers by offering a high quality level of child care services. This is especially true in competing against local nursery schools, child care centers and in-home providers where the Company is often at a price disadvantage, because these providers generally charge less for their services than the Company charges. Many church-affiliated and other non-profit child care centers have lower occupancy costs, than the Company and may receive donations or other funding to cover operating expenses. Consequently, operators of such centers may charge tuition rates that are less than the Company’s rates. In addition, fees for home-based and not-for-profit care are normally lower than fees for center-based care, because these providers are not regulated and, thus, not required to satisfy the same health, safety, insurance or state regulations as the Company’s centers.

      The Company competes by hiring and training quality center directors and by offering professionally-planned educational and recreational programs, well-equipped facilities, and trained staff and supervisory personnel. In addition, the Company also provides a range of enrichment programs, including foreign language, dance, music and karate. The Company also provides drop in service, and the transportation between the Company’s child care centers and schools of children enrolled in the Company’s before and after school program.

Personnel

      As of January 3, 2003, the Company employed more than 7,500 persons (including part-time and substitute caregivers), of which 90 are employed at corporate headquarters in Michigan and in Florida, 16 are employed at the 5 regional offices and 33 are employed as area managers or franchise district managers. The remainder are employed at the Company’s child care centers. Center employees include center directors, assistant directors, full-time and part-time teachers, caregivers, substitute caregivers, aides and other staff, including cooks and van drivers. All center directors, regional managers, area managers and most corporate supervisory personnel are salaried; all other employees are paid on an hourly basis. The Company does not have an agreement with any labor union and believes that its relations with its employees are good.

      The Company is also subject to the Fair Labor Standards Act, which governs minimum wages, overtime compensation and working conditions. A portion of the Company’s personnel (estimated to be less than 1% as a percentage of total payroll expense) are paid at the federal minimum wage.

Regulation

      Child care centers are subject to numerous state and local regulations and detailed state licensing requirements. Although these regulations vary from jurisdiction to jurisdiction, government agencies generally review, among other things, the adequacy of buildings and equipment, licensed capacity, the ratio of staff to children, staff training, record keeping, the dietary program, the daily curriculum and health and safety standards. In most jurisdictions, these agencies conduct scheduled and unscheduled inspections of centers, and licenses must be renewed periodically. In a few jurisdictions, new legislation or regulations have been enacted or are being considered which establish requirements for employee background checks or other clearance procedures for new employees of child care centers. Repeated failures by a center to comply with applicable regulations can subject it to state sanctions, which might include fines, corrective orders, being placed on probation or, in more serious cases, suspension or revocation of the center’s license to operate. Management believes the Company is in substantial compliance with all material regulations applicable to its business.

      For the fiscal year ended March 29, 2002 and the first three quarters of fiscal year 2003 ended January 3, 2003, approximately 22% and 24%, respectively, of the Company’s revenues were generated from federal and state child care assistance programs, primarily the Child Care and Development Block Grant and At-Risk Programs. These programs are typically designed to assist low-income families with child care expenses and are administered through various state agencies. Although no federal license is required at this time, there are minimum standards that must be met to qualify for participation in certain federal programs. There is no assurance that funding for such federal and state programs will continue at current levels and a significant reduction in such funding may have an adverse impact on the Company.

      There are certain tax incentives for parents utilizing child care programs. Section 21 of the Internal Revenue Code provides a federal income tax credit ranging from 20% to 30% of certain child care expenses for “qualifying individuals” (as defined therein). The fees paid to the Company for child care services by eligible taxpayers qualify for the tax credit, subject to the limitations of Section 21. In 2002, the amount of the qualifying child care expenses was limited to $2,400 for one child and $4,800 for two or more children. Therefore, the maximum credit ranged from $480 to $720 for one child and from $960 to $1,440 for two or more children. For 2003, the tax credit currently ranges from 20% to 35% of qualifying child care expenses and is limited to $3,000 for one child and $6,000 for two or more children. Therefore, the maximum credits ranges from $600 to $1,050 for one child and $1,200 to $2,100 for two or more children. Tax incentives provided under the Internal Revenue Code are subject to change.

      The Company must also comply with the Americans with Disabilities Act (“ADA”), which prohibits discrimination on the basis of disability in public accommodations and employment. Costs incurred to date by the Company to comply with the ADA have not been significant. A determination that the Company is not in compliance with the ADA, however, could result in the imposition of fines or an award of damages to private litigants, and could require significant expenditures. The Company believes that the majority of its centers are substantially in compliance with all material ADA requirements.

Insurance

      The Company’s insurance program currently includes the following types of policies: workers’ compensation, commercial general and automobile liability, commercial property, director and officer liability, flood coverage in applicable locations, excess “umbrella” liability, and a medical payment program for accidents which provides secondary coverage for each child enrolled in a Company center. The policies provide for a variety of coverages and are subject to various limits and deductibles. For fiscal 2003 and 2002, the Company’s policies for workers’ compensation have a deductible of $250,000 per occurrence. The commercial general liability policy has a $1,000,000 limit per occurrence, with a $3,000,000 general aggregate limit per location. There is a separate limit for sexual abuse and molestation coverage of $1,000,000 for each occurrence and $3,000,000 in the aggregate, with defense limits of $1,000,000 per occurrence and $3,000,000 in the aggregate. The Company also has excess “umbrella” coverage, relating to general liabilities (exclusive of sexual/ physical abuse claims) in the amount of $20,000,000 per year. Management believes the Company’s current insurance coverages are adequate to meet its needs.

Properties

      The following table shows the locations of the Company’s centers, including those operated under management contracts, as of January 3, 2003. (The numbers reflect the number of centers in that state or country):

		Tutor Time

	Childtime	Corporate	Franchise

Arizona	22	0	15
California	34	5	24
Connecticut	0	2	5
Delaware	0	1	1
Florida	12	2	13
Georgia	15	0	2
Illinois	6	8	2
Indiana	0	0	1
Iowa	3	0	0
Kansas	0	2	0
Maryland/DC	14	0	0
Massachusetts	0	1	0
Michigan	18	16	1
Minnesota	0	0	8
Mississippi	1	0	0
Missouri	4	0	3
Nevada	7	0	0
New Jersey	6	2	8
New Mexico	1	0	0

		Tutor Time

	Childtime	Corporate	Franchise

New York	26	12	24
North Carolina	12	0	4
Ohio	22	1	1
Oklahoma	8	0	0
Pennsylvania	1	3	2
South Carolina	1	0	0
Texas	43	1	6
Virginia	13	0	0
Washington	8	1	0
Wisconsin	1	0	0
Canada	0	1	1
Hong Kong	0	0	2
Indonesia	0	0	7
Philippines	0	0	1

Total	278	58	131

      As of January 3, 2003, the Company operated 278 Childtime centers and 58 Tutor Time corporate centers. Of the Childtime centers, 215 were operated under lease or operating agreements, 51 were owned and 12 were operated under management contracts. Of the Tutor Time corporate centers, all 58 were under lease agreements. Both the Childtime and Tutor Time leases have terms ranging from 1 to 25 years, often with renewal options, with most leases having an initial term of 5 to 20 years. The leases typically require the Company to pay utilities, maintenance, insurance and property taxes, and some provide for contingent rentals if the center’s revenues exceed a specified base level. In addition, the Company serves as guarantor on 66 franchise leases.

      As of January 3, 2003, the Company had leases or operating agreements with initial terms (including renewal options) expiring as follows:

	Number of Leases or
Fiscal Year	Operating Agreements Expiring

Pre-2003	7	*
2003	16
2004-2005	30
2006-2009	81
2010 and later	157

Total	291

*	Includes 3 U.S. Government operating contracts with indefinite terms

      The Company currently leases its corporate offices in Farmington Hills, Michigan. This lease expired at December 31, 2002 and is being extended on a monthly basis through May 2003, at which time the headquarters will relocate to a new office space, consisting of approximately 20,000 square feet, in the same general metropolitan area.

Legal Proceedings

      The Company is involved from time to time in routine litigation arising out of the ordinary course of its business, most of which is covered by general liability insurance. In management’s opinion, none of the litigation in which the Company is currently involved will have a material effect on its financial condition, results of operations, or cash flows.

MANAGEMENT

Directors and Executive Officers

      Our directors and executive officers are as follows:

Name	Age	Position

William D. Davis	53	President and Chief Executive Officer and Director
Frank M. Jerneycic	54	Chief Financial Officer and Treasurer
Melanie de Vries	39	Vice President of Marketing
Thomas G. Horton	40	Vice President and Interim Chief Operating Officer
Scott W. Smith	45	Vice President of Human Resources
Ira L. Young	43	Secretary and General Counsel
Benjamin R. Jacobson	58	Chairman of the Board
Jason K. Feld(b)	49	Director
Paula L. Gavin(a)(b)	57	Director
Kenneth Johnsson	51	Director
George A. Kellner(a)	60	Director
James J. Morgan(a)	60	Director
Brett D. Shevack(b)	52	Director

(a)	member of Compensation Committee

(b)	member of Audit Committee

      William D. Davis has served as the President and Chief Executive Officer of the Company since July 22, 2002, and as a Director since August 2002. Mr. Davis was formerly President and Chief Executive Officer of Tutor Time Learning Systems, Inc., from March 2002 until the Company’s acquisition of Tutor Time in July 2002. Tutor Time filed Chapter 11 bankruptcy in May 2002. Prior to joining Tutor Time, Mr. Davis served as Chief Executive Officer of Waterbury Holdings, a holding company located in Burlington, Vermont, from March 1995 through January 1998. During his association with Waterbury Holdings, Mr. Davis held the position of Partner and Chief Executive Officer of Waterbury’s affiliates, including McKenzie LLC, All Season’s Kitchen LLC, Franklin County Cheese Corporation, Waterbury Fresh Foods LLC, Rondele LLC, and Frank Hahn Incorporated. In December 1998, Mr. Davis, along with other investors, purchased Rondele Foods LLC from Waterbury Holdings, and he became Chairman of the newly-formed company, Rondele Specialty Foods, based in Wausau, Wisconsin. Mr. Davis also served as the President and Chief Executive Officer of ChefExpress.Net Inc., an Internet-based virtual warehouse providing ingredients and specialty food, from January 2000 through June 2001. Mr. Davis is also a board member of Green Mountain Coffee Roasters Inc., where he serves as Chairman of the Audit Committee.

      Frank M. Jerneycic has served as the Chief Financial Officer and Treasurer since August 30, 2002. Mr. Jerneycic has served for the past six years as the Senior Vice President and Chief Financial Officer of Decision Consultants, Inc., a software services company located in Southfield, Michigan.

      Melanie de Vries has served as Vice President of Marketing since January 2003. Prior to joining the Company, Ms. de Vries spent a year and a half as the Senior Marketing officer for ForeSee Results, a start-up website measurement services company. Prior to that, Ms. de Vries spent seven years with Deloitte & Touche LLP, where she served as the National Director of Marketing and Public Relations for the firm’s Manufacturing Practice, National Director of Public Relations and Communications for Deloitte Consulting, and Director of Marketing for the Deloitte & Touche Michigan Practice. Ms. de Vries holds a BA from the University of Michigan.

      Thomas G. Horton has served in the capacity of a Vice President and Interim Chief Operating Officer of the Company since September 2002. He previously served as a consultant and Director of Special Projects for the Company from July 2002 to September 2002 after having held the same position with Tutor Time Learning Systems, Inc., from March 2002 until the Company’s acquisition of Tutor Time in July 2002. Mr. Horton was an engagement manager and later an associate principal with McKinsey & Company in Montreal, Canada and Stamford, Connecticut from September 1995 to December 2001.

      Scott W. Smith has served as Vice President of Human Resources since May 1, 2002. Prior to joining Childtime, Mr. Smith was the Vice President of Human Resources for Glotel, PLC, a human capital solutions provider located in London, England, where he had responsibility for the startup of the Human Resources Department. Prior to that, Mr. Smith worked for Kelly Services, a temporary employment placement firm located in Troy, Michigan, for eight years, most recently serving as the Vice President of Human Resources. Mr. Smith holds a BS from Central Michigan University.

      Ira L. Young has served as General Counsel and Secretary of the Company since July 22, 2002. Prior to assuming this position with the Company, Mr. Young served as General Counsel of Tutor Time Learning Systems, Inc. from February 1999 and Corporate Secretary of Tutor Time from June 1999. Mr. Young joined Tutor Time as Litigation Counsel in March 1998, having previously served as an associate attorney with Mandel, Weisman & Kirschner, of Boca Raton, Florida, since 1993.

      Benjamin R. Jacobson has served as a Director of the Company since February 1996 and as the Company’s Chairman of the Board since December 2002. Since 1989, he has been the managing general partner of Jacobson Partners, a New York City based investment-banking partnership. Mr. Jacobson also serves as a board member for several privately held companies.

      Dr. Jason K. Feld has served as a Director of the Company since February 1996 and has been a Vice President of Assessment Technology Incorporated since 1986. Assessment Technology Incorporated is a private Tucson, Arizona based corporation that creates, distributes and supports the use of technology to promote learning and documents the effectiveness of educational programs on children. In addition to his past service as a faculty member at the University of Arizona, Dr. Feld has served on boards and committees for educational organizations. His work has been published in books, technical reports and research articles.

      Paula L. Gavin has served as a Director of the Company since October 2002 and is the President and Chief Executive Officer of the YMCA of Greater New York. While serving in that capacity, she has been responsible for the management and development of 20 branches and 200 YMCA program locations in New York City since 1990. Prior to that, Ms. Gavin was Vice President of Network Operations at AT&T, where her responsibilities included business planning, finance, personnel and training for AT&T’s operations unit.

      Kenneth Johnsson has served as a Director of the Company since October 2002 and is a Tutor Time franchisee currently responsible for the operation of three Tutor Time centers. Prior to opening his first franchise, Mr. Johnsson held various sales and management positions with Strauss Paper Company located in Port Chester, New York.

      George A. Kellner has been a director of the Company since November 1995 and the Company’s Chairman of the Board from November 1995 until August 2001 and served as a director of the Company’s predecessor from July 1990 to November 1995. Since August 2001, Mr. Kellner has served as the Company’s Vice Chairman of the Board. Mr. Kellner is Chief Executive Officer of Kellner, DiLeo & Co., a private New York City based firm specializing in merger and convertible arbitrage, distressed and high-yield investing and special situations. Kellner, DiLeo & Co. is a member firm of the New York and American Stock Exchanges. Mr. Kellner is a Trustee of Milton Academy and Bard College, Vice Chairman of Phoenix House, a member of the Board of Overseers at the NYU Stern School of Business, a member of the Advisory Council of the Department of Economics at Princeton University and a member of the Dormitory Authority of the State of New York.

      James J. Morgan has been a Director of the Company since January 2001. He has also served as the Interim President and Chief Executive Officer of the Company from January 2001 until August 2001 and again from March 2002 until July 22, 2002. Mr. Morgan has also served as the Company’s Chairman of the Board from August 2001 until December 2002. Since January 2002, Mr. Morgan has been a partner of

Jacobson Partners, having previously acted as an investor in Jacobson Partners performing consulting assignments for that entity. Benjamin Jacobson, the current Chairman of the Board of the Company, is the managing general partner of Jacobson Partners. Mr. Morgan retired in 1997 as President and Chief Executive Officer of Philip Morris Incorporated. Mr. Morgan also serves as a Director of Bertucci’s Corporation, a full-service, casual dining, Italian restaurant chain headquartered in Maynard, Massachusetts and Conforma Clad, Inc., a manufacturer of specialized bearings and other industrial components located in New Albany, Indiana.

      Brett D. Shevack has served as a Director of the Company since October 2002 and is the Vice President of BBDO Worldwide, a premier global advertising agency. Prior to joining BBDO, Mr. Shevack was the President of the Wolf Group, an integrated advertising agency which acquired Partners & Shevack, an agency founded by Mr. Shevack, in 1998.

Board Compensation

      For the fiscal year ended March 28, 2003, the standard arrangement for compensation of directors was as follows: officers of the Company who were directors (including the non-executive Chairman of the Board) did not receive any additional compensation for services as a director. Directors who were not employees of the Company received directors’ fees of $4,000 per year, paid in quarterly installments, $1,500 for each Board meeting attended and $250 for each Committee meeting attended. Prior to October, 2002, the standard arrangement for compensation of directors provided for annual directors’ fees of $6,000 and per meeting fees of $500. Directors who are not employees of the Company are also participants in the Company’s Director Stock Option Plan. Pursuant to such plan, options to purchase 2,500 shares are granted to each non-employee director, subject to availability, at each annual meeting at which they are elected or remain in office. Options for up to 75,000 shares are available for grant under the Director Stock Option Plan, each of which becomes fully vested and exercisable on the first anniversary of the date of grant. The exercise price of options granted under the Plan will equal the market price of the Common Stock at the time of grant.

      On October 16, 2002, as an inducement to their acceptance of their appointment to the Company’s Board of Directors, each of Paula L. Gavin, Kenneth Johnsson and Brett D. Shevack were granted options to purchase 2,500 shares of the Company’s common stock at $1.50 per share (the price per share, as reported on The Nasdaq SmallCap Market, at the close of business on such date). The options vest on the first anniversary of the grant date and expire in October 2007.

Board Committees

      The Board of Directors of the Company currently has an Audit Committee and a Compensation Committee. The Board of Directors does not have a separate nominating committee.

      The duties of the Compensation Committee include recommending to the entire Board of Directors of the Company the compensation arrangements for senior management and directors of the Company and administration of the 1995 Stock Incentive Plan For Key Employees. During fiscal 2003, the Compensation Committee held one meeting. The current members of the Compensation Committee are Paula L. Gavin, James J. Morgan and George A. Kellner. Mr. Morgan is the Chairman of the Compensation Committee.

      The duties of the Audit Committee include reviewing the services provided by the Company’s independent auditors, consulting with such auditors on audits and proposed audits, reviewing the need for internal auditing procedures and the adequacy of internal controls. During fiscal 2003, the Audit Committee held four meetings. The current members of the Audit Committee are Jason K. Feld, Paula L. Gavin and Brett D. Shevack. Mrs. Gavin is the Chairperson of the Audit Committee.

Executive Compensation

      The following table sets forth information for the fiscal years ended March 28, 2003, March 29, 2002 and March 30, 2001 concerning the compensation of the Company’s Chief Executive Officer, the other executive officers of the Company having total annual compensation during fiscal 2003 in excess of $100,000, one other individual who served as the Company’s Chief Executive Officer during fiscal 2003 and two individuals who served as executive officers of the Company during fiscal 2003.

Summary Compensation Table

		Annual		Long-Term
		Compensation		Compensation

	Fiscal			Options		All Other
Name and Position	Year	Salary	Bonus	(Shares)		Compensation

William D. Davis	2003	$225,000	—	235,000		$8,000	(1)
President and Chief Executive Officer
Frank M. Jerneycic	2003	$101,637	—	50,000		—
Chief Financial Officer and Treasurer
Scott W. Smith	2003	$119,171	$15,000	5,000		—
Vice President of Human Resources
James J. Morgan(2)(3)	2003	$32,986	—	—		—
Former Interim President and	2002	135,000	—	110,000	(4)	—
Chief Executive Officer	2001	32,045	—	60,000		108,337	(5)
Leonard Tylka(2)(6)	2003	$134,172	—	—		—
Former Interim Chief	2002	154,168	—	20,000		18,004	(7)
Financial Officer and Treasurer	2001	47,538	—	10,000		—
Karen R. Danner(8)	2003	$170,000	—	—		30,441	(1)
Former Vice President of Corporate Operations	2002	5,899	—	15,000		—

(1)	Represents relocation expenses reimbursed by the Company.

(2)	Appointment as interim officer, and related compensation, was pursuant to a consulting arrangement with the Company (see “Consulting Agreements” below).

(3)	Effective July 22, 2002, Mr. Morgan ceased serving as the Company’s Interim President and Chief Executive Officer.

(4)	Includes option for 60,000 shares granted during fiscal 2001, with respect to which the expiration date was extended during fiscal 2002.

(5)	Includes compensation expense related to stock options granted below market price.

(6)	Effective August 30, 2002, Mr. Tylka ceased serving as the Company’s Interim Chief Financial Officer and Treasurer.

(7)	Includes compensation expense related to stock options granted to Mr. Tylka on September 1, 2001.

(8)	Effective March 26, 2003, Ms. Danner ceased serving as the Company’s Vice President of Corporate Operations.

Option Grants in Fiscal 2003

      The following table provides details regarding stock options granted to the executive officers named in the above Summary Compensation Table in the last fiscal year.

	Individual Grants					Potential Realizable Value
						At Assumed Annual
			% of Total			Rates of Stock Price
	Number of		Options Granted	Exercise		Appreciation for Term(5)
	Options		to Employees in	Price	Expiration
Name	Granted		Fiscal Year	Per Share	Date	0%	5%	10%

William D. Davis	150,000	(1)	50.8%	$3.50	8/15/09	NA	NA	$78,941
	85,000	(2)	28.8	3.50	8/15/09	NA	NA	44,733
Frank M. Jerneycic	50,000	(3)	16.9	3.50	8/26/09	NA	NA	22,287
Scott W. Smith	5,000	(4)	1.7	3.15	5/1/09	NA	NA	9,616
James J. Morgan	—		—	—	—	—	—	—
Leonard Tylka	—		—	—	—	—	—	—
Karen R. Danner	—		—	—	—	—	—	—

(1)	This option vests in five equal annual installments of 30,000 shares beginning on August 15, 2003, and vests in full if Mr. Davis is terminated within six months following a change in control of the Company.

(2)	This option vested in full as of February 15, 2003, and each year during the term of the option, Mr. Davis is required to exercise the option with regard to an amount of shares equal to (a) 50% of any annual cash bonus paid to him by the Company that year, divided by (b) $3.50, up to a maximum of 40,160 shares per calendar year.

(3)	This option vests in five equal annual installments of 10,000 shares beginning on August 28, 2003, and vests in full upon a change in control of the Company.

(4) This option vests in full on May 1, 2005 or, if earlier, upon a change in control of the Company.

(5)	In accordance with SEC rules, these columns show gains that might exist for the options over the life of the option. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation paid to the option holders will be zero. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Of course, actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s common stock. There can be no assurance that the amounts reflected in the table will be achieved. A 5% or 10% annually compounded increase in the Company’s stock price from the date of grant to the end of the applicable term for the options granted to Mr. Davis would result in stock prices of $3.19 and $4.03, respectively, for the options granted to Mr. Jernycic would result in stock prices of $3.13 and $3.95, respectively, and for the options granted to Mr. Smith would result in stock prices of $4.02 and $5.07, respectively.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information concerning stock options exercised during the fiscal year ended March 28, 2003, by the executive officers named in the above Summary Compensation Table, as well as the value of unexercised options held by such persons on March 28, 2003, as measured in terms of the closing price of the common stock on that date as quoted on the Nasdaq Small Cap Market ($1.00 per share).

	Shares			Value of Unexercised
	Acquired		Number of Unexercised	In-the-Money Options
	Upon	Value	Options at Fiscal Year-End	At Fiscal Year End
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

William D. Davis	0	—	85,000/150,000	—/—
Frank M. Jerneycic	0	—	0/50,000	—/—
Scott W. Smith	0	—	0/5,000	—/—
James J. Morgan	0	—	110,000/0	—/—
Leonard Tylka	0	—	26,600/3,400	—/—
Karen R. Danner	0	—	0/0	—/—

Incentive Bonus Plan

      During fiscal 2003, each of the executive officers of the Company, other than James J. Morgan and Leonard C. Tylka, participated in the Company’s Standard Incentive Plan which would entitle the executive officers to receive a bonus upon the Company achieving certain earnings goals during fiscal 2003. These bonus arrangements were structured by the Company’s Compensation Committee during fiscal 2003.

      The Company has not yet determined whether it achieved the objectives of the incentive formula and, accordingly, with respect to fiscal 2003, no bonuses have been paid to the Company’s executive officers as of the date hereof.

Consulting Agreements

      In January 2001, the Company entered into consulting agreements with each of James J. Morgan and Leonard C. Tylka. The agreement with Mr. Morgan has a six-month term starting January 16, 2001, unless mutually extended by the Company and Mr. Morgan. During the term, Mr. Morgan functioned as a consultant until January 29, 2001, at which time he was appointed Interim Chief Executive Officer and President of the Company. As compensation for his services, Mr. Morgan was to receive a $15,000 per month consulting fee, reimbursement of reasonable business expenses, and options to purchase 60,000 shares of the Company’s common stock, at an exercise price of $7.00 per share. The options had a two-year term and vested at the rate of 10,000 shares per month, with the first 10,000 shares vesting on January 29, 2001. Pursuant to the consulting agreement, Mr. Morgan was appointed to the Board of Directors effective January 29, 2001, which appointment would continue after termination of his role as Interim Chief Executive Officer. In July 2001, the Company entered into a new consulting agreement with Mr. Morgan. Pursuant to the new arrangement, Mr. Morgan was appointed the Company’s Chairman of the Board and ceased serving as Interim Chief Executive Officer and President, effective August 2001. As compensation for his services, Mr. Morgan received a $7,500 per month consulting fee, reimbursement of reasonable business expenses, and options to purchase 50,000 shares of the Company’s common stock, at an exercise price of $11.00 per share. The options vest one year from the date of grant and expire September 2006. The options automatically vest upon a change of control of the Company. In addition, the expiration date for the previously granted option to acquire 60,000 shares of the Company’s common stock was extended to September 2006. In March 2002, Mr. Morgan was reappointed as the Company’s Interim Chief Executive Officer and President, positions he filled until July 22, 2002. Mr. Morgan’s consulting arrangement ended in November 2002.

      Pursuant to the consulting agreement with Mr. Tylka, Mr. Tylka was appointed as the Company’s Interim Chief Financial Officer effective as of January 29, 2001. For his services, Mr. Tylka was to receive an annual consulting fee in the amount of $150,000, payable monthly in arrears, and reimbursement of reasonable business expenses. Mr. Tylka’s engagement as consultant was to continue until terminated by the Company’s Chairman of the Board upon sixty days’ prior written notice. This consulting agreement replaced the consulting agreement with Mr. Tylka, entered into in May 1997, which provided Mr. Tylka with annual consulting fees of $25,000. In February 2002, the Company entered into a new consulting agreement with Mr. Tylka, extending his appointment as the Company’s Interim Chief Financial Officer until June 30, 2002. Since June 30, 2002, Mr. Tylka’s consulting arrangement had been extended on a month-to month basis until November 2002. For his services, Mr. Tylka received an annual consulting fee in the amount of $175,000, payable monthly in arrears, and reimbursement of reasonable business expenses. Mr. Tylka received a $10,000 severance payment from the Company upon the termination of his consulting arrangement. In connection with his consulting arrangement, in March 2001, Mr. Tylka was granted options to purchase 10,000 shares of the Company’s common stock at a price of $7.97 per share. These options vest evenly over 3 years and expire in March 2007. In September 2001, Mr. Tylka was granted additional options to purchase 20,000 shares at $11.00 per share. These additional shares vest in September 2002 and expire in September 2006. Mr. Tylka’s options automatically vest upon a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In July 2000, the Company retained Jacobson Partners, of which Benjamin R. Jacobson, the Chairman of the Board of the Company, is the managing general partner, James J. Morgan, a director and former Chairman of the Board and Interim Chief Executive Officer of the Company, is a partner, and George A. Kellner, the Company’s Vice Chairman of the Board, is a special advisor, to provide management and financial consulting services. As consideration for the provision of such services to the Company and its Board of Directors, Jacobson Partners is entitled to receive an annual fee of $250,000, plus reimbursement of reasonable out-of-pocket expenses. The agreement will continue in effect until terminated by either party upon six months’ prior written notice. As additional consideration for its services, the Company granted to Jacobson Partners, and its designees, two options to acquire, in the aggregate, up to 557,275 shares of the Company’s common stock. As of March 29, 2002, options for 294,117 shares were exercised at a cost of $2,500,000. The options to acquire the remaining 263,158 shares expired July 2002. In addition, the 294,117 shares acquired by Jacobson Partners and its designees are subject to registration rights until July 2007.

      As part of its agreement with the Company, Jacobson Partners agreed that, until July 2002, neither it nor its designees would acquire additional shares of the Company’s common stock (whether in the open market or in private transactions) (i) having an aggregate purchase price in excess of $2,500,000 or (ii) at the same time the Company would be engaged in a share repurchase agreement. During that two-year period, pursuant to a separate agreement with Childcare Associates and KD Partners II (Company shareholders controlled by Mr. Kellner), Jacobson Partners and its designees had the right to acquire Company shares owned by such entities to the extent investors in such entities wish to have their pro rata interest in the Company’s common stock sold; provided that any shares so purchased by Jacobson Partners and its designees would be subject to an irrevocable voting proxy in favor of Mr. Kellner. All shares of the Common Stock acquired by Jacobson Partners and its designees during the first two years of the agreement, including shares purchased in the open market or in private transactions, are subject to registration rights until July 6, 2007.

      On June 26, 2002, in connection with the Company’s acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc., the Company entered into an investment advisory agreement with Jacobson Partners. Upon consummation of the acquisition, Jacobson Partners earned a fee consisting of a cash payment of $333,334 and the issuance of 175,438 shares of the Company’s common stock.

      In July 2002, to provide a majority of the funding to finance the Company’s acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc., and to provide related working capital, the JP Acquisition Fund Group, a group of lenders organized by Jacobson Partners, loaned an aggregate of $14,000,000 to the Company. The loans are subject to a subordination agreement in favor of the Company’s secured creditor, bear interest at 15% (of which only 7% is payable in cash unless certain conditions are met, with the rest payable in kind with the issuance of additional subordinated debt) and mature December 31, 2004. The terms of this subordinated loan arrangement were approved by a Special Committee of the Board of Directors. Although Jacobson Partners received no consideration for arranging this financing, lenders included JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled and managed by affiliates of Jacobson Partners (for an aggregate of $10,497,154), Mr. Jacobson (for $115,703), trusts for the benefit of Mr. Jacobson’s children (for an aggregate of $30,000), Mr. Kellner (for $174,429) and Mr. Morgan (for $225,000).

      Also in July 2002, certain members of the JP Acquisition Fund Group (the “Optionees”) agreed to arrange for the Company to obtain a standby purchase commitment in connection with this rights offering. As consideration for such commitment, a Special Committee of the Board of Directors approved the grant to the Optionees of options to purchase, in the aggregate, up to 400,000 shares of common stock, until July 19, 2006, at an exercise price of $5.00 per share (approximately 171% of the five-day average of the daily closing prices of the common stock on The Nasdaq National Market System as of July 19, 2002, the date of the agreement). All shares acquired by the Optionees would be subject to registration rights, pursuant to which, until July 6, 2007, the Optionees would have the right to cause the Company to register, at the Company’s expense, their shares of common stock, whenever the Company is otherwise registering shares (except in certain circumstances). The option grant to the Optionees has been approved by our shareholders.

PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the Record Date for the rights offering by certain beneficial owners, each of our directors, certain executive officers and all executive officers and directors as a group.

Name of Beneficial Owner(1)	Shares	Percent

Karen R. Danner(2)(3)	0	0
William D. Davis(2)(4)	85,000	1.5
Jason K. Feld(2)(5)(6)	10,250	*
Paula L. Gavin(2)	0	0
Benjamin R. Jacobson(2)(5)(7)	970,527	17.9
Frank M. Jerneycic(2)	0	0
Kenneth Johnsson(2)	0	0
George A. Kellner(2)(5)(8)	2,909,076	53.6
James J. Morgan(2)(9)	115,074	2.1
Brett D. Shevack(2)	0	0
Scott W. Smith(2)	0	0
Leonard C. Tylka(2)(10)(11)	26,600	*
Executive officers and directors as a group (twelve persons)(12)	4,116,587	76.0
Other Shareholders:
Jacobson Partners Group(13)	3,975,527	71.7
c/o Benjamin Jacobson 595 Madison Avenue, Suite 3100 New York, NY 10022
Childcare Associates(14)	2,427,373	44.8
c/o Kellner, DiLeo & Co. 900 Third Avenue, 10th Floor New York, New York 10022
KD Partners II(14)	437,627	8.1
c/o Ansbacher (Cayman) Limited Jeanette Street P.O. Box 887 Georgetown, Grand Cayman
FMR Corp.(15)	285,621	5.3
82 Devonshire Street Boston, Massachusetts 02109

*	Less than 1%.

(1)	Beneficial ownership includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in this table has sole voting power and investment power, or shares voting power and investment power with his or her spouse, with respect to all shares of common stock listed as owned by that person.

(2)	All addresses are care of Childtime Learning Centers, Inc., 38345 West Ten Mile Road, Suite 100, Farmington Hills, Michigan 48335.

(3)	Ms. Danner ceased serving as the Company’s Vice President of Corporate Operations effective March 26, 2003.

(4)	Consists of shares of common stock issuable pursuant to incentive stock options, granted under the Company’s Key Employee Stock Option Plan, that are exercisable within 60 days after the Record Date. Pursuant to the incentive stock option agreement, Mr. Davis is obligated, each year, to purchase an amount of shares equal to one half of his annual cash bonus, if any, from the Company divided by the option exercise price of $3.50 per share, simultaneously with his receipt of such bonus; provided that Mr. Davis may not exercise options to purchase more than 40,160 shares in any calendar year except upon a change of control.

(5)	Includes 10,000 shares of common stock, issuable pursuant to stock options granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date.

(6)	Includes 250 shares of common stock with respect to which Mr. Feld shares voting and investing powers with his spouse.

(7)	Includes 792,595 shares of common stock beneficially owned by other members of the Jacobson Partners Group. Also includes 157,894 shares of common stock directly owned by Mr. Jacobson, which shares represent Mr. Jacobson’s proportionate interest in the 175,438 shares originally issued to Jacobson Partners pursuant to the Fee Agreement dated June 27, 2002 between the Company and Jacobson Partners (the “Fee Agreement”). Does not include (a) 2,895,000 shares beneficially owned by Mr. Kellner, a member of the Group, in which shares Mr. Jacobson disclaims beneficial ownership, and (b) 110,000 shares beneficially owned by Mr. Morgan, a member of the Group, in which shares Mr. Jacobson disclaims beneficial ownership. Mr. Jacobson is the managing partner of Jacobson Partners. Mr. Jacobson disclaims beneficial ownership of all shares not directly owned by him or held for his account.

(8)	Includes 2,427,373 shares of common stock owned by Childcare Associates and 437,627 shares of common stock owned by KD Partners II. Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II. Also includes 14,076 shares of common stock beneficially owned by Mr. Kellner as a result of his membership in the Jacobson Partners Group. Mr. Kellner disclaims beneficial ownership of all shares not directly owned by him or held for his account.

(9)	Includes 110,000 shares of common stock issuable pursuant to options, granted in connection with Mr. Morgan’s consulting arrangement with the Company, that are exercisable within 60 days after the Record Date. Also includes 1,754 shares of common stock directly owned by Mr. Morgan, which shares represent Mr. Morgan’s proportionate interest in the 175,438 shares originally issued to Jacobson Partners pursuant to the Fee Agreement. Does not include 3,860,453 shares beneficially owned by other members of the Jacobson Partners Group, in which shares Mr. Morgan disclaims beneficial ownership. Mr. Morgan is a partner of Jacobson Partners and a minority investor in funds included in the Jacobson Partners Group.

(10)	Consists of 26,600 shares issuable pursuant to options, granted in connection with Mr. Tylka’s consulting arrangement with the Company, which are exercisable within 60 days after the Record Date. Mr. Tylka is a minority investor in Childcare Associates. Mr. Tylka disclaims beneficial ownership of the shares of common stock owned by such shareholder.

(11)	Effective August 30, 2002, Mr. Tylka ceased serving as the Company’s Interim Chief Financial Officer and Treasurer.

(12)	Includes shares issuable pursuant to stock options, that are exercisable within 60 days after the Record Date, as described in the foregoing notes.

(13)	Based on the Amendment to Schedule 13D as filed by such holders with the Securities and Exchange Commission as of February 20, 2003. Consists of all shares of common stock beneficially owned by members of the Jacobson Partners Group, including George A. Kellner, Benjamin R. Jacobson and James J. Morgan, as reported on the Schedule 13D, as amended, filed by the Group. The Group is distinct from the JP Acquisition Fund Group, although there is significant overlap in their membership. Includes (i) 2,899,076 shares beneficially owned by Mr. Kellner, including the shares owned by Childcare Associates and KD Partners II (see note 14 below) and 10,000 shares issuable to Mr. Kellner pursuant to stock options, granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date, (ii) 110,000 shares issuable to Mr. Morgan pursuant to options, granted in connection with Mr. Morgan’s consulting arrangement with the Company, that are exercisable within 60 days after the Record Date, and 5,074 shares beneficially owned by Mr. Morgan and (iii) 167,932 shares beneficially owned by Mr. Jacobson and 10,000 shares issuable to Mr. Jacobson pursuant to stock options, granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date. Mr. Jacobson is the managing partner of Jacobson Partners and Mr. Morgan is a partner of Jacobson Partners. Mr. Kellner, Mr. Jacobson and Mr. Morgan are all investors in or co-investors of JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P. Mr. Kellner also serves as a special advisor to Jacobson Partners.

(14)	Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II.

(15)	Based on the Amendment to Schedule 13G as filed by such holder with the Securities and Exchange Commission as of December 31, 2002.

DESCRIPTION OF OUR CAPITAL STOCK

      Under our Restated Articles of Incorporation, as amended (“Restated Articles”), we are authorized to issue up to 40,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share. As of the date of this prospectus, there were 5,416,210 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

      The following summary is qualified in its entirety by reference to our Restated Articles and our Restated Bylaws (the “Bylaws”). A copy of our Restated Articles has been previously filed as an exhibit to Amendment No. 1 to our Registration Statement on Form S-1, filed on January 12, 1996. A copy of the most recent amendment to our Restated Articles has been previously filed as an exhibit to our Current Report on Form 8-K, filed on March 20, 2003. A copy of our Bylaws has been previously filed as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ended July 19, 2002. Each such filing is incorporated by reference into this registration statement of which this prospectus forms a part.

Common Stock

      Holders of shares of our common stock have no pre-emptive, redemption, conversion or sinking fund rights. Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock and do not have any cumulative voting rights. In the event of a liquidation, dissolution or winding-up of the Company, the holders of shares of our common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all of our debt liabilities and the liquidation preference of any outstanding shares of preferred stock. The outstanding shares of common stock are, and the shares included in this rights offering will, when issued and, in the case of common shares included in the rights offering, upon payment of the related rights offering subscription price, be fully paid and nonassessable. Additional authorized but unissued shares of common stock may be issued by the Board of Directors of the Company without the approval of the shareholders.

      Holders of shares of our common stock participate ratably in such dividends and other distributions, if any, as may be declared by the Board of Directors out of funds legally available for such purposes, subject to the rights of any outstanding shares of preferred stock.

      As of March 28, 2003, we had outstanding options to acquire 1,046,903 shares of our common stock, including options granted to members of the JP Acquisition Fund Group, at exercise prices ranging from $1.15 to $18.28 per share with a weighted average exercise price of $5.94 per share and a weighted average remaining contractual life of 4.17 years.

Preferred Stock

      The Board of Directors is permitted to provide for the issuance of the 1,000,000 authorized shares of preferred stock, without shareholder approval, in one of more series and to fix the designations, preferences, powers, and relative, participating, optional or other rights and restrictions thereof, including without limitation, the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, to fix the number of shares constituting any such series and to increase and decrease the number of shares of such series. There are currently no shares of preferred stock issued and outstanding. We have no present plans to issue any preferred shares.

Provisions of the Articles and Bylaws

      The Company has authorized the issuance of preferred stock in its Restated Articles. The issuance of preferred stock could be used, under certain circumstances, as a method of preventing a takeover of the Company and could permit the Board of Directors, without any action of the holders of shares of common stock, to issue shares of preferred stock which could have a detrimental effect on the rights of holders of shares of common stock, including the loss of voting control. Furthermore, anti-takeover provisions that could be included in the shares of preferred stock when issued may have a depressive effect on the market price of the Company’s securities and may limit shareholders’ ability to receive a premium on their shares by discouraging takeover and tender offer bids. In addition, the Company has a classified Board of Directors so that one class of directors is elected at each annual meeting of shareholders for a full three-year term. With a classified Board of Directors, it will generally take the shareholders two annual meetings to elect a majority of the Board of Directors. Accordingly, the existence of authorized but unissued shares of capital stock of the Company, together with the classification of the Board of Directors, may discourage unsolicited takeover bids by third parties.

Michigan Law

      Chapters 7A and 7B of the Michigan Business Corporation Act (the “Act”) may affect attempts to acquire control of the Company. In general, under Chapter 7A, “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial ownership of at least 10% of the voting power of a covered corporation’s shares) can be consummated only if approved by at least 90% of the votes of each class of the corporation’s shares entitled to vote and by at least two-thirds of such voting shares not held by the “interested shareholder”, or such shareholder’s affiliates, unless five years have elapsed after the person involved became an “interested shareholder” and unless certain price and other conditions are satisfied. The Board of Directors may exempt “business combinations” with a particular “interested shareholder” by resolution adopted prior to the time the “interested shareholder” attained that status.

      In general, under Chapter 7B of the Act, an entity that acquires “Control Shares” of the Company may vote the “Control Shares” on any matter only if a majority of all shares, and of all non-“Interested Shares”, of each class of shares entitled to vote as a class, approve such voting rights. “Interested Shares” are shares owned by officers of the Company, employee-directors of the Company and the entity making the “Control Share Acquisition”. “Control Shares” are shares that, when added to shares already owned by an entity, would give the entity voting power in the election of directors over any of three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. The Board of Directors has the option of choosing to amend the Company’s Articles of Incorporation or Bylaws before a “Control Share Acquisition” occurs to provide that Chapter 7B does not apply to the Company.

Transfer Agent and Registrar

      The Transfer Agent and Registrar for the Company’s common stock is Computershare Investor Services, LLC.

DESCRIPTION OF THE SUBORDINATED NOTES

      The Subordinated Notes are to be issued under an Indenture, as supplemented from time to time (as so supplemented, the “Indenture”), between the Company and U.S. Bank National Association, a national banking association, as trustee. The Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the Indenture will be subject to and governed by the Trust Indenture Act. The following description is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture nor does it restate the Indenture in its entirety. We urge you to read the Indenture because it defines your rights. The terms of the Subordinated Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture by contacting our Chief Financial Officer and Treasurer, at the address and telephone number provided in this prospectus.

General

      The Subordinated Notes will be issued in denominations of $35 and integral multiples thereof. The maturity date (the “Maturity Date”) of the Subordinated Notes is May 15, 2008.

      The Subordinated Notes will be unsecured and subordinate, and rank junior in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness (as defined below). See “— Subordination.”

      We are a legal entity separate and distinct from our subsidiaries. Our principal subsidiaries are Childtime Childcare, Inc. and Tutor Time Learning Centers, LLC. Our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, the Subordinated Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. The Indenture does not limit our ability to incur or issue other secured or unsecured debt, including Senior Indebtedness, or the incurrence of liabilities by our subsidiaries. See “— Subordination.”

Interest

      The Subordinated Notes will bear interest from the date of initial issuance at the annual rate of 15% of the principal amount thereof, until the principal thereof becomes due and payable on the Maturity Date. The amount of interest payable for any period will be computed on the basis of the actual number of days elapsed based on a 360-day year. In the event that any date on which interest is payable on the Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (including interest or other payment in respect of any such delay). Overdue interest and principal will bear interest on the amount thereof (to the extent permitted by law) at the rate per annum of 18% thereof, compounded quarterly. A “Business Day” is any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of Michigan are authorized or required by law or executive order to remain closed.

      Interest on the Subordinated Notes will be payable quarterly in arrears in cash on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2003 (each date on which interest is payable on the Notes being referred to herein as an “Interest Payment Date”). Interest on overdue interest and principal will be payable in cash on demand.

      The Company may be prevented from making payments (including interest payments) on the Subordinated Notes if it is not in compliance with the covenants of the Senior Indebtedness, with the duration of such periods during which the Company is prevented from paying interest depending upon, among other things, the nature and duration of our non-compliance. See “— Subordination” below and “Risk Factors — Risks Related to the Subordinated Notes — We may be prohibited from making payments on the Subordinated Notes if we are not in compliance with the terms of our Senior Indebtedness.”

Payment and Paying Agents

      Payment of principal of and premium, if any, and any interest on the Subordinated Notes will be made in cash at the office of the trustee in Detroit, Michigan or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears, at the close of business on the record date for such interest (except defaulted interest), in the register for the Subordinated Notes maintained by the Company or the trustee. We may at any time designate additional paying agents or rescind the designation of any paying agent; however, we will at all times be required to maintain a paying agent in each place of payment for the Subordinated Notes.

      Any monies deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal or interest on any Subordinated Note and remaining unclaimed for two years after such principal or interest has become due and payable, will be repaid to us and the holder of such Subordinated Note will thereafter look, as a general unsecured creditor, only to us for payment of such amounts.

Optional Redemption

      Subject to the subordination provisions described below, the Subordinated Notes will be redeemable, in whole or in part, at our option, any time after the date of issuance of the Subordinated Notes, for cash at a redemption price equal to 100% of the outstanding principal amount of the Subordinated Notes, plus accrued interest thereon to the date of prepayment.

      Notice of any optional redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of the Subordinated Notes to be prepaid at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest ceases to accrue on the Subordinated Notes called for redemption.

      The Subordinated Notes are subject to significant subordination provisions which, among other things, prevent us from redeeming (upon a change of control, as described below, or otherwise) the Subordinated Notes until such time as the Senior Indebtedness has been repaid in full and satisfied in cash and the Bank One Credit Agreement, all commitments to lend or otherwise extend credit under the Bank One Credit Agreement and any and all letters of credit issued pursuant to such agreement, will have expired or been irrevocably terminated. See “— Subordination.”

Mandatory Redemption

      Subject to the subordination provisions described above in the immediately preceding paragraph, we will redeem all Subordinated Notes not previously redeemed by us upon the happening of any occurrence constituting a “change of control.” An event will be deemed to have triggered a “change of control” if: (i) any person or group within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended (the “Exchange Act”), together with any affiliates and associates of any thereof, other than JP Acquisition Fund II, L.P., JP Acquisition Fund III, L.P., JPAF, Limited Partnership, JPAF III, LLC, Jacobson Partners and the other members of the group referenced in the Schedule 13D originally filed on July 24, 2000, as amended from time to time (SEC File No. 005-48813), will beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) at least a majority of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company, or (ii) the Company is liquidated or dissolved or our shareholders adopt a plan for the liquidation or dissolution of the Company.

      Upon a mandatory redemption, we will repurchase all of the Subordinated Notes outstanding within 60 days after such change of control at a purchase price equal to 100% of their outstanding principal amount, plus accrued and unpaid interest, if any, to the repurchase date. The redemption amount will be paid in cash.

      Notice of any mandatory redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of the Subordinated Notes to be prepaid at its registered address. Unless we default in payment of the redemption price, on or after the redemption date, interest ceases to accrue on such Subordinated Notes called for redemption.

Events of Default

      The Indenture provides that any one or more of the following described events with respect to the Subordinated Notes constitutes an “Event of Default” (whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) failure for 30 days to pay any interest on the Subordinated Notes, when due; or

(2) failure to pay any principal or premium, if any, on the Subordinated Notes when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

(3) failure to observe or perform certain other covenants, or the breach of any warranty, contained in the Indenture which continues for 30 days after written notice to us from the trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Notes; or

(4) certain events of bankruptcy, insolvency or reorganization of the Company or any Material Subsidiary (as defined in below), including the dissolution or winding up of the Company or any Material Subsidiary.

      The holders of a majority in aggregate outstanding principal amount of the Subordinated Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. Subject to the subordination provisions described below, the trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Notes may, by written notice, declare the principal, and all accrued interest, due and payable immediately upon the occurrence and continuation of an Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Notes may annul such declaration and waive the default if the default (other than the nonpayment of the principal of the Subordinated Notes which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee.

      Notwithstanding the foregoing paragraph, until such time as all Senior Indebtedness has been paid in full in cash and the Bank One Credit Agreement, all commitments to lend or otherwise extend credit under the Bank One Credit Agreement and any letters of credit issued pursuant to such agreement, have irrevocably terminated, neither the trustee nor the holders of the Subordinated Notes will have the right to accelerate the maturity of the Subordinated Notes as a result of an Event of Default specified in clauses (1), (2) or (3) above. If an Event of Default specified in clause (4) above occurs, the principal of and accrued interest on all Subordinated Notes will become immediately due and payable without any declaration or other act on the part of the trustee or Noteholders.

      The holders of a majority in aggregate outstanding principal amount of the Subordinated Notes affected thereby may, on behalf of the holders of all the Subordinated Notes, waive any past default, except a default in the payment of principal of or premium, if any, or interest on the Subordinated Notes (unless such default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Subordinated Note.

      The Indenture requires that we file annually with the trustee an officers’ certificate as to the absence of certain defaults under the Indenture.

      The term “Material Subsidiary” means, as of any date, any subsidiary of ours (a) the value of whose assets, as such assets would appear on a consolidated balance sheet of such subsidiary and its consolidated subsidiaries prepared as of the end of the fiscal quarter next preceding such determination in accordance with generally accepted accounting principles, is at least 10% of the value of the assets of the Company and its consolidated subsidiaries, determined as aforesaid, or (b) which has revenues, as such revenues would appear on a consolidated income statement of such subsidiary and its consolidated subsidiaries prepared as of the end of the fiscal quarter next preceding such determination in accordance with generally accepted accounting principles, constituting at least 10% of the revenues of the Company and its consolidated subsidiaries, or (c) which has net income, as such net income would appear on a consolidated income statement of such subsidiary and its consolidated subsidiaries prepared as of the end of the fiscal quarter next preceding such determination in accordance with generally accepted accounting principles, constituting at least 10% of the Company’s consolidated net income.

Consolidation, Merger, Sale of Assets and Other Transactions

      The Indenture provides that we will not consolidate with or merge into any other person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, and we will not permit any person to consolidate with or merge into us or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless:

(1) either we will be the continuing corporation, or the person (other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company substantially as an entity are transferred or leased, will be a person organized under the laws of the United States or any State thereof or the District of Columbia, and such person expressly assumes, by execution and delivery of a supplemental indenture, our obligations under the Subordinated Notes and the Indenture; and

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

      The general provisions of the Indenture do not afford holders of the Subordinated Notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders of the Subordinated Notes.

Modification of the Indenture

      From time to time we and the trustee may, without the consent of the holders of the Subordinated Notes, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interests of the holders of Subordinated Notes), making any other change that does not adversely affect the rights of any holder of Subordinated Notes and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act.

      The Indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in aggregate principal amount of the Subordinated Notes, to modify the Indenture in a manner affecting the rights of the holders of the Subordinated Notes; provided that no such modification may, without the consent of the holders of each outstanding Subordinated Note so affected, (i) change the Maturity Date or reduce the principal amount of the Subordinated Notes or reduce the rate or extend the time of payment of interest thereon or reduce any amount payable upon redemption thereof or change any date on which the Subordinated Notes may be redeemed or (ii) reduce the percentage of principal amount of Subordinated Notes, the holders of which are required to consent to any such modification of the Indenture.

Satisfaction and Discharge

      The Indenture provides that when, among other things, all the Subordinated Notes not previously delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity, or are to be called for redemption under arrangements satisfactory to the trustee, within one year, and we deposit or cause to be deposited with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Notes not previously delivered to the trustee for cancellation, for the principal and premium, if any, and interest to the date of maturity or redemption, as the case may be, then the Indenture will cease to be of further effect (except as to certain of our obligations under the Indenture, including our obligations to pay all other sums due pursuant to the Indenture and to provide the officers’ certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the Indenture.

Subordination

      The Indenture provides that the Subordinated Notes issued thereunder and all indebtedness, obligations or liabilities of the Company to the holders of the Subordinated Notes (collectively, the “Subordinated Indebtedness”) will be subordinate and junior in right of payment to all Senior Indebtedness of the Company to the extent provided in the Indenture. No payment or distribution of assets may be made by the Company on account of the Subordinated Indebtedness or on account of the purchase or redemption or acquisition of any

Subordinated Indebtedness if a default has occurred and continues with respect to any payment of principal of (or premium, if any) or interest on the Senior Indebtedness (a “Senior Indebtedness Payment Default”).

      If an event of default other than a Senior Indebtedness Payment Default occurs and continues with respect to any Senior Indebtedness which entitles any holder thereof to accelerate the maturity of the Senior Indebtedness (a “Senior Indebtedness Non-Payment Default”), no payment or distribution of assets of the Company may be made by the Company on account of the Subordinated Indebtedness or on account of the purchase or redemption or acquisition of any Subordinated Indebtedness for a period (the “Payment Blockage Period”) commencing on the date the Company or the trustee receives notice from the holders of the Senior Indebtedness of the occurrence of such a default on the Senior Indebtedness until the earlier of (a) the expiration of 180 days from such date of receipt, (b) the default has been cured or waived or the Senior Indebtedness is discharged or (c) the holders of the Senior Indebtedness provide to the Company or the trustee written notice of termination of the Payment Blockage Period. Upon the expiration or termination of a Payment Blockage Period, the Company may resume making payments in respect of the Subordinated Indebtedness, provided, however, that no missed payments on the Subordinated Indebtedness may be made unless the Company delivers to Bank One (as defined below) contemporaneously with such missed payments a certificate of the chief financial officer of the Company certifying that no Senior Indebtedness Payment Default or Senior Indebtedness Non-Payment Default has occurred and is continuing or will have occurred and be continuing after such missed payments are made and that Childtime Childcare, Inc. and the Company will be in pro forma compliance with all financial covenants under the Bank One Credit Agreement after giving effect to such missed payments.

      Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full before the holders of the Subordinated Indebtedness will be entitled to receive or retain any payment in respect thereof.

      In addition to the above restrictions, the trustee and the holders of the Subordinated Indebtedness are also subject to certain significant restrictions concerning acceleration of maturity of the Subordinated Indebtedness upon the occurrence of an Event of Default while Senior Indebtedness remains outstanding. See “— Events of Default” above. For example, in the event of the acceleration of the maturity of the Subordinated Indebtedness, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full before the holders of the Subordinated Indebtedness will be entitled to receive or retain any payment in respect of the Subordinated Indebtedness.

      Prior to the Maturity Date, we cannot make any payment, whether in cash, property or securities, with respect to the principal (including redemption payments) of or premium, if any, on the Subordinated Indebtedness until such time as the Senior Indebtedness has been repaid in full and satisfied in cash and the Bank One Credit Agreement, all commitments to lend or otherwise extend credit under the Bank One Credit Agreement and any and all letters of credit issued pursuant to such agreement, have expired or been irrevocably terminated, all in accordance with the terms of the Bank One Credit Agreement.

      The term “Senior Indebtedness” means all indebtedness, obligations and other liabilities of the Company or any of its subsidiaries, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent and howsoever evidenced, under or in respect of the Bank One Credit Agreement, whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding under any state or federal bankruptcy law whether or not such interest is an allowable claim), reimbursement of amounts drawn under letters of credit issued or arranged for pursuant thereto, guarantees in respect thereof, and all charges, fees, expenses (including reasonable fees and expenses of counsel), premiums, indemnifications and other amounts in respect of the Bank One Credit Agreement incurred by or owing to Bank One and/or any other lender under the Bank One Credit Agreement or their representative, agent or trustee, and all other obligations of the Company or any of its subsidiaries incurred under or in respect of or relating to the Bank One Credit Agreement, including, without limitation, any interest rate protection obligations and in respect of premiums, indemnities or otherwise, and all indebtedness under the Bank One

Credit Agreement which is disallowed, avoided or subordinated pursuant to Section 548 of the Federal Bankruptcy Code or any applicable state fraudulent conveyance law.

      The term “Bank One Credit Agreement” means (a) the Amended and Restated Credit Agreement, dated as of January 31, 2002, as amended from time to time (the “Childtime Credit Agreement”) between Childtime Childcare, Inc. and Bank One, together with all amendments, agreements, documents and instruments from time to time delivered in connection with the Childtime Credit Agreement (including, without limitation, all promissory notes, guaranty agreements, pledge agreements, security agreements, mortgages, deeds of trust, security deeds, collateral assignments and other security documents), and all agreements, devices and arrangements providing for payments calculated with reference to fluctuations of interest rates, exchange rates or forward rates (including without limitation any interest rate swap agreements, dollar denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants) entered into by Childtime Childcare, Inc. with Bank One, and as the Childtime Credit Agreement and such other agreements, documents, instruments, devices and arrangements may be amended, amended and restated, renewed, extended, restructured, supplemented or otherwise modified from time to time, and (b) any credit agreement, loan agreement or other agreement, document, instrument, device or arrangement refinancing, refunding or otherwise replacing the Childtime Credit Agreement or any other agreement deemed the Bank One Credit Agreement under clause (a) or (b) hereof, whether or not with the same representative lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Bank One Credit Agreement” will include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to the Bank One Credit Agreement, including any agreement (i) extending the maturity of any “Indebtedness” (as defined in the Bank One Credit Agreement) incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns or (iii) increasing the amount of “Indebtedness” (as defined in the Bank One Credit Agreement) incurred thereunder or available to be borrowed thereunder.

      The term “Bank One” means Bank One, NA, with its main office in Chicago, Illinois, and successor by merger to Bank One, Michigan, a Michigan banking corporation, collectively with all of its successors and assigns under the Bank One Credit Agreement and its and their respective affiliates.

      Our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, the Subordinated Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries.

      As of January 3, 2003, our Senior Indebtedness totaled $12.6 million. We expect from time to time to incur additional indebtedness constituting Senior Indebtedness. The Indenture places no limitation on the amount of additional Senior Indebtedness that we may incur or the amount of liabilities our subsidiaries may incur.

Governing Law

      The Indenture and the Subordinated Notes will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

      Following the qualification of the Indenture under the Trust Indenture Act, the trustee will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Subordinated Notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

PLAN OF DISTRIBUTION

      On February 20, 2003, we entered into a Standby Securities Purchase Agreement with the JP Acquisition Fund Group, which further defines our rights and obligations, and the rights and obligations of the JP Acquisition Fund Group, with respect to the JP Acquisition Fund Group’s participation in this rights offering. The Standby Securities Purchase Agreement obligates us to sell, and requires the JP Acquisition Fund Group to subscribe for and purchase from us, for a purchase price of $158.52 per Unit any and all Units not subscribed for by our shareholders; provided, however, that the Standby Purchase Commitment of the JP Acquisition Fund Group is limited to the Standby Commitment Limit. Consequently, the JP Acquisition Fund Group will be required to purchase pursuant to the Standby Purchase Commitment up to a maximum of 99,951 Units not purchased by our shareholders.

      Under the terms of the Standby Securities Purchase Agreement, we agreed to indemnify the JP Acquisition Fund Group against claims and liabilities arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in this prospectus, the registration statement of which it forms a part, any amendment or supplement thereto, or arising out of the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. We also agreed to reimburse the JP Acquisition Fund Group and its members for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions or claims asserting liabilities against them. The Standby Securities Purchase Agreement may be terminated by the JP Acquisition Fund Group if we become insolvent or bankrupt or by either us or the JP Acquisition Fund Group if this offering is not consummated on or before July 18, 2003, through no fault of the JP Acquisition Fund Group. In addition, the Standby Securities Purchase Agreement may be terminated by us or the JP Acquisition Fund Group if the purchase of securities pursuant to the Standby Purchase Commitment is not consummated on or before July 28, 2003, through no fault of the terminating party.

      As consideration for agreeing to arrange for the Company to obtain a standby purchase commitment in connection with this rights offering, certain members of the JP Acquisition Fund Group received options to purchase shares of the Company’s common stock. See “Certain Relationships and Related Party Transactions.”

      We are offering Units directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this rights offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

      The JP Acquisition Group has acknowledged to us that the securities purchased pursuant to the Standby Purchase Commitment are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and are restricted securities. Each member of the JP Acquisition Group has represented and warranted to us that it is an accredited investor within the meaning of the rules under the Securities Act and that it is acquiring such securities for its own account as principal for investment and without a view to the distribution or sale thereof. The JP Acquisition Fund Group has advised us that it does not intend to resell any shares of common stock acquired in the offering, but rather intends to retain such shares for investment purposes, and that it does not currently have any plans or proposals with respect to any extraordinary corporate transactions involving the Company or any sale of its assets or any change in its Board of Directors, management, capitalization, dividend policy, charter or by-laws, or any other change in its business or corporate structure or with respect to the delisting or deregistration of any of its securities. The JP Acquisition Fund Group has also indicated to us that it has no present intention to take the Company private. The JP Acquisition Fund Group has also advised us, however, that any determination to retain its majority interest in the Company will be subject to its continuing evaluation of pertinent factors related to its investment in us. Depending upon the continuing assessment of these factors from time to time, the JP Acquisition Fund Group may change its present intentions and may determine to acquire additional shares of common stock (by means of open market or privately negotiated purchases or otherwise) or to dispose of some or all of the shares of common stock held by the JP Acquisition Fund Group and its members.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material United States federal income tax considerations and consequences of the receipt, exercise and/or lapse of subscription rights to purchase Units and of the purchase, ownership and disposition of the Units. This summary deals only with subscription rights and Units (and Subordinated Notes and shares of common stock constituting part of a Unit) held as capital assets by holders who acquire the subscription rights in the rights offering and who purchase the Units upon original issuance at the original offering price. This summary does not discuss the tax considerations applicable to subsequent purchasers. For purposes of this summary, “U.S. holder” means a beneficial owner of a subscription right or Unit (or Subordinated Notes or shares of common stock constituting part of a Unit) that is (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, or (3) a partnership, estate or trust treated, for United States federal income tax purposes, as a domestic partnership, estate or trust. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), treasury regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

      This summary does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt organizations, (2) persons holding Units (or Subordinated Notes or shares of common stock constituting part of a Unit) as part of a straddle, hedge, conversion transaction or other integrated investment, or (3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address United States federal taxes (other than income taxes), alternative minimum taxes or state, local or foreign taxes. Prospective investors that are not United States persons (within the meaning of Section 7701(a)(30) of the Code) are urged to consult their own tax advisors with respect to the United States federal income tax consequences of receiving subscription rights and an investment in Units, including the potential application of United States federal withholding taxes.

      This summary is not intended as tax advice, but rather represents our best attempt to describe certain United States federal income tax consequences that may apply to you based on current United States federal income tax law. This summary may in the end not describe the United States federal income tax consequences which are applicable to you because, among other reasons, no statutory, administrative or judicial authority directly addresses the treatment of the distribution of the subscription rights or rights substantially similar to the subscription rights for United States federal income tax purposes. No rulings will be obtained from the Internal Revenue Service with respect to any of the United States federal income tax consequences described below. Thus, no assurance can be given that the Internal Revenue Service or a court will agree with the tax consequences described herein.

      Prospective investors are urged to consult their own tax advisors with respect to the United States federal tax consequences of the receipt, exercise and/or lapse of subscription rights to purchase Units and of the purchase, ownership and disposition of Units in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Subscription Rights to Purchase Units

      We believe that the distribution of a subscription right to purchase a Unit will be treated for United States federal income tax purposes as the distribution of two separate rights, that is, (1) a distribution of the right to acquire Subordinated Notes, and (2) a distribution of the right to acquire shares of common stock. (For purposes of the following discussion, the right to acquire Subordinated Notes will be referred to as the “debt right” and the right to acquire shares of common stock will be referred to as the “stock right.”) No assurance can be given, however, that our position will not be challenged by the Internal Revenue Service or, if so challenged, that the challenge will not be successful. If the distribution of a subscription right contemplated under this prospectus is not treated as the distribution of separate debt and stock rights, the federal income tax considerations and consequences of the rights offering to holders will be materially different than described below. The remainder of this discussion assumes that the distribution of a subscription right will be treated as the distribution of separate debt and stock rights.

      Distribution of Subscription Rights. Section 305(a) of the Code generally provides that gross income does not include the amount of any distribution by a corporation to its shareholders of stock or rights to acquire stock of that corporation. Section 305(b) and (c) of the Code and United States Treasury regulations thereunder set forth several exceptions to the general rule of Section 305(a). If one of the exceptions were to apply to the distribution of a stock right considered part of a subscription right, (1) the value of the stock right would be treated as a dividend (ordinary income) to the extent of our current or accumulated earnings and profits, if any, and (2) any value of the stock right considered part of a subscription right in excess of our earnings and profits would be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis and then a gain from a sale or exchange of the holder’s common stock. The exceptions generally apply to distributions which are designed to have the effect of distributing cash or property other than our common stock to some shareholders while increasing other shareholder’s ownership of our common equity. Because the distribution of stock rights considered part of the subscription rights is being made to all our shareholders and no holder of our stock will receive a distribution of money or property in lieu of receiving stock rights or in exchange for not exercising the stock rights, it is unlikely that the distribution of stock rights considered part of the subscription rights could have such an effect. Accordingly, this discussion assumes that the exceptions of Section 305(b) and (c) to Section 305(a) do not apply to the distribution of a stock right considered part of a subscription right.

      Unlike the distribution of a stock right considered part of a subscription right, the distribution by us of a debt right considered part of a subscription right will be taxable to a U.S. holder in an amount equal to the fair market value (on the date of distribution) of such debt right. We expect that the fair market value of a debt right considered part of a subscription right will be $0.00. We believe that any value a subscription right may have is attributable solely to the stock right considered part of such subscription right. Thus, because (1) any value attributable to a subscription right as of the date of distribution will be attributable solely to the value of the stock right and (2) the distribution of a subscription right will be made with respect to our common stock, the distribution of a subscription right by us to a U.S. holder should be a non-taxable event. The remainder of this discussion assumes that this valuation of a debt right considered part of a subscription right will be respected for United States federal income tax purposes.

      Tax Basis of Subscription Rights. Except as provided in the following sentence, the tax basis of a subscription right will be zero. If, however, either (1) the fair market value (on the date of distribution) of the stock right considered part of the subscription right is 15% or more of the fair market value (on the date of distribution) of the shares of the common stock with respect to which the subscription right is distributed, or (2) the U.S. holder properly elects, in the holder’s federal income tax return for the taxable year in which the holder receives the subscription right, to allocate part of the tax basis of such common stock to the subscription right, then, upon the exercise of the subscription right, the holder’s tax basis in such common stock will be allocated between such common stock and the subscription right in proportion to the fair market values (on the date of distribution) of the common stock and the stock right considered part of the subscription right. We have not obtained an independent appraisal of the valuation of the shares of the common stock with respect to which subscription rights are distributed or the stock rights considered part of such subscription rights and, therefore, each U.S. holder individually must determine how the rule in the preceding sentence will apply in that holder’s particular situation. For United States federal income tax purposes, the fair market value of property is the price at which the property would change hands between a willing buyer and a willing seller, where neither party is under a compulsion to buy or sell and both have reasonable knowledge of all the relevant facts.

      Expiration of Subscription Rights. A U.S. holder will not recognize any gain or loss upon the expiration of a subscription right, and no adjustment will be made to the tax basis, if any, of the shares of common stock with respect to which the right is distributed.

      Exercise of Subscription Rights. A U.S. holder will not recognize gain or loss on the exercise of a subscription right.

Units Purchased Pursuant to Exercise of Subscription Rights

      Allocation of Purchase Price for Units. A U.S. holder’s purchase of a Unit will be treated as a purchase of Subordinated Notes and shares of common stock constituting the Unit. The purchase price of each Unit will be allocated between the Subordinated Notes and the shares of common stock constituting such Unit in proportion to their respective fair market values at the time of acquisition. We expect to report the fair market value of the shares of common stock as $123.52 and the fair market value of the Subordinated Notes as $35. This position will be binding on each U.S. holder (but not on the Internal Revenue Service) unless such holder explicitly discloses a contrary position on a statement attached to its timely filed United States federal income tax return for the taxable year in which the Unit is acquired. Thus, absent such disclosure, a U.S. holder should allocate the purchase price for a Unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price of a Unit will be respected for United States federal income tax purposes.

      Allocation of Tax Basis in Units. A U.S. holder’s aggregate initial tax basis in a Unit purchased pursuant to the exercise of a subscription right will equal (1) the purchase price paid for such Unit (that is, $158.52), plus (2) the holder’s adjusted tax basis, if any, in the subscription right. The portion of the tax basis in a Unit attributable to the purchase price paid for such Unit will be allocated to the Subordinated Notes and shares of common stock in the same manner that the purchase price for the Unit was allocated to such notes and common stock as described immediately above in “— Allocation of Purchase Price for Units.” Thus, $123.52 and $35 of the tax basis attributable to the purchase price paid for a Unit will be allocated to the shares of common stock and Subordinated Notes, respectively. The portion of the tax basis in a Unit attributable to the subscription right as a result of the rule described in “Subscription Rights to Purchase Units — Tax Basis of Subscription Rights” above, if any, should be allocated to the shares of common stock.

      Sale, Exchange or Other Disposition of Units. If a U.S. holder sells, exchanges or otherwise disposes of a Unit, the holder will be treated as having sold, exchanged or disposed of the Subordinated Notes and the shares of common stock that constitute such Unit. The treatment of the sale, exchange or other disposition of the Subordinated Notes and the shares of common stock are described under “— Subordinated Notes and Shares of Common Stock Constituting a Unit — Subordinated Notes — Sale, Exchange or Other Disposition of Subordinated Notes” and “— Subordinated Notes and Shares of Common Stock Constituting a Unit — Shares of Common Stock — Sale, Exchange or Other Disposition of Shares of Common Stock” below.

Subordinated Notes and Shares of Common Stock Constituting a Unit

Subordinated Notes

      Classification of Subordinated Notes. We intend to take the position that the Subordinated Notes will be classified for United States federal income tax purposes as indebtedness under current law. The remainder of this discussion assumes that the Subordinated Notes will be classified as indebtedness for United States federal income tax purposes. There can be no assurance, however, that an Internal Revenue Service challenge or a subsequent change in the tax laws will not affect such classification.

      Payment of Interest on Subordinated Notes. Interest on Subordinated Notes will generally be taxable to a U.S. holder as ordinary interest income at the time it is accrued or is received in accordance with the holder’s method of accounting for United States federal income tax purposes. We intend to take the position that the Subordinated Notes do not have original issue discount or amortizable debt premium. No assurance can be given, however, that our position will not be challenged by the Internal Revenue Service or, if so challenged, that the challenge will not be successful.

      Holding Period of Subordinated Notes. The holding period of Subordinated Notes will begin on the date of exercise of the subscription right pursuant to which the notes are acquired.

      Sale, Exchange or Other Disposition of Subordinated Notes. Upon the sale, exchange or other disposition of Subordinated Notes constituting part of a Unit, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition (other than amounts representing interest which will be treated as interest as described under “— Payment of Interest on Subordinated Notes” above) and the holder’s adjusted tax basis in the notes. A U.S. holder’s adjusted tax basis in Subordinated Notes generally will equal the holder’s initial tax basis determined as set forth under “— Units Purchased Pursuant to Exercise of Subscription Rights — Allocation of Tax Basis in Units” above, less any principal payments received by such holder. For certain non-corporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (1) the taxpayer’s holding period in the capital asset (with preferential rates available for capital assets held for more than 12 months) and (2) the taxpayer’s marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations. U.S. holders are urged to consult their tax advisors with respect to the rate of taxation of capital gains and the ability to deduct capital losses.

Shares of Common Stock

      Dividends. Any dividend, whether paid in cash or in property (other than with additional shares of common stock or stock rights), will generally be taxable to a U.S. holder as ordinary dividend income, to the extent paid out of our current or accumulated earnings and profits, when received irrespective of such holder’s method of accounting. The amount of each such dividend will equal the sum of the amount of cash and the fair market value of property received by the U.S. holder. To the extent a U.S. holder receives a dividend that exceeds our current or accumulated earnings and profits, the excess will be treated first as a non-taxable return of capital that reduces the holder’s basis in its common stock to the extent of such basis and thereafter as taxable gain from the sale or exchange of common stock. In addition, such dividend generally will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. holder. Corporate U.S. holders of our shares of common stock otherwise entitled to the dividends received deduction should consider the minimum holding period requirements of Section 246(c) of the Code, the “debt-financed portfolio stock” rules of Section 246A of the Code, and the “extraordinary dividend” provisions of Section 1059 of the Code, the effects of which are to reduce or eliminate the benefit of the dividends received deduction with respect to our shares of common stock subject to such rules. Corporate U.S. holders of our shares of common stock should also consider whether any dividends received deduction allowed for dividends received on our shares of common stock may either cause or increase the holder’s liability for the alternative minimum tax.

      Holding Period of Shares of Common Stock. The holding period of shares of common stock will begin on the date of exercise of the subscription right pursuant to which the shares are acquired.

      Sale, Exchange or Other Disposition of Shares of Common Stock. The sale, exchange or other disposition of shares of common stock constituting part of a Unit will result in the recognition of capital gain or loss to the U.S. holder in an amount equal to the difference between the amount realized and the holder’s adjusted tax basis in the shares. For certain non-corporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (1) the taxpayer’s holding period in the capital asset (with preferential rates available for capital assets held for more than 12 months) and (2) the taxpayer’s marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations. U.S. holders are urged to consult their tax advisors with respect to the rate of taxation of capital gains and the ability to deduct capital losses.

Backup Withholding and Information Reporting

      Backup withholding and information reporting requirements may apply to certain non-corporate U.S. holders with respect to (1) certain payments of principal and interest on Subordinated Notes, (2) payment of dividends on shares of common stock, and (3) payments of proceeds of the sale or other disposition of Subordinated Notes and shares of common stock. We, our agent, a broker, or any paying agent, as the case may be, will be required to withhold a tax equal to 30% (29% for 2004 and 2005, and 28% for 2006 through 2010) from any such payment if the U.S. holder fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, fails to certify that the holder is exempt from backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder may be credited against such holder’s United States federal income tax and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

United States Federal Income Tax Treatment of Non-U.S. Holders

      For purposes of the following discussion, we use the term “non-U.S. holder” to refer to a beneficial owner of a subscription right or Unit (or Subordinated Notes or shares of common stock constituting part of a Unit) that is (1) a nonresident alien individual, (2) a foreign corporation, or (3) a foreign estate. If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, in any calendar year by virtue of being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in that calendar year (counting for such purposes all of the days present in that year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens.

      The following discussion does not address all aspects of United States federal income taxation that may be relevant to a non-U.S. holder’s particular facts and circumstances (including, for example, being a U.S. expatriate) nor does it address the tax consequences for the stockholders of a non-U.S. holder. If a foreign partnership holds subscription rights or Units (or Subordinated Notes or shares of common stock constituting a Unit), the tax treatment of the partnership and of its partners will generally depend upon the status of the partners and the activities of the partnership. If a foreign trust holds subscription rights or Units (or Subordinated Notes or shares of common stock constituting part of a Unit), the tax treatment of the trust and of its beneficiaries will generally depend upon the status of the beneficiaries, the activities of the trust and the classification of the trust as a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust,” as defined in applicable United States Treasury regulations. If a holder of subscription rights or Units (or Subordinated Notes or shares of common stock constituting a Unit) is a foreign partnership or trust, such holder and the partners or beneficiaries of such holder, as the case may be, should consult their tax advisors.

Withholding Taxes on Non-U.S. Holders

      Distribution of Subscription Rights. The distribution of a subscription right by us to a non-U.S. holder is generally subject to United States federal withholding tax at the rate of 30%. We, however, may elect to not withhold on a distribution to the extent it represents a non-taxable distribution of a stock right. As indicated in “— Subscription Rights to Purchase Units — Distribution of Subscription Rights” above, we expect that the fair market value of the debt right considered part of a subscription right will be $0.00 and believe that any value a subscription right may have is attributable solely to the stock right considered part of such subscription right. Therefore, because any value attributable to a subscription right as of the date of distribution will be attributable solely to the value of the stock right, the distribution of a subscription right by us should represent a non-taxable distribution of a stock right for this purpose thereby permitting us to elect to not withhold on the distribution of a subscription right. We intend to elect to not withhold on the distribution of a subscription right.

      Payments of Principal and Interest on Subordinated Notes. Subject to the discussion under “— Backup Withholding and Information Reporting” below, payments of principal and interest on Subordinated Notes by us or by any of our paying agents to any non-U.S. holder will not be subject to United States federal withholding tax, provided that, in the case of interest: (1) the non-U.S. holder does not own (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related (directly or indirectly) to us through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and (2) the non-U.S. holder fulfills certain certification statement requirements set forth under the Code. The certification statement requirements generally will be satisfied if the non-U.S. holder of Subordinated Notes certifies on Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address. The

Form W-8BEN must be delivered pursuant to applicable procedures and be properly transmitted to the withholding agent, and none of the persons receiving the Form W-8BEN can have actual knowledge that the form is false. If Subordinated Notes are held through a foreign intermediary, the intermediary, as well as the beneficial owner, may need to satisfy certification requirements.

      Dividends on Shares of Common Stock. Unless an exception applies, dividends paid to a non-U.S. holder will be subject to United States federal withholding tax at a rate of 30%. The entire dividend is generally subject to withholding tax. Special rules apply, however, if a distribution is made that is greater than our current or accumulated earnings and profits as calculated for United States federal income tax purposes. In such a case, we may elect to withhold only on the portion of the distribution that is out of our earnings and profits (the remainder of the distribution would generally not be subject to withholding tax). Alternatively, we may withhold on the entire distribution. In that case, a non-U.S. holder would generally be entitled to obtain a refund or credit from the Internal Revenue Service for the withholding tax on the portion of the distribution that exceeds our earnings and profits.

      Reduction of or Exemption from Withholding Tax by Treaty. A reduced rate of or exemption from withholding tax may apply to interest on Subordinated Notes or dividends on shares of common stock paid to a non-U.S. holder if the holder is eligible for benefits under a tax treaty between the United States and the holder’s country of residence. The particular withholding tax rate that would apply to a non-U.S. holder depends on the holder’s tax status and on the particular tax treaty. The non-U.S. holder must generally provide the withholding agent a properly executed Form W-8BEN in order to claim such an exemption from withholding tax. The Form W-8BEN must be delivered pursuant to applicable procedures and be properly transmitted to the withholding agent, and none of the persons receiving the Form W-8BEN can have actual knowledge that the form is false. In addition, the non-U.S. holder may be required to provide a United States taxpayer identification number on the Form W-8BEN in order to qualify for an exemption. If Subordinated Notes or shares of common stock are held through a foreign intermediary, the intermediary, as well as the beneficial owner, may need to satisfy certification requirements.

      Income Effectively Connected to a United States Trade or Business. If interest on Subordinated Notes or dividends on shares of common stock paid to a non-U.S. holder are effectively connected with the conduct of the holder’s trade or business in the United States, such interest or dividends (as the case may be) will be exempt from United States federal withholding tax (provided that, in the case of dividends, if an income tax treaty applies, such dividends are also attributable to a permanent establishment in the United States). The non-U.S. holder, however, will be subject to regular United States federal income tax on the interest or dividends (as the case may be) in the same manner as if it were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. The non-U.S. holder generally must provide the withholding agent a properly executed Form W-8ECI in order to claim this exemption from withholding tax. The Form W-8ECI must be delivered pursuant to applicable procedures and be properly transmitted to the withholding agent, and none of the persons receiving the Form W-8ECI can have actual knowledge that the form is false. If Subordinated Notes or shares of common stock are held through a foreign intermediary, the intermediary, as well as the beneficial owner, may need to satisfy certification requirements.

      The foregoing discussion does not deal with all aspects of United States federal withholding tax that may be relevant to investors holding subscription rights or Units (or Subordinated Notes or shares of common stock constituting part of a Unit) that are not United States persons. Furthermore, the rules regarding withholding are complex and vary depending on an investor’s particular situation. Thus, we advise you to consult with your tax advisor regarding the application of and the methods for satisfying the withholding tax rules.

Sale, Exchange or Other Disposition of Subordinated Notes and Shares of Common Stock

      A non-U.S. holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of Subordinated Notes or shares of common stock, unless (1) the gain is effectively connected with a trade or business that the holder conducts in the United States, (2) the non-U.S. holder is an individual, is present in the United States for at least 183 days during the year in which he disposes of the notes or common shares (as the case may be), and certain other conditions are satisfied, or (3) in the case of the disposition of shares of common stock, the non-U.S. holder directly or indirectly holds (or held at any time within the shorter of the period the common stock was held or the five-year period before the disposition) more than 5% of our shares of common stock and we are (or have been at any such time) a “United States real property holding corporation.” Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property assets plus its other assets used or held for use in a trade or business. We do not believe that we are currently a United States real property holding corporation or that we will become one in the future. No assurance can be given, however, that we are not or will not become a United States real property holding corporation. If we are or were to become a United States real property holding corporation, gains realized by a non-U.S. holder which did not directly or indirectly own more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period generally would not be subject to United States federal income tax as a result of our status as a United States real property holding corporation, provided that our common stock was regularly traded on an established securities market.

      If the gain on the sale, exchange or other disposition of Subordinated Notes or shares of common stock is effectively connected with a trade or business that the non-U.S. holder conducts in the United States, such gain generally will be subject to United States federal income tax at the usual rates applicable to United States persons. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For purposes of the branch profits tax, interest on Subordinated Notes, dividends on shares of common stock, and any gain recognized on the sale, exchange or other disposition of Subordinated Notes or shares of common stock will be included in the effectively connected earnings and profits of the non-U.S. holder if the interest, dividend or gain is effectively connected with the conduct by the holder of a trade or business in the United States.

     Backup Withholding and Information Reporting

      Backup withholding generally will not apply to interest on Subordinated Notes or dividends on shares of common stock if (1) the non-U.S. holder certifies that it is not a United States person, or (2) the holder otherwise establishes an exemption, provided that we or our paying agent do not have actual knowledge that the holder is a United States person.

      Payments on the sale, exchange or other disposition of Subordinated Notes or shares of common stock made to or through a foreign office of a broker or middleman generally will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker or middleman has certain connections to the United States, unless the broker or middleman has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker or middleman is required to report if the broker has actual knowledge that the payee is a United States person.

      Payment of the proceeds of a sale, exchange or other disposition of Subordinated Notes or shares of common stock to or through the United States office of a United States or foreign broker will be subject to backup withholding and information reporting unless the non-U.S. holder certifies, under penalties of perjury, that it is not a United States person (and we or our paying agent not have actual knowledge that the beneficial owner is a United States person) or otherwise establishes an exemption.

      Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the holder furnishes the required information to the Internal Revenue Service.

Certain Tax-Qualified Plan Considerations

      If the recipient of subscription rights to acquire Units is an employee benefit plan, Keogh plan, tax-sheltered annuity, individual retirement account or annuity, or Roth IRA, which is intended to satisfy Section 401(a), 403, 408 or 408A of the Code (each a “Benefit Plan”), then the subscription rights may be exercised, and the Units purchased, by and under the Benefit Plan. If, however, the subscription rights are received by a Benefit Plan, but the Units are purchased outside of the Benefit Plan by a participant or beneficiary thereof pursuant to an exercise of subscription rights, then such purchase may be deemed to be a distribution from the Benefit Plan which may violate the terms of the Benefit Plan and/ or applicable provisions of the Code and may also give rise to early distribution penalty taxes and a disqualification of the tax-exempt status of the Benefit Plan. Similarly, if the subscription rights to purchase Units are received by a person other than a Benefit Plan, but the Units are purchased by the Benefit Plan pursuant to the exercise of such subscription rights, such purchase by the Benefit Plan may be deemed to be a contribution to the Benefit Plan which may violate the terms of the Benefit Plan and/ or applicable provisions of the Code and may also give rise to a disqualification of the tax-exempt status of the Benefit Plan.

      Holders should consult their own tax advisors with respect to the tax consequences of either a purchase of Units by a participant or beneficiary outside of a Benefit Plan pursuant to the exercise of subscription rights that are received by the Benefit Plan, or a purchase of Units by a Benefit Plan pursuant to the exercise of subscription rights that are received by a person other than the Benefit Plan.

LEGAL MATTERS

      The validity of the shares of common stock and subordinated debt offered by this prospectus is being passed upon for the Company by Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan.

EXPERTS

      The consolidated financial statements of Childtime Learning Centers, Inc. and its subsidiaries as of March 29, 2002 and March 28, 2001, and for each of the three fiscal years in the period ended March 29, 2002, included in this prospectus and registration statement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Tutor Time Learning Systems, Inc. and its subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this prospectus, which is part of this registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is only part of a registration statement we have filed on Form S-1 with the SEC under the Securities Act of 1933, as amended, and, therefore, omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

      We are a public company and file annual, quarterly and special reports and other information with the SEC. You may read and copy any documents we file at the following SEC branch office location:

SEC’s Public Reference Room

450 Fifth Street, N.W.
Washington, D.C. 20549

      You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. Our reports, proxy and information statements and other information are also available to the public at the SEC’s web site. The Internet address of that site is http://www.sec.gov. You may also obtain information concerning the Company by contacting the Information Agent, at (212) 440-9132.

      Prospective investors may rely only on the information contained in this prospectus. Childtime Learning Centers, Inc. has not authorized anyone to provide any other information. This prospectus is not an offer to sell to, nor is it seeking an offer to buy these securities from, any person in any jurisdiction where the offer and sale is not permitted. The information here is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

      No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of

Childtime Learning Centers, Inc. and Subsidiaries:

      In our opinion, the consolidated financial statements listed in the index appearing on page F-1 and included on pages F-3 through F-20 present fairly, in all material respects, the financial position of Childtime Learning Centers, Inc. and Subsidiaries (the “Company”) at March 29, 2002 and March 30, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended March 29, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page F-1 and included on page F-21 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 2(k) to the Company’s consolidated financial statements, effective April 1, 2000, the Company changed its method of recognizing revenue associated with accounting for registration fees.

/S/ PRICEWATERHOUSECOOPERS LLP

Detroit, Michigan

June 26, 2002, except as to
Note 15 entitled “Discontinued
Operations” for which the date is
February 21, 2003

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	March 29,	March 30,
	2002	2001

	(In thousands except
	for share data)
ASSETS
Current assets:
Cash and cash equivalents	$4,891	$3,379
Accounts receivable, less allowance for doubtful accounts of $693 and $360, respectively	5,235	4,697
Reimbursable construction costs	—	1,065
Prepaid expenses and other	2,329	2,773
Income tax receivable	2,509	—
Deferred income taxes	3,764	3,342

Total current assets	18,728	15,256

Land, buildings and equipment:
Land	9,503	9,730
Buildings	19,180	19,161
Vehicles, furniture and equipment	14,820	13,960
Leasehold improvements	10,010	8,245

	53,513	51,096
Less accumulated depreciation and amortization	(16,531)	(14,399)

	36,982	36,697

Other non current assets:
Intangible assets, net	17,325	21,079
Refundable deposits and other	1,080	1,079

	18,405	22,158

Total assets	$74,115	$74,111

LIABILITIES
Current liabilities:
Revolving line of credit	$2,500	$—
Current maturities of long-term debt	1,133	1,321
Accounts payable	2,230	2,450
Book overdrafts	4,041	2,806
Accrued wages and payroll taxes	3,324	3,516
Restructuring accrual	829	2,410
Accrued vacation	1,184	1,241
Other current liabilities	8,094	4,517

Total current liabilities	23,335	18,261
Long-term debt	3,196	4,224
Deferred rent liability	983	1,074
Deferred income taxes	3,119	3,316

Total liabilities	30,633	26,875

Commitments and contingencies (see Note 11)

SHAREHOLDER’S EQUITY
Common stock, 10,000,000 shares authorized, no par value; 5,240,772 and 5,225,772 outstanding, respectively	31,183	30,902
Preferred stock, 1,000,000 shares authorized, no par value; no shares issued or outstanding	—	—
Retained earnings	12,299	16,334

Total shareholders’ equity	43,482	47,236

Total liabilities and shareholders’ equity	$74,115	$74,111

The accompanying notes are an integral part of the consolidated financial statements.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	March 29,	March 30,	March 31,
	2002	2001	2000

	(In thousands, except per share data)
Revenue, net	$141,826	$147,012	$128,305
Operating expenses of Learning Centers	124,953	127,546	109,708

Gross profit	16,873	19,466	18,597
Provision for doubtful accounts	1,322	405	384
General and administrative expenses	11,996	8,825	7,598
Depreciation and amortization expenses	4,758	4,570	3,411
Restructuring expenses	578	4,000	—
Mold remediation expense	1,005	—	—
Failed merger costs	952	—	—
Impairment charges	1,916	1,447	282

OPERATING INCOME (LOSS)	(5,654)	219	6,922
Interest expense, net	458	966	428
Other (income) expense, net	(63)	(242)	(274)

INCOME (LOSS) BEFORE INCOME TAXES, DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(6,049)	(505)	6,768
Income tax provision (benefit)	(2,245)	(164)	2,540

INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(3,804)	(341)	4,228
Discontinued operations, net of taxes	(231)	7	101

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(4,035)	(334)	4,329
Cumulative effect of change in accounting principle (less tax benefit of $148)	—	(275)	—

NET INCOME (LOSS)	$(4,035)	$(609)	$4,329

EARNINGS (LOSS) PER SHARE:
Basic and diluted-income (loss) before discontinued operations and cumulative effect of change in accounting principle	$(0.73)	$(0.07)	$0.81
Discontinued operations, net	(0.04)	0.00	0.01

Basic and diluted-income (loss) before cumulative effect of change in accounting principle	$(0.77)	$(0.07)	$0.82
Cumulative effect of change in accounting principle	—	(0.05)	—

Net income (loss)	$(0.77)	$(0.12)	$0.82

WEIGHTED AVERAGE SHARES OUTSTANDING	5,234	5,102	5,251

The accompanying notes are an integral part of the consolidated financial statements.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Shareholders’ Equity

	Common Stock
			Retained
	Shares	Amount	Earnings	Total

	(In thousands)
Balances, April 2, 1999	5,432	$30,836	$15,571	$46,407
Repurchase of common stock	(500)	(2,840)	(2,957)	(5,797)
Net income	—	—	4,329	4,329

Balances, March 31, 2000	4,932	27,996	16,943	44,939
Shares issued under stock plans	294	2,500	—	2,500
Stock compensation	—	406	—	406
Net income (loss)	—	—	(609)	(609)

Balances, March 30, 2001	5,226	$30,902	$16,334	$47,236
Shares issued	15	122	—	122
Stock compensation	—	159	—	159
Net income (loss)	—	—	(4,035)	(4,035)

Balances, March 29, 2002	5,241	$31,183	$12,299	$43,482

The accompanying notes are an integral part of the consolidated financial statements.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Years Ended

	March 29,	March 30,	March 31,
	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(4,035)	$(609)	$4,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	2,927	2,586	2,030
Amortization expense	1,862	2,012	1,393
Provision for doubtful accounts	1,325	406	385
Stock compensation expense	159	406	—
Deferred rent liability	(68)	(55)	(49)
Deferred income taxes	(619)	(2,323)	(9)
(Gains) losses and provisions for losses including impairment charges on land, buildings, equipment, intangible assets and land held for disposal	2,243	2,717	295
Changes in assets and liabilities providing (consuming) cash:
Accounts receivable	(1,863)	(886)	(1,476)
Prepaid expenses and other assets	(2,066)	(225)	(349)
Restructuring accrual	(1,581)	2,410	—
Accounts payable, accruals, and other current liabilities	3,082	1,794	949

Net cash provided by operating activities	1,366	8,233	7,498

Cash flows from investing activities:
Expenditures for land, buildings and equipment	(4,101)	(4,049)	(3,664)
Expenditures for reimbursable construction costs	(939)	(6,990)	(2,660)
Acquisition of intangible assets	—	(1,962)	(3,235)
Proceeds from sales of land, buildings, equipment and intangible assets	539	629	725
Net payments for refundable deposits and other assets	—	(67)	(64)

Net cash used in investing activities	(4,501)	(12,439)	(8,898)

Cash flows from financing activities:
Net borrowings (repayments) on revolving line of credit	2,500	(1,358)	1,358
Changes in book overdraft	1,237	(651)	3,456
Payments on long-term debt	(1,216)	(2,815)	(2,295)
Repayments of reimbursable construction costs	2,004	7,205	1,539
Repurchase of common stock	—	—	(5,797)
Issuance of common stock	122	2,500	—

Net cash provided by financing activities	4,647	4,881	(1,739)

Net increase (decrease) in cash and cash equivalents	1,512	675	(3,139)
Cash and cash equivalents, beginning of year	3,379	2,704	5,843

Cash and cash equivalents, end of year	$4,891	$3,379	$2,704

The accompanying notes are an integral part of the consolidated financial statements.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Principles of Consolidation and Corporate Organization:

      The consolidated financial statements include the accounts of Childtime Learning Centers, Inc. and its wholly owned subsidiaries (together referred to as the “Company”). All significant intercompany transactions have been eliminated. The Company began operations in 1967. Childtime Learning Centers, Inc. was incorporated on November 2, 1995 and completed its initial public offering on February 2, 1996. As of March 29, 2002, the Company provides for-profit child care through 286 child care centers located in 23 states and the District of Columbia (see Note 12).

2.     Summary of Significant Accounting Policies:

      a. Fiscal Year: The Company utilizes a 52-53 week fiscal year (comprised of 13 four-week periods), ending on the Friday closest to March 31. The fiscal years ended March 29, 2002, March 30, 2001 and March 31, 2000 all contained 52 weeks.

      b. Cash and Cash Equivalents: The Company considers all temporary investments with original maturities of three months or less at time of purchase to be cash equivalents.

      c. Land, Buildings and Equipment: Land, buildings and equipment are recorded at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets (generally 40 years for buildings and between 3 and 10 years for vehicles, furniture and equipment). Leasehold improvements are recorded at cost and amortized on a straight-line basis over the lesser of the estimated useful life of the leasehold improvement (generally 15 years) or the life of the lease. Gains and losses on sales and retirements are included in the determination of the results of operations. Maintenance and repair costs for new centers are charged to operating expense in the period incurred.

      d. Intangible Assets: Intangible assets represent principally the unamortized excess of the cost of acquiring Childtime (by the predecessor of Childtime Learning Centers, Inc.) and other acquisitions of existing child care facilities over the fair values of the companies’ net tangible assets at the dates of acquisition. The intangible assets are being amortized using a straight-line method over various periods, but primarily over 15 years, with such amortization expense included in cost of revenues. Accumulated amortization at March 29, 2002 and March 30, 2001 was $7,206,630 and $5,806,263, respectively.

      e. Impairment of Long-Lived Assets: Long-lived assets are comprised of intangible assets and property, plant and equipment. Long-lived assets are reviewed annually for impairment and whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company assesses the recoverability of the unamortized cost of acquired assets in excess of fair value based on a review of projected undiscounted cash flows of the related centers. These cash flows are reviewed by management in connection with the Company’s annual long-range planning process. Once the Company has utilized its resources in order to make the center profitable, without success, and future cash flows fail to match the carrying value of the assets, they are deemed to be impaired. The extent of the impairment is measured as the difference between the fair market of the asset and its carrying value, with fair market value calculated using projected future discounted cash flows. At March 29, 2002, the Company recorded impairment losses of $1,692,830 on intangible assets and $222,697 on tangible property, as compared to impairment losses of $1,079,125 on intangible assets and $367,639 on tangible property for the fiscal year ending March 30, 2001. If actual results or circumstances are less favorable than those forecasted by management, or if upon completion of the new impairment tests under SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company identifies an impairment, a future charge may be required. SFAS No. 142 became effective for the Company beginning in fiscal 2003.

      f. Income Taxes: The Company provides for income taxes for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

      g. Financial Instruments: In management’s opinion, the carrying values of cash and cash equivalents, accounts receivable and payable, and accrued liabilities approximate fair value due to the short-term maturities of these instruments. The carrying values of long-term debt approximate fair value based on the current borrowing rates for similar instruments.

      h. Risk Concentration: Accounts receivable is the principal financial instrument that subjects the Company to concentration of credit risk. Concentration of credit risk is somewhat limited due to the Company’s large number, diversity and dispersion of customers. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable.

      Revenues from federal and state child care assistance programs represent a significant portion of total revenues. For fiscal 2002, 2001 and 2000, federal assistance revenues were approximately $31,000,000 (22 percent), $31,100,000 (21 percent) and $24,800,000 (19 percent), respectively.

      In connection with certain build-to-suit centers to be leased, the Company enters into arrangements, whereby the Company accumulates costs during the construction process and is then reimbursed by the developer. The Company has various legal remedies available pursuant to the construction agreements to minimize the risk of non-reimbursement. For the years ended March 29, 2002, March 30, 2001 and March 31, 2000, the Company financed construction costs of $938,809, $6,990,355 and $2,659,854, respectively. Related repayments received under reimbursement agreements were $2,004,017, $7,204,495 and $1,538,755 for the years then ended.

      i. Common Stock Repurchase: During fiscal 2000, the Company’s board of directors authorized the repurchase of up to 500,000 shares of the Company’s common stock. During fiscal 2000, the Company purchased all 500,000 shares at a total cost of $5,797,401. The Company’s repurchase of shares was recorded as a charge against common stock in an amount equal to the average paid in capital per share, multiplied by the number of shares repurchased. The excess of the aggregate repurchase price over the amount charged against common stock is charged against retained earnings. During fiscal 2000, $2,957,401 was charged against retained earnings. The Company was not authorized to repurchase any additional shares during fiscal 2001 or 2002.

      j. Common Stock and Earnings Per Share: All earnings per share amounts have been presented to conform with the requirements of SFAS 128, “Earnings Per Share.” A reconciliation of the denominators used in the basic and diluted EPS calculation follows:

	March 29,	March 30,	March 31,
	2002	2001	2000

Denominator:
Weighted average shares outstanding EPS, basic	5,233,684	5,102,146	5,251,438
Incremental shares from assumed conversion of options	0	0	19,793

Weighted average shares outstanding EPS, diluted	5,233,684	5,102,146	5,271,231

Incremental shares from assumed conversion of options of 605,251, 551,444 and 163,874 in fiscal 2002, 2001 and 2000, respectively, have been excluded from shares used in computing diluted earnings (loss) per share as the effect would be anti-dilutive.

      k. Revenue Recognition: Substantially all of the Company’s revenues are derived from providing child care services through residential and at-work centers. All revenues are recognized as the service is provided. For services provided to employers under short-term (1-5 years) management contract arrangements where the employer assumes financial responsibility for the ongoing operations, only the management fee is recorded

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as revenue. Management contracts generally call for reimbursement of all operational costs of the center plus a management fee, negotiated based on center size, as well as various operational and financial considerations.

      Effective April 1, 2000, the Company changed its method of revenue recognition in accordance with SEC Staff Accounting Bulletin 101, “Revenue Recognition”. Previously all registration and material fees had been recorded when received. Under the accounting method adopted retroactive to April 1, 2000, the Company now recognizes registration and material fees over the typical school year of September through August. The cumulative effect of the change on prior years resulted in a charge to income (net of taxes) of $275,000, which was recognized during fiscal 2001.

      The pro forma effect of retroactive application of SAB 101 as of the beginning of fiscal 2000 would have resulted in revenue of $128.7 million, gross profit of $16.5 million, net income of $4.1 million, and diluted earnings per share of $0.77 for fiscal year 2000.

      l. Pre-Opening Costs: Pre-opening costs are expensed as incurred.

      m. Advertising Expenses: Yellow pages advertising costs are expensed concurrent with the period in which the Yellow Pages books are distributed to customers. All other marketing costs are treated as period expenses and, accordingly, are expensed in the period incurred. The Company incurred advertising expenses of $1,219,000, $1,128,000 and $1,215,000 during fiscal 2002, 2001 and 2000, respectively.

      n. Business Risks: The Company is subject to certain risks common to the providers of child care and early education, including dependence on key personnel, dependence on client relationships, competition from alternate sources or providers of the Company’s services, market acceptance of work and family services, the ability to hire and retain qualified personnel and general economic conditions.

      o. Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions (in areas, among others, such as provision for doubtful accounts and accrued workers’ compensation expense), that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      p. Reclassifications: Certain amounts for the fiscal years ended March 30, 2001 and March 31, 2000 have been reclassified to conform to the presentation adopted in fiscal 2002.

      q. Segment Reporting: The Company organizes itself as one segment for reporting purposes.

      r. New Accounting Pronouncements: In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. SFAS No. 141 requires, among other things, that the purchase method of accounting for business combinations be used for all business combinations initiated after June 30, 2001. SFAS No. 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 requires, among other things, that goodwill and other indefinite-lived intangible assets no longer be amortized and that such assets be tested for possible impairment at least annually. SFAS No. 142 became effective for the Company beginning March 30, 2002. The Company will test goodwill for impairment using the two-step process prescribed in SFAS No. 142. The Company expects to complete the first step by the second quarter of 2003. Any impairment that is required to be recognized upon the adoption of SFAS No. 142 would be reflected as a cumulative effect of a change in accounting principle. The Company must complete the measurement of any impairment loss upon the initial adoption of SFAS No. 142 by March 28, 2003. The Company is in the process of implementing SFAS No. 142 and has not yet determined what effect these impairment tests will have on the Company’s consolidated financial statements. In accordance with SFAS No. 142, the Company will no longer record amortization expense of approximately 1,600,000 related to goodwill. Other intangible assets will continue to be amortized over their useful lives.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in August 2001, and addresses legal obligations (arising from laws, statutes, contracts, etc.) that an entity must satisfy when disposing of tangible, long-lived assets. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The Company is evaluating the impact this Statement will have on its consolidated financial statements and is anticipating the adoption of SFAS No. 143 in the first quarter of fiscal 2004. SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in July 2001, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121 on the same topic and establishes an accounting model for the impairment of long-lived assets. The Company is evaluating the impact this Statement will have on its consolidated financial statements and will adopt SFAS No. 144 in the first quarter of fiscal 2003.

3.     Acquisitions:

      The Company completed 10 center acquisitions during fiscal 2001 for an aggregate of approximately $1,962,000 in cash and $1,962,000 in seller-financed debt. Approximately $3,235,000 of intangible assets were recorded as a result of the fiscal 2001 acquisitions. For fiscal 2001, all acquisitions occurred at the beginning of the fiscal year. Therefore, pro-forma financial information is not required. The Company did not acquire any centers in fiscal year ended March 29, 2002. See Note 17, “Subsequent Events.”

4.     Other Current Assets and Liabilities:

      Other current assets and liabilities are composed of the following:

	March 29,	March 30,
	2002	2001

	(In thousands)
Prepaid expenses and other current assets:
Prepaid rent	$1,537	$1,662
Other	792	1,111

	$2,329	$2,773

Other current liabilities:
Unearned revenue	$1,262	$1,421
Accrued merger expenses	693	0
Accrued property taxes	613	683
Accrued legal settlement	800	0
Accrued mold remediation	810	0
Accrued workers’ compensation expense (net of $1,122 and $781 of advance deposits held by insurance company at March 29, 2002 and March 30, 2001, respectively)	1,617	989
Other	2,299	1,424

	$8,094	$4,517

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Financing Arrangements:

      Financing arrangements consist of the following:

	March 29,	March 30,
	2002	2001

	(In thousands)
Note payable (collateralized by a letter of credit) to a corporation resulting from an acquisition, interest at prime (4.75 percent at March 29, 2002 and 8.0 percent at March 30, 2001), quarterly principal payments of $100,000 plus interest, remaining balance payable January 2005	$1,100	$1,500
Notes payable (non-collateralized) to corporations resulting from an acquisition, interest at prime, principal and interest due in full April 2004	1,923	1,805
Notes payable (non-collateralized) to various entities and individuals resulting from acquisitions, interest at various fixed rates ranging from 7.75 to 8.5 percent and variable rates ranging from prime to prime plus 1 percent, various payment terms with original maturities ranging from one to seven years	1,306	2,240

	4,329	5,545
Less current maturities of long-term debt	1,133	1,321

	$3,196	$4,224

      At March 29, 2002, aggregate principal payments due on long-term debt over the next four years and thereafter are as follows:

(In thousands)
2003	$1,133
2004	721
2005	2,304
2006	81
2007 and thereafter	90

$4,329

      On January 31, 2002, the Company amended and restated its revolving line of credit agreement with the existing lender, increasing the amount available for borrowing to $17.5 million, with interest payable monthly at a variable rate, at the Company’s option, based on either the prime rate or the Eurodollar rate. The unused line of credit bears a commitment fee of 0.35% payable quarterly. The new credit agreement will mature on September 30, 2004, and is collateralized by the Company’s receivables, equipment and certain real estate.

      Under the line of credit, there were borrowings of $2,500,000 at March 29, 2002, and no borrowings at March 30, 2001. For the year ended March 29, 2002, average borrowings on the line of credit were $1,066,591, with an average interest rate of 4.35 percent, as compared to average borrowings of $2,198,572, with an average interest rate of 9.22 percent for the year ended March 30, 2001. Outstanding letters of credit further reduced the availability under the line of credit by $1,847,588 at March 29, 2002 and $2,450,147 at March 30, 2001. Under this agreement, the Company is required to maintain certain financial ratios and other financial conditions, the most restrictive of which requires the Company to maintain certain debt-to-equity ratios, a minimum fixed charge coverage and a minimum amount of tangible net worth. In addition, there are restrictions on the incurrence of additional indebtedness, disposition and acquisition of assets and transactions with affiliates.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Income Taxes:

      The income tax provision or benefit reflected in the consolidated statement of operations consists of the following:

	March 29,	March 30,	March 31,
	2002	2001	2000

	(In thousands)
Current:
Federal	$(1,509)	$1,895	$2,380
State and local	(117)	116	169

	(1,626)	2,011	2,549

Deferred:
Federal	(569)	(2,137)	(8)
State and local	(50)	(186)	(1)

	(619)	(2,323)	(9)

	$(2,245)	$(312)	$2,540

      Differences between the income tax provision on income before income taxes reflected in the statement of operations and that computed by applying the statutory federal income tax rate are attributable to the following:

	March 29,	March 30,	March 31,
	2002	2001	2000

	(In thousands)
Income tax provision at the statutory federal rate	$(2,046)	$(308)	$2,296
State and local taxes, net of federal tax benefit	(110)	(46)	111
Other	(89)	42	133

	$(2,245)	$(312)	$2,540

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 29,	March 30,
	2002	2001

	(In thousands)
Deferred tax asset:
Allowance for doubtful accounts	$263	$137
Vested and non-vested vacation balance	450	471
Workers compensation accrual	1,041	673
Capital loss carryforwards	205	233
Provision for restructuring charges	292	837
Provision for mold remediation	308	0
Stock compensation	214	153
Deferred registration fees	168	206
All other	9	(14)

	$2,950	$2,696

Deferred tax liability:
Basis and depreciation differences of property	$(2,722)	$(3,114)
Straight-line rent	417	444

	(2,305)	(2,670)

Net deferred tax asset (liability)	$645	$26

      The Company has capital loss carryforwards which will expire as follows: March 28, 2003, $58,000; and April 1, 2005, $482,000. The Company believes that all of its deferred tax assets will be realized through the implementation of certain tax planning strategies, which include the sale and closure of certain centers.

7.     Leases:

      The Company leases certain land and buildings, primarily children’s centers and vehicles, under non-cancelable operating leases with original terms ranging from 1 to 25 years. Certain leases contain purchase and renewal options, impose restrictions upon making certain payments and incurring additional debt, and may provide for rental increases at specified intervals and contingent rents based upon a specified percentage of the gross revenues derived from operating a business at the lease facility. Rental expense for the years ended March 29, 2002, March 30, 2001 and March 31, 2000 was $21,953,476, $21,358,383 and $17,496,726, respectively. These amounts included contingent rental expense of $302,487, $352,213 and $338,705 for the years ended March 29, 2002, March 30, 2001 and March 31, 2000, respectively.

      Future minimum rental commitments at March 29, 2002 for all non-cancelable operating leases are as follows:

	Total — All	Closed Centers
	Centers	Only

	(In thousands)
2003	$20,661	$519
2004	19,545	322
2005	18,343	311
2006	17,091	448
2007	15,512	398
Thereafter	79,312	1,419

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      “Closed Centers Only” represents the minimum lease payments in total for all closed centers. The Company has accrued $755,000 in restructuring charges related to these lease payments. The Company expects to assign the remaining amounts to a third party or negotiate reductions with the landlord.

      In addition, the Company is contingently liable on approximately $1.0 million for lease assignments already negotiated in connection with certain lease terminations resulting from the fiscal 2001 restructuring program. There are no other significant off-balance sheet arrangements.

8.     Employee Benefit Plan:

      The Company has a 401(k) Savings and Retirement Plan (the “Plan”) covering substantially all of its full-time employees. The Company matches 25 percent of employee contributions up to 4 percent of compensation. Employees may contribute up to 15 percent of compensation to the Plan. Amounts expensed for the years ended March 29, 2002, March 30, 2001 and March 31, 2000 were $104,121, $97,091 and $92,506, respectively.

9.     Stock Options:

      In November 1995, the Company adopted the 1995 Stock Incentive Plan for Key Employees (the “Stock Option Plan”). The Stock Option Plan became effective, February 2, 1996, concurrent with the effectiveness of the registration statement relating to the Company’s initial public offering of Common Stock. The aggregate number of shares that may be issued pursuant to the Stock Option Plan, was 300,000 shares. At the 2000 Annual Shareholder Meeting, an amendment was approved increasing the amount of shares available for grant or award by 300,000, bringing the new total to 600,000 shares. Options may be granted, or restricted stock awarded, at the discretion of the Company’s compensation committee from time to time at a range of 75 percent to 110 percent of the market value of the stock on the date on which such option is granted as defined in the Stock Option Plan. Each option granted under the plan shall expire in five to ten years from the date of grant, as defined in the Stock Option Plan. Restrictions on sale or transfer of stock awarded under the Stock Option Plan, if any, range from six months to five years. Vesting requirements are determined by the committee at the time of the grant, provided however, no stock option may be exercisable prior to the expiration of six months from the date of grant unless the participant dies or becomes disabled prior thereto. Options granted during fiscal 2002 of 620,500 were granted at the then market price and vest evenly over a three-year period. No compensation expense has been recorded on any employee options, as all options were granted at the fair market price. In addition, the Company adopted the Director Stock Option Plan, effective February 2, 1996, providing for annual grants of stock options to non-employee directors to purchase common stock at fair value as of the date of such grant. The aggregate number of shares which may be issued pursuant to the Director Stock Option Plan, is 75,000 shares. Each option grant under the plan shall expire five years from the date of grant. Options vest in full on the first anniversary of the date of grant and 12,500 and 15,000 options were granted under the plan during fiscal 2002 and 2001, respectively.

      The Company has adopted the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation,” and continues to measure compensation cost using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Had stock option compensation cost for these plans been determined based on the fair value at the grant dates for awards

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under those plans consistent with the methodology of SFAS No. 123, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

		Year Ended	Year Ended	Year Ended
		March 29,	March 30,	March 31,
		2002	2001	2000

		(In thousands except for share data)
Net income (loss):	As reported	$(4,035)	$(609)	$4,329
	Pro forma	$(4,128)	$(688)	$4,106
Earnings (loss) per share:
Basic	As reported	$(0.77)	$(0.12)	$0.82
	Pro forma	$(0.79)	$(0.13)	$0.78
Diluted	As reported	$(0.77)	$(0.12)	$0.82
	Pro forma	$(0.79)	$(0.13)	$0.78
Weighted average fair value of options granted during the year		$3.54	$2.55	$4.22

      The fair value of the options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the “Black-Scholes” option-pricing model with the following weighted average assumptions for 2002, 2001 and 2000, respectively: no dividend yield; expected volatility of 35.5, 34.2 and 39.0 percent; risk free interest rate of 4.3, 6.0 and 5.3 percent; and expected holding periods of 4.0, 3.6 and 3.7 for fiscal years 2002, 2001 and 2000, respectively.

      Presented below is a summary of the status of the stock options held by employees of the Company as of March 29, 2002, March 30, 2001 and March 31, 2000:

	Year Ended		Year Ended		Year Ended
	March 29, 2002		March 30, 2001		March 30, 2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
Options	Shares	Price	Shares	Price	Shares	Price

Options outstanding at beginning of Period	401,450	$10.30	314,351	$11.80	251,267	$11.81
Granted	633,000	10.46	158,800	7.99	71,350	11.77
Exercised	—	—	—	—	—	—
Forfeited/ expired	(684,366)	10.62	(71,701)	11.01	(8,266)	12.09

Options outstanding at end of Period	350,084	$9.96	401,450	$10.43	314,351	$11.80

Options exercisable	278,760	$11.06	268,286	$10.89	183,667	$11.44

      Of the 350,084 options outstanding at March 29, 2002, 237,427 were exercisable at per share prices ranging from $4.05 to $11.81, with a weighted average exercise price of $9.96 and a weighted average remaining contractual life of 2.8 years; 41,333 were exercisable at per share prices ranging from $11.82 to $18.28, with a weighted average exercise price of $17.36 and a weighted average remaining contractual life of 2.2 years.

10.     Option Grants for Consulting Services and Related Party Transactions:

      In July 2000, the Company retained Jacobson Partners, of which Benjamin R. Jacobson, a director of the Company, is the managing general partner, to provide management and financial consulting services. As part

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the consideration to be paid to, and to add further incentive for such services, Jacobson Partners was granted stock options to purchase 557,275 shares. As of March 29, 2002, Jacobson Partners has exercised options totaling 294,117 shares at a cost of $2,500,000. The remaining 263,158 shares have an option price of $9.50 and expire in July 2002. Additionally, Jacobson Partners receives an annual consulting fee in the amount of $250,000, plus reimbursement of reasonable out-of-pocket expenses. As a result of the stock option grants, the Company recorded additional compensation expense of $297,950 in fiscal 2001. In connection with the proposed Tutor Time acquisition (see Note 17 “Subsequent Events”), Jacobson Partners has been retained to provide investment advisory services (including for related post-closing services), and, if the Company is successful in acquiring the assets of Tutor Time, one of the above-described investment funds controlled by Jacobson Partners has committed to partially fund the financing of the acquisition. If the Company is successful in acquiring the Tutor Time assets, Jacobson Partners will be entitled to a fee of $1,000,000, of which $333,334 will be payable in cash and the remainder will be payable by the issuance of 175,438 shares of the Company’s common stock (based on a conversion price of $3.80 per share). Although the terms of the financing arrangement have not yet been finalized, the Company believes that the foregoing transactions are, or will be, on terms similar to arm’s-length terms available from unrelated parties. Total expenses incurred for Jacobson Partners were $261,255, $485,196 and $0 for 2002, 2001 and 2000, respectively. All of these related party consulting and compensation expenses are included in General and Administrative expense in the accompanying Consolidated Statement of Operations. James J. Morgan, the Company’s Chairman of the Board and interim Chief Executive Officer, became a partner of Jacobson Partners effective January 1, 2002. George A. Kellner also serves as a special advisor to Jacobson Partners.

      The Company’s current interim Chief Executive Officer, was granted 60,000 options in January 2001. As initially granted, the options have a $7.00 exercise price, vest at the rate of 10,000 per month and expire January 2003. The Company recorded $108,300 of additional stock compensation expense for these options in fiscal 2001. After the executive was appointed Chairman of the Board in August 2001, these options were extended to expire in September 2006. At that time, he was also granted an additional 50,000 options. These additional options have an $11.00 exercise price, vest after one year and expire in September 2006. As a result of these additional stock option grants and modifications, the Company recorded additional compensation expense of $141,025 for fiscal 2002.

      The interim Chief Financial Officer was granted 10,000 options in March 2001. The options have a $7.97 exercise price, vest evenly over 3 years and expire in March 2007. In September 2001, the executive was granted an additional 20,000 options. These additional options have an $11.00 exercise price, vest after one year and expire in September 2006. As a result of these stock option grants, the Company recorded additional compensation expense of $18,004 for fiscal 2002.

11.     Commitments & Contingencies:

      The Company is contingently liable for approximately $1.0 million for lease assignments negotiated in connection with certain lease terminations. (See Note 12.)

      The Company was a defendant in a personal injury lawsuit in which the plaintiffs alleged their infant son experienced respiratory and cardiac arrest while in the Company’s care, resulting in injuries to their child. During fiscal 2002, the Company settled the case and the entire amount of the settlement was covered under the Company’s insurance policy. During fiscal 2002, the Company decided not to pursue opening three new build-to-suit centers after leases for these centers had been signed with the developer of the centers. The Company was subsequently sued by the developer for breach of contract. This case was settled at the end of fiscal 2002, and a current liability has been recorded on the balance sheet as of March 29, 2002 in the amount of $800,000. In addition to the above matters, there are various legal actions and other claims are pending or could be asserted against the Company. Litigation is subject to many uncertainties; the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

be decided unfavorably to the Company. It is the opinion of management that the ultimate liability, if any, with respect to these matters will not materially affect the financial position, results of operations or cash flows of the Company.

      In fiscal 2002, to continue providing a safe environment for our customers, the Company began a mold remediation program for its operating centers, identifying approximately 86 affected centers. The Company expensed $1,005,000 in fiscal 2002 for the required remediation. The remediation efforts will be substantially complete by the end of the first quarter of fiscal 2003.

12.     Restructuring Charge:

      In January 2001, the Company hired a new senior management team, who reviewed the Company’s operations and developed a new strategic direction. This review identified short and long-term profitability goals and identified areas designed to improve productivity and reduce operating costs.

      The Company instituted a restructuring program in fiscal 2001 and incurred a charge of $4,000,000 in March 2001. In this regard, the Company closed all 10 of its Oxford Learning Centers of America and identified 19 under-performing centers to be closed in fiscal 2002. As of March 29, 2002, all but one of the under-performing centers have been closed. Approximately 200 employees were or will be involuntarily terminated in connection with the closures of Oxford Learning Centers of America and the 19 under-performing Childtime centers. These under-performing centers generated operating losses in fiscal 2001 of $526,000 on revenues of $6,132,000, while Oxford Learning Centers of America generated operating losses of $818,000 on revenues of $465,000.

      The total fiscal 2001 restructuring charge of $4,000,000 was comprised of $1,915,000 of estimated undiscounted lease termination costs, $1,539,000 of impairment of fixed and intangible assets and $546,000 of severance costs. Included as a current liability in the March 30, 2001 balance sheet is $2,410,000 of accrued restructuring expenses.

      A summary of the restructuring reserve is as follows (in thousands):

	2001 Restructuring Plan Analysis

	Beginning			Ending
	Accrual			Accrual
	March 30,	Accrual	Cash	March 29,
	2001	Adjustments	Payments	2002

Lease termination costs	$1,958	$223	$1,426	$755
Severance costs	452	(73)	379	0

Total	$2,410	$150	$1,805	$755

      During fiscal 2002, a higher than anticipated number of employees transferred to other centers within the Company when the identified centers were closed. As a result, the amount of severance paid to terminated employees was $73,000 less than originally estimated. Furthermore, the Company recorded additional costs of $223,000 associated with unanticipated required maintenance and future undiscounted lease termination costs associated with the closed centers. The Company expects to complete its plan within fiscal 2003.

      Also during fiscal 2002, the Company decided to restructure its senior management team. Severance costs of $428,000 were incurred in connection with the replacement of three individuals. $74,000 representing the remaining unpaid severance is currently included in accrued restructuring.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Supplemental Cash Flow Information:

	March 29,	March 30,	March 31,
	2002	2001	2000

	(In thousands)
Cash payments during the year for:
Interest	$438	$1,003	$371
Income taxes	$821	$2,265	$2,867

      In connection with the acquisition of certain assets, the Company incurred debt of $1,732,500, and $6,283,500 in 2001 and 2000, respectively.

14.     Book Overdrafts:

      Book overdrafts represent unfunded checks drawn on zero balance accounts that have not been presented for funding to the Company’s banks. The overdrafts are funded, without bank finance charges, as soon as they are presented. The aggregate book overdrafts for the year ended March 29, 2002 was $4,041,000 as compared to $2,806,000 for March 30, 2001.

15.     Discontinued Operations:

      The consolidated statement of operations includes discontinued operations of two centers closed during 2003. A summary of discontinued operations is as follows:

	March 29,	March 30,	March 31,
	2002	2001	2000

	(In thousands)
Revenue, net	$573	$831	$816
Operating expenses of Learning Centers	907	791	642

Gross profit	(334)	40	174
Provision for doubtful accounts	2	1	1
Depreciation and amortization expenses	31	28	12

Discontinued operations before income tax	(367)	11	161
Income tax (benefit)	(136)	4	60

Discontinued operations, net of tax	$(231)	$7	$101

      Certain amounts in the consolidated statement of operations have been reclassified to conform to the presentation used in 2003.

16.     Quarterly Data (unaudited):

      The following table shows certain unaudited financial information for the Company for the interim periods indicated. As discussed in Note 2(k), the Company changed its method of revenue recognition related to registration and materials fees effective April 1, 2000. Accordingly, the following unaudited quarterly operating results for the first three quarters of the year ended March 30, 2001 have been restated to reflect the impact of the change in accounting method as if adopted on April 1, 2000. Additionally, quarterly results may vary from year to year depending on the timing and amount of revenues and costs associated with new center development and acquisitions, as well as certain other costs, including restructuring and impairment charges of $4,000,000 and $1,447,000, respectively, during the last quarter of fiscal 2001. In addition, during the second quarter of fiscal 2002, the Company recorded charges of $1,000,000 for bad debt expenses, $1,300,000 for mold remediation expenses and $950,000 for legal settlement expenses associated with certain properties that

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company decided not to develop. Finally, the Company recorded impairment charges of $1,916,000 and severance costs of $295,000 in the fourth quarter of 2002.

Quarterly Data

	Fiscal 2002

	12 Weeks Ended	12 Weeks Ended	12 Weeks Ended	16 Weeks Ended
	March 29, 2002	January 4, 2002	October 11, 2002	July 20, 2002

	($ In thousands, except per share data)
Revenue	$32,624	$30,859	$31,817	$46,526
Gross profit	$3,631	$3,267	$3,136	$6,839
Net income (loss)	$(2,468)	$(544)	$(2,427)	$1,404
Earnings (loss) per share — Diluted	$(0.47)	$(0.10)	$(0.46)	$0.27

	Fiscal 2001

	12 Weeks Ended	12 Weeks Ended		12 Weeks Ended		16 Weeks Ended
	March 30, 2001	January 5, 2001		October 13, 2000		July 21, 2000

		As		As		As
	As	Previously	As	Previously	As	Previously	As
	Reported	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted

Revenue	$34,987	$33,155	$33,021	$33,762	$33,155	$45,958	$45,849
Gross profit	$4,557	$3,732	$4,384	$3,433	$3,676	$5,806	$6,849
Cumulative effect of change in accounting principle (net of tax)	$—	$—	$—	$—	$—	$—	$(275)
Net income (loss)	$(2,741)	$669	$693	$603	$337	$1,251	$1,102
Earnings (loss) per share — Diluted	$(0.52)	$0.13	$0.13	$0.12	$0.07	$0.25	$0.22

17.     Subsequent Events:

      On June 18, 2002, the Company submitted a bid with the U.S. Bankruptcy Court of the Southern District of Florida to purchase substantially all of the assets of Tutor Time Learning Systems, Inc., for an aggregate purchase price of $22 million plus the assumption of specified liabilities. The Company’s bid together with any other bid that may be submitted, will be subject to a hearing, and possibly an auction, currently scheduled for June 27, 2002.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.     Adoption of SFAS No. 142 (Unaudited)

      Beginning in fiscal year 2003 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. In accordance with this standard, goodwill is no longer amortized but is tested at least annually for impairment. If goodwill had not been amortized the effect on prior years would have been as follows:

	March 29,	March 30,	March 31,
	2002	2001	2000

	(In thousands)
Income (loss) before discontinued operations and cumulative effect of accounting changes excluding goodwill	$(1,962)	$1,670	$5,621
Net income (loss) as reported	(4,035)	(609)	4,329
Goodwill, net of tax effect	1,158	1,360	870

Adjusted net income (loss) excluding goodwill	$(2,877)	$751	$5,199

Adjusted net income (loss) per share	$(0.55)	$0.15	$0.99

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

	Additions Charged to

	Balance at				Balance at
	Beginning	Cost and	Other		End of
Description	of Period	Expenses	Accounts	Deductions	Period

	(In thousands)
Fiscal year ended March 31, 2000, reserve for doubtful accounts and claims	$255	$385	$0	$(345)	$295

Fiscal year ended March 30, 2001, reserve for doubtful accounts and claims	$295	$458	$0	$(393)	$360

Fiscal year ended March 29, 2002, reserve for doubtful accounts and claims	$360	$1,324	$0	$(991)	$693

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 3,	March 29,
	2003	2002

	(Unaudited)

	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,808	$4,891
Accounts receivable, net	10,738	5,235
Prepaid expenses and other current assets	3,408	2,329
Income tax receivable	185	2,509
Deferred income taxes	1,833	3,764

Total current assets	18,972	18,728

LAND, BUILDINGS AND EQUIPMENT:
Land	9,362	9,503
Buildings	19,700	19,180
Leasehold improvements	9,444	10,010
Vehicles, furniture and equipment	13,258	14,820

	51,764	53,513
Less: accumulated depreciation and amortization	(16,127)	(16,531)

	35,637	36,982
OTHER NONCURRENT ASSETS:
Intangible assets, net	27,924	17,325
Refundable deposits and other	2,265	1,080

	30,189	18,405

TOTAL ASSETS	$84,798	$74,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts and drafts payable	$7,833	$6,271
Accrued wages and benefits	5,213	4,508
Revolving line of credit	12,633	2,500
Current portion of long-term debt	1,031	1,133
Exit and closure expense accrual	1,206	829
Other current liabilities	12,591	8,094

Total current liabilities	40,507	23,335
LONG-TERM DEBT, NET OF CURRENT PORTION	17,249	3,196
DEFERRED RENT LIABILITY	909	983
DEFERRED INCOME TAXES	—	3,119

Total Liabilities	58,665	30,633

SHAREHOLDERS’ EQUITY
Common Stock	31,665	31,183
Preferred Stock	—	—
Retained earnings	(5,532)	12,299

Total shareholders’ equity	26,133	43,482

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$84,798	$74,115

The accompanying footnotes are an integral part of the consolidated financial statements.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	40 Weeks Ended

	January 3,	January 4,
	2003	2002

	(Unaudited)
	(In thousands, except
	per share data)
Revenue from Learning Center Operations	$129,521	$109,202
Revenue from Franchise Operations	2,400	—

Revenue, net	131,921	109,202
Operating expenses of Learning Centers	118,540	95,933

Gross profit	13,381	13,269
Provision for doubtful accounts	908	977
General and administrative expenses	12,398	8,399
Depreciation and amortization expenses	2,786	3,532
Exit and closure expenses	725	2,449
Intangible asset impairment charges	4,181	—
Fixed asset impairment charges	3,401	—

OPERATING (LOSS)	(11,018)	(2,088)
Interest expense, net	1,567	345
Other (income) expense, net	(72)	1

(LOSS) BEFORE INCOME TAXES, DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(12,513)	(2,434)
Income tax provision (benefit)	(227)	(923)

(LOSS) BEFORE DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(12,286)	(1,511)
Discontinued operations, net of taxes	(578)	(56)

(LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(12,864)	(1,567)
Cumulative effect of change in accounting principle	(4,967)	—

NET (LOSS)	$(17,831)	$(1,567)

BASIC AND DILUTED NET (LOSS) PER SHARE:
(Loss) before discontinued operations and cumulative effect of change in accounting principle	$(2.30)	$(0.29)
Discontinued operations, net	(0.11)	(0.01)
(Loss) before cumulative effect of change in accounting principle	(2.41)	(0.30)
Cumulative effect of change in accounting principle	(0.93)	—

Basic and diluted net (loss) per share	$(3.34)	$(0.30)

WEIGHTED AVERAGE SHARES OUTSTANDING	5,346	5,232

The accompanying footnotes are an integral part of the consolidated financial statements.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	40 Weeks Ended

	January 3,	January 4,
	2003	2002

	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net (loss)	$(17,831)	$(1,567)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	2,892	3,555
Intangible and fixed asset impairment charges (includes $5,877 classified as cumulative effect of change in accounting principle)	13,532	—
Provision for doubtful accounts	958	978
Stock option compensation expense	—	185
Deferred rent liability	(19)	(137)
Deferred income taxes	(1,188)	(1,927)
Gains (loss) on sale of assets	(114)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,272)	(2,229)
Prepaid expenses and other current assets	1,973	732
Accounts payable	22	(497)
Exit and closure expense accrual	377	(500)
Accruals and other current liabilities	(956)	1,649

Net cash provided (used) by operating activities	(2,626)	242

INVESTING ACTIVITIES:
Acquisition of Tutor Time — (net of cash of $682)	(21,621)	—
Capital spending	(3,387)	(3,377)
Expenditures from reimbursable construction costs	—	(1,005)
Proceeds from sale of assets	555	514
Payments for refundable deposits and other assets	(9)	(10)

Net cash used in investing activities	(24,462)	(3,878)

FINANCING ACTIVITIES:
Net borrowings on revolving line of credit	10,133	3,919
Repayments under long-term debt	(389)	(877)
Issuance of long-term debt	14,000	—
Changes in drafts payable	1,261	74
Repayments of reimbursable construction costs	—	229
Issuance of common shares	—	121

Net cash provided by financing activities	25,005	3,466

Net decrease in cash and cash equivalents	(2,083)	(170)
Cash and cash equivalents, beginning of year	4,891	3,379

Cash and cash equivalents, end of period	$2,808	$3,209

The accompanying footnotes are an integral part of the consolidated financial statements.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1 — Description of Business

      Childtime Learning Centers, Inc. and subsidiaries (“Childtime” or the “Company”) began operations in 1967, and operates for-profit childcare centers in 27 states, the District of Columbia and Canada. On July 19, 2002, the Company acquired the assets of Tutor Time Learning Systems, Inc., a Florida corporation (“Tutor Time”), for an aggregate purchase price of approximately $22.8 million, including acquisition costs, plus the assumption of certain liabilities. The acquisition was consummated pursuant to an asset purchase agreement dated June 28, 2002, approved by the U.S. Bankruptcy Court, Southern District of Florida and closed on July 19, 2002. The Company purchased substantially all of the operating assets and contract rights used by Tutor Time in its child care operations, which were comprised of 198 company-owned and franchised child care centers operating in 23 states and internationally, and were purchased to improve the range of the Company’s product offering and to enter the child care franchise business. The Tutor Time centers are on average newer and larger than Childtime’s centers, and Tutor Time is one of the largest franchisors in the child care industry. Additionally, the Company gained access to approximately 34 sites that were under development, which have opened or are expected to open as either franchise or corporate centers over the next 18 months. As of January 3, 2003, Childtime operated 336 Company owned centers and franchised an additional 131 centers with an aggregate licensed capacity for over 50,000 children.

Note 2 — Acquisition and Pro Forma Information

      As previously mentioned, on July 19, 2002, the Company acquired substantially all of the assets of Tutor Time Learning Systems, Inc., a Florida corporation (“Tutor Time”), for an aggregate purchase price of approximately $22.8 million, including acquisition costs, plus the assumption of certain liabilities. In consideration for providing investment advisory services with respect to the acquisition, Jacobson Partners was paid an advisory fee consisting of a cash payment of $333,336 and the issuance of 175,438 shares of common stock. These costs have been capitalized as part of the acquisition costs. Jacobson Partners is the management and financial consultant to the Company of which Benjamin R. Jacobson, the Company’s Chairman of the Board is the managing general partner, James J. Morgan, the Company’s former Chairman of the Board and interim Chief Executive Officer, is a partner, and George A. Kellner, the Company’s Vice Chairman of the Board, is a special advisor.

      The Tutor Time acquisition was financed, in part, by Bank One, NA through its secured credit facility with Childtime Childcare, Inc., a wholly-owned subsidiary of the Company, as amended by the Second Amendment to Amended and Restated Credit Agreement (“Second Amendment”) dated as of July 19, 2002.

      Subordinated loans (the “Subordinated Notes”) in the aggregate amount of $14 million were provided by a group of lenders organized by Jacobson Partners to fund the balance of the Tutor Time acquisition purchase price and to provide related working capital. The Subordinated Notes are subject to a Subordination Agreement in favor of Bank One, NA, mature December 31, 2004 and bear interest at 15% of which 7% is payable in cash, with the balance payable in kind by the issuance of additional subordinated notes (the “Additional Subordinated Notes”) with interest and principal payable on the earlier of December 31, 2004 or such date on which the Company has consummated the Rights Offering (defined below), provided that interest on the Subordinated Notes (including the Additional Subordinated Notes and interest thereon) may be paid only to the extent the aggregate proceeds of the Rights Offering exceeds $14 million. If the Rights Offering is not consummated, and the Company has not received net cash proceeds (and/or cancelled Subordinated Notes) of at least $7.5 million from the issuance of common stock in such Rights Offering (the “Minimum Equity Amount”), on or before July 19, 2003, then until the earlier of December 31, 2004 or the date on which the Company consummates the Rights Offering and receives the Minimum Equity Amount, all interest on the Subordinated Notes will be payable by the issuance of Additional Subordinated Notes. Although Jacobson Partners received no consideration for arranging this financing, lenders included JP

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled and managed by affiliates of Jacobson Partners (for an aggregate of $10,497,154), and three directors of the Company (Mr. Jacobson, Mr. Morgan and Mr. Kellner) and trusts for the benefit of their children (for an aggregate of $545,132).

      In connection with the Tutor Time acquisition, JP Acquisition Fund II, L.P., JP Acquisition Fund III, L.P., and certain of their co-investors (collectively, the “Optionees”), including Messrs. Jacobson, Morgan and Kellner, agreed to arrange for the Company to obtain a standby purchase commitment in connection with the Company’s proposed rights offering contemplated for the purpose of refinancing the subordinated debt incurred by the Company in connection with the Tutor Time acquisition (the “Rights Offering”). As consideration for obtaining such commitment, a Special Committee of the Board of Directors approved the grant to the Optionees of options to purchase, in the aggregate, up to 400,000 shares of common stock, until July 19, 2006, at an exercise price of $5.00 per share. All shares acquired by the Optionees upon the exercise of their options would be subject to registration rights, pursuant to which, until July 6, 2007, the Optionees would have the right to cause the Company to register, at the Company’s expense, their shares of common stock, whenever the Company is otherwise registering shares (except in certain circumstances). The option grant has been approved by the Company’s shareholders.

      The Rights Offering is expected to take place during the first half of calendar 2003 and will refinance the subordinated debt incurred by the Company in connection with the Tutor Time acquisition. As currently contemplated, 100,000 Rights Offering units (“Units”) will be offered, consisting in the aggregate of $3.5 million in principal amount of subordinated debentures and a number of shares of common stock that, based on the formula described below, with the issuance of the new subordinated debentures, would allow payment in full of the Subordinated Notes (including the Additional Subordinated Notes) and all accrued and unpaid interest thereon. The offering price per share of the common stock under the Rights Offering would be the four-week volume-weighted average price of the common stock on The Nasdaq SmallCap Market, prior to the commencement date of the offering; provided, however, that if the one-week volume-weighted average price of the common stock, calculated during the one-week period immediately prior to the commencement date of the offering, was more than 10% less than such four-week volume-weighted average price, the offering price related to the common stock portion of the Rights Offering will equal 110% of such one-week volume-weighted average price. Subject to certain shareholder ownership requirements, all common shareholders as of the Rights Offering record date will be able to participate in the offering and will be allowed to acquire Units on a pro rata basis. The subordinated debentures will bear interest at 15%, have a five-year maturity, and be redeemable by the Company at any time at par, subject to restrictions under its senior lending agreements. As indicated above, JP Acquisition Fund II, L.P., JP Acquisition Fund III, L.P., and certain of their co-investors, including Messrs. Jacobson, Morgan and Kellner, have provided a commitment to purchase all Units not subscribed for in the Rights Offering up to an aggregate amount equal to the aggregate principal amount of the Subordinated Notes (including the Additional Subordinated Notes) plus all accrued and unpaid interest thereon.

      The acquisition of Tutor Time is reflected in the consolidated balance sheet of the Company as of January 3, 2003 and has been accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No 141, Business Combinations. The results of operations of Tutor Time since July 19, 2002 are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

included in the Company’s results of operations. The purchase price has been tentatively allocated as follows and is subject to further change (in thousands):

Current assets	$5,594
Property and notes	2,869
Intangible assets:	—
Trade name and trademarks	3,905
Franchise agreements	9,090
Curriculum	460
Goodwill and unallocated purchase price	7,584

Total Intangible assets	21,039

Total assets	29,502
Liabilities assumed	(6,717)

Purchase price	$22,785

      Pro forma information for the Company and Tutor Time follows (in thousands, except per share data):

	40 Weeks Ended

	January 3, 2003	January 4, 2002

Revenue, net	$148,469	$148,322
Operating (loss)	(9,976)	(458)
(Loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	$(12,281)	$(2,828)
(Loss) before cumulative effect of change in accounting principle	$(12,632)	$(1,192)
Net (loss)	$(17,599)	$(1,192)
Net (loss) per share	$(3.30)	$(0.23)

      In connection with the Tutor Time Learning Systems, Inc. bankruptcy proceedings, Tutor Time, at the request of the Company was able to reject numerous leases and franchise agreements. The accompanying pro forma information includes only the revenues and costs from those Tutor Time centers and franchises that were not rejected as part of the bankruptcy proceedings. No pro forma adjustments were made to the historical Tutor Time corporate overhead expenses ($2.0 million and $8.1 million for the 40 weeks ended January 3, 2003 and January 4, 2002, respectively). Additional interest expense was included in the pro forma results based upon the additional debt incurred to finance the Tutor Time acquisition.

Note 3 — Summary of Significant Accounting Policies

     Principles of Consolidation

      The consolidated financial statements include the accounts of Childtime Learning Centers, Inc. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

      The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles and, accordingly, include all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the periods represented to fairly state the Company’s financial condition, results of operations and its cash flows, for the interim periods presented.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

      These statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the 52 weeks ended March 29, 2002. The results for the 40 weeks ended January 3, 2003, are not necessarily indicative of results for the entire year.

     Use of Estimates

      The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to render estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     Franchise Fees and Royalty Income

      Franchise fees are recognized as revenue at the time the franchise center receives a certificate of occupancy. Royalty income related to franchise operations is recognized as revenue is earned by franchisees.

     Fiscal Year

      The Company utilizes a 52-53 week fiscal year ending on the Friday closest to March 31. For fiscal years 2002 and 2003, the first quarter contained 16 weeks, and the fiscal year contained 52 weeks.

Note 4 — Accounts Receivable

      Accounts receivable is presented net of an allowance for doubtful accounts. At January 3, 2003 and March 29, 2002, the allowance for doubtful accounts was $1.1 million and $0.7 million, respectively.

Note 5 — Reimbursable Construction Costs

      In connection with certain build-to-suit centers to be leased, the Company enters into arrangements, whereby the Company accumulates costs during the construction process and is then reimbursed by the developer. The Company has various legal remedies available pursuant to the construction agreements to minimize the risk of nonreimbursement. For the 40 weeks ended January 3, 2003, and the year ended March 29, 2002, the Company financed construction costs of $0.0 million and $0.9 million, respectively, while related repayments received under reimbursement agreements were $0.0 million and $2.0 million, respectively.

Note 6 — Drafts Payable

      Drafts payable represent unfunded checks drawn on zero balance accounts that have not been presented for funding to the Company’s banks. The drafts are funded, without finance charges, as soon as they are presented. At January 3, 2003 and March 29, 2002, the aggregate drafts payable were $5.4 million and $4.0 million, respectively.

Note 7 — Financing Arrangements

      On January 31, 2002, the Company amended and restated its revolving line of credit agreement by entering into a new $17.5 million revolving line of credit agreement with its existing lender. This credit agreement, as amended, will mature on July 31, 2003, and is secured by the Company’s receivables, equipment and real estate, with interest payable at a variable rate, at the Company’s option, based on either the prime rate or the Eurodollar rate. There were outstanding borrowings of $12.6 million at January 3, 2003, and outstanding borrowings of $2.5 million at March 29, 2002. Outstanding letters of credit reduced the

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

availability under the line of credit in the amount of $2.6 million at January 3, 2003 and $1.8 million at March 29, 2002.

      Under this agreement, the Company is required to maintain certain financial ratios and other financial conditions. In addition, there are restrictions on the incurrence of additional indebtedness, disposition of assets and transactions with affiliates. At July 19, 2002 and at October 11, 2002, the Company had not maintained minimum consolidated EBITDA levels and had not provided timely reporting as required by the Amended and Restated Credit Agreement. The Company’s lender approved waivers to the Amended and Restated Credit Agreement for financial results for the quarter ended October 11, 2002. The Company’s noncompliance with the required consolidated EBITDA levels continued as of January 3, 2003. In February 2003, the Amended and Restated Credit Agreement was further amended, among other things, to revise the financial covenants (including measuring them on a monthly basis) and to shorten the maturity of the line of credit to July 31, 2003. The Company is in compliance with the agreement, as amended. The Company intends to extend and further amend this agreement prior to its maturity date, but no assurance can be given that the Company will be successful in doing so.

      As previously discussed, subordinated loans in the aggregate amount of $14 million were provided by a group of lenders organized by Jacobson Partners to fund the balance of the Tutor Time acquisition purchase price and to provide related working capital. The Subordinated Notes are subject to a Subordination Agreement in favor of Bank One, NA, mature December 31, 2004 and bear interest at 15% of which 7% is payable in cash, with the balance payable in kind by the issuance of Additional Subordinated Notes ($0.5 million accrued and included in Subordinated Notes), with interest and principal payable on the earlier of December 31, 2004 or such date on which the Company consummated the Rights Offering (see Note 2), provided that interest on the Subordinated Notes (including the Additional Subordinated Notes and interest thereon) may be paid only to the extent the aggregate proceeds of the Rights Offering exceeds $14 million. If the Rights Offering is not consummated, and the Company has not received net cash proceeds (and/or cancelled Subordinated Notes) of at least $7.5 million from the issuance of common stock in such Rights Offering (the “Minimum Equity Amount”), on or before July 19, 2003, then until the earlier of December 31, 2004 or the date on which the Company consummates the Rights Offering and receives the Minimum Equity Amount, all interest on the Subordinated Notes will be payable by the issuance of Additional Subordinated Notes. Although Jacobson Partners received no consideration for arranging this financing, lenders included JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled and managed by affiliates of Jacobson Partners (for an aggregate of $10,479,154), and three directors of the Company (Mr. Jacobson, Mr. Morgan and Mr. Kellner) and trusts for the benefit of their children (for an aggregate of $545,132).

Note 8 — Contingencies

      During fiscal 2002, the Company decided not to pursue opening three new build-to-suit centers after leases for these centers had been signed with the developer of the centers. The Company was subsequently sued by the developer for breach of contract. This case was settled at the end of fiscal 2002, and a current liability was recorded on the balance sheet as of March 29, 2002 in the amount of $0.8 million, which was paid during first quarter 2003.

      The Company is primarily liable on approximately $1.0 million for lease assignments already negotiated in connection with certain lease terminations resulting from the fiscal 2001 restructuring program (see Note 12). The Company has recorded a liability for estimates of future liabilities under these leases. A subsidiary of the Company is primarily or contingently liable for many of the leases of Tutor Time’s franchisees. In an effort to build its franchisee network, Tutor Time either leased the prospective site for a franchisee, with a subsequent sublease of the site to the franchisee, or provided a lease guarantee to the landlord for the benefit of the franchisee in exchange for a monthly lease guarantee fee payable by the franchisee that is based upon

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

the monthly rent expense of the guaranteed lease. The liability is approximately $99.0 million related to leases and $15.7 million related to guarantees. The leases have durations from 1-20 years. The Company would be required to pay the related lease obligations in the case of default by the franchisee. Should the Company be required to make payments under these leases, it may assume obligations for operating the center. Should the center not be economically viable, the Company will make provision for the lease termination at that time. The Company has taken over operations for a center previously operated by a franchisee as a result of a default under the franchisee’s lease and intends to continue to operate this center. Other than with respect to the foregoing center, the Company has not been notified that it will be required to make payments under any of these leases or guarantees, does not believe that any payments are likely and has not recorded any related liability.

      In addition, various legal actions and other claims are pending or could be asserted against the Company. Litigation is subject to many uncertainties; the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company. It is the opinion of management that the ultimate liability, if any, with respect to these matters will not materially affect the financial position, results of operations or cash flows of the Company.

Note 9 — Option Grants and Payments for Consulting Services

      In July 2000, the Company retained Jacobson Partners, of which Benjamin R. Jacobson, the Company’s Chairman of the Board, is the managing general partner, to provide management and financial consulting services. As part of the consideration to be paid to, and to add further incentive for such services, Jacobson Partners was granted stock options to purchase 557,275 shares. Jacobson Partners has exercised options totaling 294,117 shares at a cost of $2,500,000. The remaining 263,158 shares expired in July 2002. Additionally, Jacobson Partners receives an annual consulting fee in the amount of $250,000, plus reimbursement of reasonable out-of-pocket expenses. In connection with the Tutor Time acquisition, Jacobson Partners was paid an advisory fee consisting of $333,336 and the issuance of 175,438 shares, and options were granted to certain related parties to acquire up to 400,000 shares of the Company’s common stock (see Note 2 “Acquisition and Pro Forma Information”). Total expenses incurred for Jacobson Partners (exclusive of the Tutor Time fee) were $192,500 and $192,500 for the 40 weeks ended January 3, 2003 and January 4, 2002, respectively, and are included in general and administrative expense in the accompanying Consolidated Statement of Operations.

      The Company’s former Chairman of the Board and Interim Chief Executive Officer was granted 60,000 options in January 2001. As initially granted, the options have a $7.00 exercise price, vest at the rate of 10,000 per month and expire January 2003. After the executive was appointed Chairman of the Board in August 2001, these options were extended to expire in September 2006. At that time, he was also granted an additional 50,000 options. These additional options have an $11.00 exercise price, vest after one year and expire in September 2006.

      The former interim Chief Financial Officer was granted 10,000 options in March 2001. The options have a $7.97 exercise price, vest evenly over 3 years and expire in March 2007. In September 2001, the executive was granted an additional 20,000 options. These additional options have an $11.00 exercise price, vest after one year and expire in September 2006. As a result of these stock option grants, the Company recorded additional compensation expense of $18,004 at fiscal year end 2002.

Note 10 — Income Taxes

      The Company provides for income taxes in accordance SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method,

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

      Due to continued losses and uncertainties, the Company has determined that it is more likely than not that the deferred tax assets will not be recovered through future taxable income. As a result, a valuation reserve has been provided reducing deferred tax assets to an amount recoverable through the reversal of deferred tax liabilities or through carryback to prior tax years. The tax provision is as follows (in thousands):

Deferred tax assets	$5,984
Valuation allowance	(4,151)

Net deferred taxes	$1,833

Note 11 — Loss Per Share

      For the 40 weeks ended January 3, 2003 and January 4, 2002, basic loss per share has been calculated by dividing earnings available to common shareholders by the weighted average number of common shares outstanding for the period. The potential effect of stock options has been excluded in computing the loss per share as the effect would be antidilutive. The calculation of basic and diluted shares is as follows (in thousands):

	Calculation of Incremental
	Shares Outstanding

	40 weeks ended

	January 3, 2003	January 4, 2002

Basic shares (based on weighted average)	5,346	5,232
Stock options	—	—

Diluted shares	5,346	5,232

Note 12 — Exit and Closure Expenses and Discontinued Operations

      The Company instituted a restructuring program in fiscal 2001 and incurred a charge of $4,000,000 in March 2001. In this regard, the Company closed all 10 of its Oxford Learning Centers of America and identified 19 under-performing centers to be closed in fiscal 2002. During the 40 weeks ended January 3, 2003, 8 centers were closed, of which 2 related to centers classified as discontinued operations. As of January 3, 2003, all but one of the under-performing centers have been closed.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

      A summary of the accrual is as follows (in thousands):

	Exit and Closure Expenses and
	Discontinued Operations Accrual Analysis

	Beginning
	Accrual		Cash	Ending Accrual
	March 29, 2002	Expenses	Payments	January 3, 2003

Continuing operations:
Lease costs	$755	$725	$600	$880
Severance costs	74	—	54	20

Continuing operations total	829	725	654	900
Discontinued operations — lease costs	—	354	48	306

Total	$829	$1,079	$702	$1,206

      The lease liability for the centers closed during the 40 weeks ended January 3, 2003 has been recorded at management’s estimate of fair value.

      A summary of discontinued operations was as follows, with dollars in thousands:

	40 Weeks Ended

	January 3,	January 4,
	2003	2002

Revenues, net	$222	$456
Operating expenses	377	523
Provision for doubtful accounts	4	1
Depreciation and amortization	4	23
Exit and closure expenses	354	—
Intangible asset impairment charges	10	—
Long lived fixed asset impairment charges	63	—

Discontinued operations before income tax	(590)	(91)
Income tax (benefit)	(12)	(35)

Discontinued operations, net of tax	$(578)	$(56)

Note 13 — Intangible Assets and Long Lived Asset Impairment

      During the second quarter of 2003, the Company completed the implementation of SFAS 142, Goodwill and Other Intangible Assets. Under SFAS 142, goodwill is no longer amortized. Instead, goodwill and indefinite-lived intangible assets are tested for impairment in accordance with the provisions of SFAS 142. In accordance with its impairment policy, the Company employed a discounted cash flow analysis in conducting its impairment tests for the year ended March 29, 2002. The Company completed its impairment test and recorded an impairment loss of $5.0 million (net of a tax benefit of $0.9 million) as a cumulative effect of a change in accounting principle. In addition, as a result of continuing weakening economic conditions, the Company tested for goodwill impairment as of October 11, 2002, and recorded an impairment loss during the second quarter of $4.2 million.

      In accordance with the provisions of SFAS 142, the Company did not amortize goodwill for the 40 weeks ended January 3, 2003. If goodwill amortization had not been recorded for the 40 weeks ended January 4, 2002, net loss would have decreased $0.9 million to an adjusted net loss of ($0.7) million.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

      The changes in the carrying amounts of goodwill and other intangible assets for the 40 weeks ended January 3, 2003 were as follows (in thousands):

			Pre-Tax
	Balance		Impairment		Balance
	3/29/02	Additions(1)	Loss	Amortization	1/3/03	Useful life

Childtime:
Covenants	$52	$—	$—	$30	$22	2
Goodwill	17,273	—	10,068	—	7,205	Indefinite
Tutor Time:
Trade Name and trademarks	—	3,905	—	90	3,815	20
Franchise Agreements	—	9,090	—	210	8,880	20
Curriculum	—	460	—	42	418	5
Goodwill and unallocated purchase price	—	7,584	—	—	7,584	Indefinite

(1)	Additions relate to the July 19, 2002 acquisition of Tutor Time Learning Systems, Inc.

      Estimated amortization of intangibles is expected to be $0.5 million for fiscal 2003 and approximately $0.7 million for each of the next four years.

      Due to the continuing weakening economic conditions, the Company tested for long-lived asset impairment, which consists primarily of equipment, leasehold improvements and other assets, as of October 11, 2002, in accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company employed a cash flow analysis in conducting its impairment test. The Company completed its impairment test and recorded an impairment loss of $3.5 million, which impacted the Childtime reporting segment.

Note 14 — Segment Information

      The Company has three reportable segments: Childtime, Tutor Time and Franchise Operations. Childtime operates childcare centers primarily under the Childtime Learning Centers brand name, Tutor Time operates childcare centers under the Tutor Time brand name and Franchise Operations licenses and provides developmental and administrative support to franchises operating under the Tutor Time brand name. The accounting polices of the segments are the same as those described in the summary of significant accounting policies. The Company’s reportable segments are reported separately because the Company’s chief operating decision maker uses the segment information in determining the allocation of resources among segments and appraising the performance of the segments.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

      Information about the Company’s operating segments are presented below in thousands:

	40 Weeks Ended January 3, 2003

	Childtime	Tutor Time	Franchise Operations	Total

External revenues	$108,605	$20,916	$2,400	$131,921
Intersegment revenues	—	—	—	—
Depreciation and amortization	2,207	369	210	2,786
Operating income (loss)	(9,601)	(3,356)	1,939	(11,018)
Goodwill(1)	7,205	2,511	5,073	14,789
All other assets	46,957	11,199	11,853	70,009

	40 Weeks Ended January 4, 2002

	Childtime	Tutor Time	Franchise Operations	Total

External revenues	$109,202	$—	$—	$109,202
Intersegment revenues	—	—	—	—
Depreciation and amortization	3,532	—	—	3,532
Operating income (loss)	(2,088)	—	—	(2,088)
Goodwill	19,566	—	—	19,566
All other assets	56,617	—	—	56,617

(1)	Tutor Time and Franchise Operations goodwill includes amounts associated with the unallocated purchase price.

Note 15 — Operational Improvements

      The Company has continued to experience operating losses for the past six quarters. As described in Note 7, the Company had not maintained minimum consolidated EBITDA levels required by the Amended and Restated Credit Agreement through January 3, 2003. The Company continues steps to improve the profitability of its operations through pricing, more effective labor management and expense control and efforts aimed at boosting enrollment. These measures resulted in improvements in operating results for the third quarter.

Note 16 — Financial Instrument

      During third quarter 2003, the Company entered into an interest rate swap contract to manage its exposure to fluctuations in interest rates relating to the revolving line of credit. Swap contracts fix the interest payments of floating rate debt instruments. As of January 3, 2003, a contract representing $3.0 million of notional amount was outstanding with a maturity date of November, 2005. This contract provides for the Company to pay interest at a fixed rate of 3.02% in return for receiving interest at a floating rate of 3 month LIBOR, which is reset in three month intervals. The fair value of interest rate swap agreements is subject to changes in value due to changes in interest rates. During the 40 weeks ended January 3, 2003, the Company recognized a loss of $46,000 as a result of a decline in the market value of the outstanding interest rate contract.

Note 17 — New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new standard,

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

goodwill and intangible assets deemed to have indefinite lives will no longer be amortized, but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. The Company completed its impairment test during the second quarter of 2003 and recorded an impairment loss of $5.0 million as a cumulative effect of a change in accounting principle. In addition, as a result of continuing weakening economic conditions, the Company tested for goodwill impairment as of October 11, 2002, and recorded an impairment loss during the second quarter of $4.2 million.

      SFAS No. 143, Accounting for Asset Retirement Obligations, was issued in August 2001, and addresses legal obligations (arising from laws, statutes, contracts, etc.) that an entity must satisfy when disposing of tangible, long-lived assets. The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The Company is evaluating the impact this Statement will have on its consolidated financial statements and is anticipating the adoption of SFAS No. 143 in the first quarter of Fiscal 2004.

      SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in July 2001, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121 on the same topic and establishes an accounting model for the impairment of long-lived assets. The Company employed a cash flow analysis in conducting its impairment test. The Company completed its impairment test and recorded an impairment loss of $3.5 million during the second quarter of 2003.

      SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002, was issued in April 2002, and rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishments of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company adopted this Statement during the first quarter of Fiscal 2003 which had no significant effect on the Company.

      SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002, and addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The adoption of SFAS No. 146 did not have a material impact on the Company.

      SFAS No. 147, Acquisitions of Certain Financial Institutions- an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, was issued in October 2002, and addresses FASB Statement No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. The Company adopted this Statement during the second quarter of Fiscal 2003 which had no significant effect on the Company.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

      SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123 (Issued 12/02), was issued in December 2002. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported. SFAS No. 148 is not expected to have a material effect on the Company’s condensed financial statements.

      In November 2002, the FASB released FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others: an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.” FIN 45 establishes new disclosure and liability-recognition requirements for direct and indirect debt guarantees with specified characteristics. The initial measurement and recognition requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. However, the disclosure requirements are effective for interim and annual financial statement periods ending after December 15, 2002. The Company has adopted the disclosure provisions, and management expects the full adoption of FIN 45 will impact the way in which subleases and lease guarantees related to franchise agreements entered into after December 31, 2002 will be accounted for.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

We have audited the accompanying consolidated balance sheets of Tutor Time Learning Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders’ deficiency, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings or plan for liquidation. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, as discussed in Note 1, a substantial portion of the assets of the Company were purchased by Childtime Learning Centers, Inc. and Subsidiaries (“Childtime”) in July 2002 and, subsequently, the Company filed a plan of liquidation for the remaining portion of the net assets and the business not purchased by Childtime. After approval of the plan of liquidation by the Federal Bankruptcy Court, the Company will liquidate its assets and cease all business activities. The consolidated financial statements do not include adjustments that might result from the outcome of the plan of liquidation.

As discussed in Note 18 to the financial statements, the Company changed its method of accounting for real estate commission revenue and nonrefundable registration and education fees in 2000.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida
November 15, 2002
(December 16, 2002 as to the fourth paragraph of Note 1)

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (SEE NOTE 1)

	December 31,

	2001	2000

	(In thousands, except for
	share data)
ASSETS
CURRENT ASSETS:
Cash	$1,073	$1,187
Accounts receivable	2,779	2,655
Current portion of notes and other receivables	384	854
Prepaid expenses and other current assets	1,017	1,882

Total current assets	5,253	6,578
PROPERTY AND EQUIPMENT	3,994	7,091
NOTES AND OTHER RECEIVABLES	1,288	1,563
INTANGIBLE AND OTHER ASSETS	9,871	26,665

TOTAL	$20,406	$41,897

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Accounts and drafts payable	$8,938	$4,978
Accrued legal costs	6,943	1,364
Current portion of long-term debt	15,999	1,234
Current portion of obligations under capital leases	3,004	1,163
Deferred franchise and related fees	4,686	4,339
Accrued expenses and other current liabilities	7,066	7,763

Total current liabilities	46,636	20,841

LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES	—	2,875

LONG-TERM DEBT, net of current portion	—	7,858

REDEEMABLE PREFERRED STOCK:
Redeemable Preferred stock, Series A, par value $.01 per share:
3,000,000 shares authorized; 2,920,962 shares issued and outstanding at December 31, 2001 and 2000	8,220	8,220

Redeemable Preferred stock, Series B, par value $.01 per share:
6,744,109 shares authorized; all issued and outstanding at December 31, 2001 and 2000	33,422	31,399

Redeemable Preferred stock, Series C, par value $.01 per share:
3,500,000 shares authorized; all issued and outstanding at December 31, 2001 and 2000	21,747	20,436

COMMITMENTS AND CONTINGENCIES (Notes 1, 8, and 11)
SHAREHOLDERS’ DEFICIENCY
Common stock, par value $.01 per share: 16,000,000 shares authorized;
4,469,600 and 4,557,100 shares issued and outstanding at December 31, 2001 and 2000, respectively	45	45
Additional paid-in capital	6,235	6,553
Accumulated deficit	(95,899)	(56,330)

Total shareholders’ deficiency	(89,619)	(49,732)

TOTAL	$20,406	$41,897

The accompanying footnotes are an integral part of the consolidated financial statements.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (SEE NOTE 1)

	Years Ended December 31,

	2001	2000	1999

	(In thousands)
Revenues:
Net revenues from Company-owned centers	$65,377	$52,795	$42,969
Royalties and other recurring fees	4,981	4,907	3,901
Franchise, site development and other related fees	2,411	3,290	4,646

Total revenues	72,769	60,992	51,516

Operating expenses:
Operating expenses of Company-owned centers	60,691	46,403	38,523
Costs of center development	1,708	1,688	1,959
Provision for doubtful accounts	2,674	579	1,043
General and administrative expenses	9,072	7,370	7,177
Legal and litigation expenses	7,255	338	242
Impairment charges	18,348
Depreciation and amortization expense	3,702	3,175	2,980
Other charges and facility actions	1,088	(894)	(1,072)

Total operating expenses	104,538	58,659	50,852

Operating (loss) earnings before interest expense and settlement costs of IRS examination	(31,769)	2,333	664
Interest expense, net	(4,466)	(3,227)	(1,883)
Settlement costs of IRS examination		(1,665)

Loss before income taxes, extraordinary item and cumulative effect of accounting change	(36,235)	(2,559)	(1,219)
Provision for state income taxes		(100)

Loss before extraordinary item and cumulative effect of accounting change	(36,235)	(2,659)	(1,219)
Extraordinary item — gain on early extinguishment of debt		950

Loss before cumulative effect of accounting change	(36,235)	(1,709)	(1,219)
Cumulative effect of changing to different revenue recognition methods		(876)

Net loss	$(36,235)	$(2,585)	$(1,219)

Pro forma amounts, assuming the new revenue recognition methods are applied retroactively:
Loss before extraordinary item		$(2,659)	$(1,532)
Net loss		$(1,709)	$(1,532)

The accompanying footnotes are an integral part of the consolidated financial statements.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIENCY (SEE NOTE 1)

Years Ended December 31, 2001, 2000 and 1999

	Common Stock		Additional
			Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

	(In thousands, except share data)
Balance at December 31, 1998	4,347,975	$43	$2,711	$(45,752)	$(42,998)
Issuance of common stock	4,000		14		14
Common stock repurchased and retired	(11,875)		(45)		(45)
Cumulative dividends on Series B and C preferred stock				(3,335)	(3,335)
Net loss				(1,219)	(1,219)

Balance at December 31, 1999	4,340,100	43	2,680	(50,306)	(47,583)
Issuance of common stock	234,500	2	818		820
Issuance of warrants in connection with credit facility			3,055		3,055
Common stock repurchased and retired	(17,500)			(105)	(105)
Cumulative dividends on Series B and C preferred stock				(3,334)	(3,334)
Net loss				(2,585)	(2,585)

Balance at December 31, 2000	4,557,100	45	6,553	(56,330)	(49,732)
Issuance of warrants in connection with credit facility			31		31
Common stock repurchased and retired	(87,500)		(349)		(349)
Cumulative dividends on Series B and C preferred stock				(3,334)	(3,334)
Net loss				(36,235)	(36,235)

Balance at December 31, 2001	4,469,600	$45	$6,235	$(95,899)	$(89,619)

The accompanying footnotes are an integral part of the consolidated financial statements.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (SEE NOTE 1)

	Years Ended December 31,

	2001	2000	1999

	(In thousands)
Cash flows from operating activities:
Net loss	$(36,235)	$(2,585)	$(1,219)
Adjustments to reconcile net income to net cash (used in) provided by operating activities of continuing operations:
Extraordinary item — gain on early extinguishment of debt		(950)
Change in revenue recognition cumulative effect on prior years		876
Depreciation and amortization	3,702	3,175	2,980
Amortization of credit facility fees	2,274	1,780
Provision for bad debts	2,674	579	1,043
Losses (gains) from facility actions and provisions for losses including impairment charges on leaseholds, equipment and intangible assets	19,436	(887)	(2,253)
Changes in operating assets and liabilities:
Accounts, notes and other receivables	(2,052)	83	1,010
Prepaid expenses and other current assets	78	(1,496)	(187)
Other assets	109	39	(18)
Accounts and drafts payable	3,960	1,953	(303)
Accrued expenses and other current assets	5,233	350	(3,335)
Deferred franchise and related fees	242	73	(1,155)

Net cash (used in) provided by operating activities of continuing operations	(579)	2,990	(3,437)
Cash used in discontinued operations			(2,557)

Net cash (used in) provided by operating activities	(579)	2,990	(5,994)

Cash flows from investing activities:
Acquisition of franchises	(1,355)	(2,694)	(220)
Capital spending	(1,233)	(752)	(848)
Proceeds from refranchising of Learning Centers			1,343

Net cash (used in) provided by investing activities	(2,588)	(3,446)	275

Cash flows from financing activities:
Borrowings under long-term debt	6,348	8,841
Repayments under long-term debt	(1,489)	(5,969)	(1,033)
Payments made for repurchase of common stock	(122)
Financing costs paid	(650)	(1,174)
Repayments of obligations under capital leases	(1,034)	(1,195)	(1,107)

Net cash provided by (used in) financing activities	3,053	503	(2,140)

Net (decrease) increase in cash	(114)	47	(7,859)
Cash, beginning of year	1,187	1,140	8,999

Cash, end of year	$1,073	$1,187	$1,140

Supplemental information:
Cash paid for interest	$1,638	$785	$795

Acquisitions of franchises:
Goodwill recorded	$2,073	$6,266	$2,075
Fair value of assets acquired	50	117
Borrowings of long-term debt and liabilities assumed	(699)	(2,667)	(761)
Notes and accounts receivable extinguished		(236)	(1,094)
Common stock issued		(611)
Other non-cash items	(69)	(175)

	$1,355	$2,694	$220

Non-cash transactions (See Notes 19 and 20)

The accompanying footnotes are an integral part of the consolidated financial statements.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2001, 2000 and 1999

1.	Subsequent Event — Voluntary Petition for Relief Under Chapter 11

      On May 10, 2002, Tutor Time Learning Systems, Inc. and subsidiaries (the “Company”) filed (the “Filing”) voluntary petitions with the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The case numbers are 02-23563-BKC-PGH through 02-23576-BKC-PGH. Substantially all of the Company assets and select liabilities were purchased on July 19, 2002 by TT Acquisition, LLC, a wholly owned, indirect subsidiary of Childtime Learning Centers, Inc. (“Childtime”) in a sale approved by the Bankruptcy Court.

      On July 19, 2002, Childtime acquired substantially all of the assets of the Company for an aggregate purchase price of approximately $22,400,000 plus the assumption of certain liabilities. The acquisition was consummated pursuant to an asset purchase agreement dated as of June 28, 2002, approved by the Bankruptcy Court. The assets acquired by Childtime consisted of substantially all of the assets and contract rights used by the Company in its child care operations, which were comprised of 198 company-owned and franchised child care centers operating in 23 states and internationally. As of December 31, 2001, the Company had a shareholders’ deficiency of approximately $89.6 million. The liabilities of the Company as of December 31, 2001 do not reflect the claims made pursuant to the Bankruptcy Court proceedings. Claims filed and the allowed amounts related to the Bankruptcy Court proceedings could differ significantly. The Company and/or its subsidiaries are involved in various other lawsuits arising from operations. Amounts were accrued for pending and potential litigation related to various operations of the business but are not intended to reflect the possible outcome of bankruptcy or liquidation proceedings. As a result of the Filing, certain lawsuits are stayed automatically under the Bankruptcy Code.

      In October 2002, the Company filed its disclosure statement and plan for liquidation. A Liquidating Trustee will be appointed to oversee the orderly liquidation of the Company’s assets. After allowing for objections to claims, the Company anticipates the liquidation will be completed no later than the end of the second quarter of 2003. Upon completion of the approved liquidation plan, the Company will cease all business activities.

      The Liquidation Plan was approved and affirmed at a confirmation hearing on December 16, 2002.

      However, since the bankruptcy filing occurred subsequent to December 31, 2001, the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

      The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

      Substantially all of the Company’s prepetition debt is now in default due to the Filing and the Company’s inability to meet certain required financial covenants. Although the Filing occurred after year end, the accompanying consolidated financial statements reflect the classification of all debt as a current liability.

      Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” which establishes accounting and reporting standards for goodwill and other intangible assets. SFAS No. 142 requires, among other things, that goodwill and other indefinite-lived intangible assets no longer be amortized and that such assets be tested for possible impairment at least annually. The Company discontinued the amortization of goodwill as of January 1, 2002. Goodwill and other indefinite-lived intangible assets are required to be tested for impairment in the first interim period in which SFAS No. 142 is initially applied

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

(June 30, 2002, for the Company). SFAS No. 142 prescribes that an impairment loss be measured as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 142 sets forth guidelines for the evaluation of goodwill for impairment using a “two-step” transitional goodwill impairment test. SFAS No. 142 requires the completion of the first step of the transitional goodwill impairment test (whereby the fair value of reporting units is compared to carrying value, including goodwill) no later than six months (June 30, 2002 for the Company) after initial adoption. If there is an indication of impairment, the second step (comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill) must be completed by the end of the fiscal year. There was no impairment of goodwill upon adoption of SFAS No. 142.

      Reported net loss adjusted to exclude goodwill amortization expense for 2001, 2000 and 1999 are as follows (in millions):

	Years Ended December 31,

	2001	2000	1999

Net loss	$(36.2)	$(2.6)	$(1.2)
Add back: Goodwill Amortization	1.5	1.2	1.1

Adjusted net loss	$(34.7)	$(1.4)	$(0.1)

2.	Description of Business

      Prior to May 10, 2002, the Company operated, franchised and supervised the real estate development of education based child care learning centers under the name “Tutor Time Child Care Learning Centers” (“Learning Centers”). As of December 31, 2001, Tutor Time operated and franchised a total of 217 Learning Centers located in 25 states in the United States, three centers located in Indonesia, two in Hong Kong and one in Canada. Of the 217 centers in operation as of December 31, 2001, 133 were franchised and 84 were Company-owned. The Company had an additional 58 centers in development at that date. The Company was also engaged in the operation of a private school located in Boca Raton, Florida (“Boca Prep”). Boca Prep commenced operations in 1997, and in 1998, the Company decided to dispose of its private school operations. The divestiture of this operation was completed in August 1999. Cash used in connection with the divestiture of Boca Prep amounted to approximately $2.6 million in 1999.

      On May 10, 2002, the Company filed for bankruptcy, after which in July 2002, Childtime purchased 134 franchise agreements and 64 Company-owned centers (of which 59 were open and operating). See Note 1.

3.     Summary of Significant Accounting Policies

      Principles of Consolidation — The consolidated financial statements include the accounts and balances of Tutor Time Learning Systems, Inc. and its wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates contained in the consolidated financial statements include the allowance for doubtful accounts, the estimate for lease guarantee liabilities, and litigation exposures.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

      Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company, pursuant to SFAS No. 13, Accounting for Leases, capitalizes certain leases for its Company operated Learning Centers and computer equipment. Depreciation and amortization of buildings, leasehold improvements and equipment is provided on the straight-line basis over the lesser of the estimated useful lives of such assets or the lease term.

      Property and equipment are depreciated and amortized as follows:

•	Buildings and leasehold improvements — over the shorter of the primary lease term or life of the building.

•	Equipment — over five years

•	Computer equipment and software — over three to five years

      Intangibles and Other Assets — Intangibles and other assets consist primarily of the excess cost over the fair values of the net assets of reacquired territories, franchises and Learning Centers (goodwill), security deposits and deferred commissions. Goodwill arising from the reacquired franchises and territories and Learning Centers is amortized on a straight-line basis over 10 - 20 years. Deferred commissions are the direct costs of granting franchises and are expensed simultaneously with the recognition of deferred fees (see Note 10).

      Deferred Franchise and Related Fees — Deferred franchise and related fees represent deferred franchise and site development fees, which are recognized as revenue when the franchise center receives a certificate of occupancy. Real estate commissions for Company-owned centers are deferred and amortized over the primary term of the related leases. Real estate commissions for franchised centers are deferred and recognized upon receipt of the building permit (see Note 18).

      Revenue Recognition — The Company applies SFAS No. 45, Accounting for Franchisee Fee Revenue, in accounting for franchise-related revenue. Revenue from Company-owned Learning Centers, net of discounts, is recognized in the period the child care services were provided. Revenue derived from initial franchise fees and site development fees is recognized when the franchise center receives a certificate of occupancy. The franchise and site development fees provide the franchisee with the right to utilize the “Tutor Time” name and related logos, operational training and a “turnkey” child care facility. Royalties are based on a percentage of the franchisees’ revenue and are accrued as earned. Real estate commissions for franchise Learning Centers are recognized when the building permit is received. Real estate commissions for Company-owned Learning Centers are deferred and amortized against rent expense over the primary lease term. Other fees are recognized when the service is provided. Territorial fees, or the exclusive right to develop the Tutor Time name within a specific international geographic area, are recognized upon the execution of the agreement unless collectibility is not reasonably assured at which time such revenue is recognized as the cash is received (see Note 18).

      Income Taxes — The Company provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

      Impairment of Long-Lived Assets — The Company accounts for the impairment of long-lived assets under SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

certain identifiable intangibles to be disposed of. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets is measured by comparison of the carrying amount of the asset to net undiscounted future cash flows expected to be generated from the asset (see Note 10).

      Risk Concentration — Accounts and notes receivable are the principal financial instruments which subject the Company to concentration of credit risk. Concentration of credit risk is somewhat limited due to the Company’s large number, diversity and dispersion of customers. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts and notes receivable. Revenues from federal and state child care assistance programs represent a significant portion of total revenues. For 2001, 2000 and 1999, federal and state assistance revenues were approximately $9.8 million (13%), $7.3 million (12%) and $4.1 million (8%), respectively.

      Pre-Opening Costs — Pre-opening costs are expensed as incurred.

      Segment Reporting — The Company organizes itself as one segment for reporting purposes.

      Recently Issued Accounting Pronouncements — In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. SFAS No. 143 is not expected to have a material effect on the Company’s consolidated financial statements.

      SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001 by the FASB and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121 on the same topic and establishes an accounting model for the impairment of long-lived assets. The Company does not expect SFAS No. 144 to have a material effect on the Company’s consolidated financial statements.

      Reclassifications — Certain amounts for 2000 and 1999 have been reclassified to conform to the presentation adopted in 2001.

4.     Receivables

      Accounts receivable consist of the following (in thousands):

	December 31,

	2001	2000

Franchise-related fees	$3,594	$3,891
Real estate commissions	2,828	3,848
Architectural fees and other fees	3,132	4,524
Tuition from Company-owned Learning Centers	3,148	1,593

	12,702	13,856
Less: deferred fees	(6,075)	(9,606)
allowance for doubtful accounts	(3,848)	(1,595)

	$2,779	$2,655

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

      Deferred fees represent a portion of the receivable from franchisees and landlords, which will be recognized as revenue when earned.

      Notes and other receivables consist of the following (in thousands):

	December 31,

	2001	2000

Installment notes related to territories, collateralized by territories, bearing interest at rates ranging from 8% - 9%, payable monthly or quarterly	$1,313	$1,681
Installment notes, collateralized by child care centers, bearing interest at rates ranging from 6% - 12%, payable monthly or Quarterly	414	708
Real estate commissions and other	412	421

	2,139	2,810
Less: allowance for doubtful accounts	(467)	(393)

	1,672	2,417
Less: current portion	(384)	(854)

Long-term portion	$1,288	$1,563

      Installment notes are due from franchisees for the purchase of a Learning Center or a territory. The long-term portion represents amounts due after one year.

      The allowance for doubtful accounts relates to both accounts receivable and notes and other receivables and is summarized as follows (in thousands):

	Years Ended December 31,

	2001	2000	1999

Allowance for doubtful accounts, beginning of year	$1,988	$2,547	$3,382
Provision for bad debts	2,674	579	1,043
Accounts written off	(347)	(1,138)	(1,878)

Allowance for doubtful accounts, end of year	$4,315	$1,988	$2,547

5.     Property and Equipment

      The Company recorded an impairment charge related to property and equipment of $1.9 million during 2001 (see Note 10). Depreciation expense was $2.2 million, $2.0 million, and $1.9 million in the years 2001, 2000, and 1999, respectively. Property and equipment consists of the following (in thousands):

	December 31,

	2001	2000

Property acquired through capital leases	$4,809	$6,270
Building and leasehold improvements	1,151	1,324
Equipment and other	2,902	3,361

	8,862	10,955
Less: accumulated depreciation	(4,868)	(3,864)

	$3,994	$7,091

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

      Property acquired through capital leases consist of the following (in thousands):

	December 31,

	2001	2000

Building	$1,365	$2,776
Equipment	3,444	3,494

	4,809	6,270
Less: accumulated depreciation	(2,813)	(2,063)

	$1,996	$4,207

6.     Intangible and Other Assets

      The Company recorded an impairment charge of $16.4 million related to intangible and other assets during 2001 (see Note 10). Amortization expense was $1.5 million, $1.2 million, and $1.1 million in the years 2001, 2000, and 1999, respectively. Intangible and other assets consist of the following (in thousands):

	December 31,

	2001	2000

Goodwill	$9,820	$28,106
Security deposits	1,130	996
Deferred commissions	83	292
Other	25	27

	11,058	29,421
Less: accumulated amortization	(1,187)	(2,756)

	$9,871	$26,665

7.     Accrued Expenses and Other Current Liabilities

      Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,

	2001	2000

Accrued payroll and payroll-related expenses	$1,101	$1,896
Liability for severance costs	705	1,245
Security and tuition deposits	1,243	860
Accrued income tax expense	864	947
National advertising fund liability	801	185
Accrued interest	221	103
Other	2,131	2,527

	$7,066	$7,763

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

8.     Leases

      The Company leases its Company-owned Learning Centers, corporate offices and various equipment. As of December 31, 2001, the future minimum rentals under noncancelable leases are as follows (in thousands):

	Capitalized	Operating
	Leases	Leases

2002	$732	$15,342
2003	585	15,598
2004	451	15,259
2005	460	14,752
2006	470	14,094
Thereafter	2,116	113,994

	4,814	$189,039

Less: amount representing interest portion	(1,810)

Present value of net minimum obligations	$3,004

      Rent expense for operating leases was $13.1 million, $10.0 million and $7.4 million in each of the years ended December 31, 2001, 2000 and 1999, respectively.

9.     Debt

      Debt consists of the following (in thousands):

	December 31,

	2001	2000

Credit facility due September 2003, bearing interest at 3.0 percentage points Above prime, minimum interest rate of 11.25% (11.25% at December 31)(a)	$13,507	$7,702
Promissory notes due between 2005 and 2007, bearing interest at 8%-10%, Payable monthly(b)	1,715	1,618
Promissory notes due 2011, bearing interest at 8%, payable monthly(b)	690	737
Various promissory notes with interest rates ranging from noninterest bearing to 13%, maturities from due on demand to four years	435	910

	16,347	10,967
Less: unamortized value of a warrant issued in connection with the credit facility	(348)	(1,875)

	15,999	9,092
Less: current maturities of long-term debt(c)	(15,999)	(1,234)

Long-term debt balance	$—	$7,858

(a)	In March 2001, the Company extended and increased its existing credit facility from $12 million to $20 million. The commitment for the revolving credit portion was increased from $7 million to $12 million and the acquisition loan portion was increased from $5 million to $8 million. The original credit agreement occurred in March 2000 and included the issuance of a common stock purchase warrant to the lender for the purchase of 875,259 common shares at a purchase price of $.01 per share. The

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

warrant expires in 2005 and is being amortized over the term of the credit facility. The fair value of the warrant was recorded as a reduction of debt and an increase in additional paid-in capital. The lender has a first priority security interest on all the assets of the Company. The financing agreement has certain restrictions and financial covenants which must be maintained by the Company, including, among others, achieving certain quarterly levels of EBITDA. As of December 31, 2001, the Company was not in compliance with certain financial covenants of the agreement.

(b)	Promissory notes were issued in connection with certain acquisitions of franchise centers in 2001 and 2000.

(c)	Given the Company’s lack of liquidity and failure to comply with its debt covenants, all outstanding debt as of December 31, 2001 has been classified as current.

10.     Long-lived Asset Impairment

      The Company accounts for long-lived assets pursuant to SFAS 121. During 2001, as a result of the actual and planned closing, abandonment, and sale of certain Company centers and assets subsequent to fiscal year end, the Company determined goodwill and fixed assets were impaired. The amount of the impairment charge considered the undiscounted future cash flows and the subsequent sale price of the assets to Childtime (see Note 1) relative to the carrying value of the assets. As such, the Company recorded a charge of $16.4 million and $1.9 million related to the impairment of goodwill and fixed assets, respectively.

11.     Litigation, Commitments and Contingencies

      The Company is involved extensively in lawsuits with various vendors, customers, and landlords. Certain consolidated subsidiaries are guarantors on approximately 110 leases operated by franchisees with annual rentals per center averaging approximately $155,000 with lease terms of approximately 12–15 years. As discussed in Note 1, the Company filed for bankruptcy on May 10, 2002. As of December 31, 2001, the Company has established an accrual of approximately $6.9 million for the anticipated costs in connection with pending litigation and related anticipated legal fees for defending such actions. The amount of the accrual represents the estimated losses incurred by the Company resulting from lawsuits filed against the Company but does not purport to reflect the outcome of the bankruptcy or liquidation proceedings.

12.     Redeemable Preferred Stock

      No dividends are payable on the Series A Preferred Stock. The Series A preferred is convertible into common stock of the Company at the option of the holder on a share for share basis. This preferred stock has voting rights equivalent to those of the common stock.

      Each holder of the Series B or C Preferred Stock has a right at any time to convert its shares of Series B or C Preferred Stock, respectively, into fully paid and non assessable shares of common stock. At any time after February 13, 2005, upon written request by any holder of Series B or C Preferred Stock, the Company is required upon such request to redeem the amount of the shares specified in such request. The redemption value for each share of (i) Series B or C Preferred Stock will be the greater of (A) $4.00 or $5.00 per share for Series B or C Preferred Stock, respectively, plus all accrued but unpaid dividends thereon and (B) the Fair Market Value Per Share (as such term is defined in the Restated Articles of Incorporation) as of the date of request times the number of shares of common stock into which such share of Series B or C Preferred Stock is convertible. If funds of the Company are insufficient to redeem the number of shares of Series B or C Preferred Stock, the holders of such shares will share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be redeemed on the applicable redemption rate were redeemed in full.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

      Holders of Series B or C Preferred Stock are entitled to receive cumulative dividends at the rate of $0.30 or $0.375 for Series B or C Preferred Stock, respectively. Dividends on Series B or C Preferred Stock are cumulative so that if such dividends are not paid or declared, the deficiency will first be fully paid before any dividend or other distribution will be paid or declared and set apart for the holders of Series A Preferred Stock or common stock. Upon conversion of any shares of Series B or C Preferred Stock, all such accrued and unpaid cumulative dividends on such shares of Series B or C Preferred Stock to and until the date of such conversion are cancelled and will not be due and payable. In the event the Board of Directors declares a dividend payable on the then outstanding shares of common stock (other than a stock dividend on the common stock distributed solely in the form of additional shares of common stock), each holder of shares of Series A, B and C Preferred Stock will be entitled to the amount of dividends equal to the amount which would be paid on Series A, B and C Preferred Stock if the Series A, B and C Preferred Stock had been converted into common stock immediately prior to the record date for the dividend on the common stock.

13.     Stock Options and Warrants

      The Company has a stock option plan for certain of its employees, with each grant of options subject to Board of Directors’ approval. Under the plan, 2,360,000 shares are authorized for issuance with a vesting period of up to five years. In 2000, the Company granted 72,974 options to certain employees to purchase its common stock under the stock option plan at an exercise price of $0.01. These shares were issued in lieu of a portion of the 1999 bonus plan to certain employees and approximately $0.3 million in compensation expense was recorded in 1999 relating to this bonus plan portion. In 2001 and 2000, no additional compensation expense has been recorded in the accompanying consolidated statements of operations as the exercise price of the options granted, excluding those discussed above, approximated the fair value of the Company’s common stock as of the date of grant.

      In connection with the credit facility entered into in March 2000, a common stock purchase warrant was issued to the lender for the purchase of 875,259 common shares at a purchase price of $0.01 per share and expires in 2005. The fair value of the warrant issued to the lender of $3.1 million was recorded as a reduction to the amount payable under the credit facility and is being amortized over the life of the credit facility (see Notes 17 and 19 for additional information related to common stock warrants).

      Transactions involving stock options and warrants issued are summarized as follows:

		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Warrants	Price

Outstanding at December 31, 1999	1,018,050	$3.77	343,300	$4.14
Granted	845,975	3.18	1,368,984	2.29
Cancelled	(205,836)	(4.05)	(30,000)	(5.00)

Outstanding at December 31, 2000	1,658,189	3.41	1,682,284	2.62
Granted	312,187	3.75	18,725	1.87
Cancelled	(495,153)	(3.56)

Outstanding at December 31, 2001	1,475,223	$3.43	1,701,009	$(2.61)

      None of the above options or warrants were exercised as of December 31, 2001.

      In accordance with the provisions of SFAS No. 123, the Company has elected to continue to account for stock-based compensation under the intrinsic value based method of accounting described by APB No. 25.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

Under APB No. 25, generally, no cost is recorded for stock options issued to employees unless the option price is below market at the time options are granted.

      The Filing, imminent cessation of business and subsequent sale of substantially all of the Company’s assets to Childtime (see Note 1) cause the existing stock, options and warrants to purchase stock to be of no value. Consequently, further detailed information with respect to employee stock options and awards is not presented.

14.     Other Charges and Facility Actions

      Other charges and facility actions, net, consist of the following (in thousands):

	Years Ended December 31,

	2001	2000	1999

Losses on centers closed or sold during the year	$1,091	$—	$—
Gain on cancellation of capitalized leases	(30)	(887)	(1,124)
Gain on joint venture equity interests in certain Learning Centers (see Note 19)		(161)	(1,130)
Severance costs (a)			1,225
Other	27	154	(43)

	$1,088	$(894)	$(1,072)

(a)	Amounts primarily relate to costs associated with the termination of certain senior executives in 1999.

15.     Income Taxes

      No income tax provision was recorded in 1999 or 2001. No federal income tax expense was recorded as a result of a consolidated loss for 2000. However, the Company recorded a $0.1 million provision for certain state tax jurisdictions.

      Deferred tax assets are as follows (in thousands):

	December 31,

	2001	2000

Net operating loss carryforwards (“NOL”)	$9,489	$5,928
Allowance for doubtful accounts	1,619	1,955
Provision for impairment charges	2,780
Accrued expenses	721	1,702
Provision for litigation reserve	2,494
Depreciation and amortization expense	792	1,095
Deferred revenue	2,896	2,769
Capital lease adjustment on real property	227	127
Other	1,909	596
Less: valuation allowance	(22,927)	(14,172)

	$—	$—

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The Company

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

has recorded a valuation allowance for its total deferred tax assets as it does not believe that it is more likely than not that the related benefit will be realized.

      The provision for federal, state and local income taxes differs from statutory tax expense computed by applying the U.S. federal corporate tax rate to loss before income taxes as follows:

	Years Ended December 31,

	2001	2000	1999

Statutory federal income tax rate	(34.0)%	(34.0)%	(34.0)%
State and local taxes	0.4	0.4	(3.6)
Nondeductible goodwill amortization	12.0	11.7	12.3
Other	0.2	2.0	1.2
Valuation allowance	21.4	23.9	24.1

	0.0%	4.0%	0.0%

      At December 31, 2001, NOL carryforwards of approximately $25.2 million were available for Federal reporting purposes. The NOL carryforwards begin to expire in varying amounts in 2010.

      The Company’s 1994 through 1998 federal income tax returns have been examined by the Internal Revenue Service (“IRS”). In October 2000, the Company entered into an agreement with the IRS, by signing an Income Tax Examination Change Agreement. This agreement closes the examination resulting in an assessment of tax and interest of approximately $0.2 million associated with prior years’ returns (see Note 16).

16.     Settlement Costs of IRS Examination

      During 2000, in connection with the IRS examination, the Company was assessed approximately $0.2 million in tax and interest associated with prior years’ returns. The Company also expects to be assessed approximately $0.6 million in state and local penalties and interest relating to prior years’ state income tax returns as a result of the IRS settlement. In addition, the Company incurred approximately $0.9 million for consulting fees related to the examination.

17.     Extraordinary Item

      During 2000, the Company retired a $4.5 million promissory note due 2009 for approximately $3.6 million, and also issued warrants for the purchase of 475,000 common shares at a purchase price of $6.50 per share, which expire at the earlier of five years after an initial public offering or September 2009. In connection with this early extinguishment of debt, approximately $0.9 million was recorded as an extraordinary gain.

18.     Cumulative Effect of Changing Revenue Recognition Methods

      In 2000, real estate commission revenue for franchising Learning Centers was recognized when the franchise center received a building permit with respect to that location. Previously, real estate commission revenue for franchise Learning Centers was recognized when an executed lease contained no contingencies, which was generally obtained prior to receiving a building permit. The new method of revenue recognition was adopted to account for the change in focus with respect to the Company’s real estate development philosophy and reflect a higher probability of Learning Centers ultimately opening, and has been applied retroactively to franchise Learning Center leases executed in 1998 and 1999. The effect of the change in 1998 and 1999 was to

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

decrease revenue and operating earnings by approximately $0.5 million and $0.2 million, respectively. For the year ended December 31, 2000, operating earnings would increase $0.5 million if the policy had not changed.

      In 2000, the Company changed certain revenue recognition policies to conform to Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements(“SAB No. 101”) issued in December 1999 by the Securities and Exchange Commission. SAB No. 101 allows companies to report any changes in revenue recognition related to conformity to its provisions as a change in accounting at the time of implementation in accordance with Accounting Principles Board Opinion No. 20, Accounting Changes. As a result, nonrefundable registration and education fees are now deferred and amortized over the estimated enrollment period, not to exceed 12 months. The effect of the change in 1999 was to decrease revenue and operating earnings by approximately $0.2 million. For the year ended December 31, 2000, operating earnings would increase an additional $0.2 million if this policy had not changed.

19.     Acquisitions and Refranchisings

      Acquisitions of Franchises — During the first half of 2001, the Company purchased three Learning Centers for $0.7 million of which $0.4 million was in the form of promissory notes. All of the purchase price was recorded as goodwill and has been amortized over 20 years.

      During 2000, the Company completed the acquisition of nine Learning Centers. The aggregate purchase price for these Learning Centers was approximately $4.6 million and was recorded as goodwill and has been amortized over 20 years, in addition to $0.1 million in fixed assets. In connection with these purchases, the Company entered into promissory notes totaling $2.6 million, and issued 20,000 shares of Company stock.

      Acquisitions of Zones and Master Franchises — In 1999, the Company entered into a purchase and sale agreement to reacquire a zone developer that owned the rights to develop Tutor Time Learning Centers. The purchase price consisted of less than $0.1 million in cash, $0.2 million in the form of a new promissory note, and the discharge of $0.2 million note receivable. Goodwill of approximately $0.4 million was recorded and is being amortized over 20 years.

      In August 1999, the Company entered into a termination agreement with the zone developer for certain Minnesota counties surrounding Minneapolis/St. Paul. In connection with this agreement, the former zone developer, now a franchisee, maintains the exclusive right to build and open centers in the territory through August 31, 2001. In addition, the Company agreed to pay $0.1 million and the amount was recorded as goodwill and is being amortized over 20 years.

      In addition, in September 1999, the Company entered into a termination agreement for a limited zone development agreement whereas the Company reacquired the rights to develop Tutor Time Learning Centers in the Maryland and surrounding area. In connection with this agreement, a $0.6 million note receivable was discharged and goodwill of approximately $0.6 million was recorded and is being amortized over 20 years.

      Acquisition of Minority Interests and Refranchisings — During 2000, the Company completed the acquisition of the remaining equity interest in five Learning Centers in the metro New York market. The aggregate purchase price was approximately $1.6 million and was recorded as goodwill and has been amortized over 20 years. The Company issued 154,500 shares of common stock, as well as 10,000 warrants at an exercise price of $4.25, in connection with these purchases.

      Through December 31, 1999, the Company completed the acquisition of one franchise Learning Center for a purchase price of approximately $0.2 million and acquired the remaining 49% equity interest in one Learning Center. In connection with the acquisition, goodwill of approximately $0.3 million was recorded and is being amortized over 20 years. The total purchase price related to the Learning Center was approximately $0.3 million.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2001, 2000 and 1999

      During 1999, the Company refranchised two Learning Centers during the period, recording a gain of less than $0.1 million. In addition, the Company swapped ownership interests with its Southern California joint venture partner whereby the Company owns 100% of two centers, and its former joint venture partner owns 100% of four centers. Moreover, the former joint venture partner, now franchisee, also purchased the rights to develop an additional eight locations. The gain on this transaction amounted to approximately $1.1 million, which is a result of the net proceeds in excess of the carrying value of the assets sold. This transaction also resulted in the cancellation of two capital leases, resulting in a $0.6 million gain. These amounts are included in other charges and facility actions (see Note 14).

      Acquisition of Child Care Centers — During the first half of 2001 the Company acquired five child care centers at a cost of $1.4 million all of which was recorded as goodwill.

      During 2001, the Company determined that certain goodwill and fixed assets recorded in connection with prior acquisitions was impaired (see Note 10).

20.     Non-cash Transactions

      In the years 2000 and 2001, in accordance with a former executive’s termination agreement, the executive tendered 17,500 shares of common stock in exchange for franchise and site development fees estimated at a value of approximately $105,000. In addition, during 2001, the Company repurchased 70,000 shares of common stock in exchange for $122,000 in cash and a note payable of $123,000.

********

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2002	2001

	(in thousands, except for
	share data)
ASSETS
CURRENT ASSETS:
Cash	$433	$1,073
Accounts receivable	3,785	2,779
Current portion of notes and other receivables	430	384
Prepaid expenses and other current assets	858	1,017

Total current assets	5,506	5,253
PROPERTY AND EQUIPMENT	3,098	3,994
NOTES AND OTHER RECEIVABLES	1,065	1,288
GOODWILL	8,632	8,632
OTHER ASSETS	1,064	1,239

Total assets	$19,365	$20,406

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Accounts and drafts payable	$12,399	$8,938
Accrued legal costs	6,565	6,943
Current portion of long-term debt	16,208	15,999
Current portion of obligations under capital leases	2,824	3,004
Deferred franchise and related fees	3,880	4,686
Accrued expenses and other current liabilities	7,053	7,066

Total current liabilities	48,929	46,636

REDEEMABLE PREFERRED STOCK:
Redeemable Preferred stock, Series A, par value $.01 per share:
3,000,000 shares authorized; 2,920,962 shares issued and outstanding at June 30, 2002 and December 31, 2001	8,220	8,220

Redeemable Preferred stock, Series B, par value $.01 per share:
6,744,109 shares authorized; all issued and outstanding at June 30, 2002 and December 31, 2001	34,434	33,422

Redeemable Preferred stock, Series C, par value $.01 per share:
3,500,000 shares authorized; all issued and outstanding at June 30, 2002 and December 31, 2001	22,402	21,747

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ DEFICIENCY
Common stock, par value $.01 per share:16,000,000 shares authorized;
4,469,600 shares issued and outstanding at June 30, 2002 and December 31, 2001, respectively	45	45
Additional paid-in capital	6,235	6,235
Accumulated deficit	(100,900)	(95,899)

Total shareholders’ deficiency	(94,620)	(89,619)

Total liabilities and shareholders’ deficiency	$19,365	$20,406

The accompanying footnotes are an integral part of the condensed consolidated financial statements.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended
	June 30,

	2002	2001

	(in thousands)
Revenues:
Net revenues from Company owned centers	$29,416	$32,782
Royalties and other recurring fees	3,198	3,276
Franchise, site development and other related fees	473	1,315

Total revenues	33,087	37,373

Operating expenses:
Operating expenses of Company owned centers	27,692	28,831
Costs of center development	435	707
Provision for doubtful accounts	1,060	539
General and administrative expenses	4,415	4,472
Legal and litigation expenses	287	118
Depreciation and amortization expense	984	1,803

Total operating expenses	34,873	36,470

Operating (loss) earnings before interest expense and taxes	(1,786)	903
Interest expense, net	(1,548)	(1,678)

Loss before income taxes	(3,334)	(775)
Provision for state income taxes	—	—

Net loss	$(3,334)	$(775)

The accompanying footnotes are an integral part of the condensed consolidated financial statements.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIENCY

For the Six Months Ended June 30, 2002
(Unaudited)

	Common Stock		Additional
			Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

	(in thousands, except share data)
Balance at December 31, 2001	4,469,600	$45	$6,235	$(95,899)	$(89,619)
Cumulative dividends on Series B and C preferred stock				(1,667)	(1,667)
Net loss				(3,334)	(3,334)

Balance at June 30, 2002	4,469,600	$45	$6,235	$(100,900)	$(94,620)

The accompanying footnotes are an integral part of the condensed consolidated financial statements.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,

	2002	2001

	(in thousands)
Cash flows from operating activities:
Net loss	$(3,334)	$(775)
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	984	1,803
Amortization of credit facility fees	401	881
Provision for bad debts	1,060	539
Changes in operating assets and liabilities:
Accounts, notes and other receivables	(1,891)	(1,488)
Prepaid expenses and other current assets	104	(1,426)
Other assets	175	(294)
Accounts and drafts payable	3,460	468
Accrued expenses and other current assets	(387)	(122)
Deferred franchise and related fees	(806)	146

Net cash used in operating activities	(234)	(268)

Cash flows from investing activities:
Acquisition of franchises	—	(502)
Capital spending	(88)	(1,353)

Net cash used in investing activities	(88)	(1,855)

Cash flows from financing activities:
Borrowings under long-term debt	—	4,887
Repayments under long term debt	(139)	(804)
Payments made for repurchase of common stock	—	(123)
Financing costs paid	—	(630)
Repayments of obligations under capital leases	(179)	(371)

Net cash (used in) provided by financing activities	(318)	2,959

Net (decrease) increase in cash	(640)	836
Cash, beginning of period	1,073	1,187

Cash, end of period	$433	$2,023

Supplemental information:
Cash paid for interest	$461	$795

Acquisitions of franchises:
Goodwill recorded	$—	$852
Fair value of assets acquired	—	50
Borrowings of long-term debt and liabilities assumed	—	(400)

	$—	$502

The accompanying footnotes are an integral part of the condensed consolidated financial statements.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Voluntary Petition for Relief Under Chapter 11 and Subsequent Event

      On May 10, 2002, Tutor Time Learning Systems, Inc. and subsidiaries (the “Company”) filed (the “Filing”) voluntary petitions with the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The case numbers are 02-23563-BKC-PGH through 02-23576-BKC-PGH.

      On July 19, 2002, TT Acquisition, LLC, a wholly owned, indirect subsidiary of Childtime Learning Centers, Inc. (“Childtime”) acquired substantially all of the assets of the Company for an aggregate purchase price of approximately $22.8 million including acquisition costs, plus the assumption of certain liabilities. The acquisition was consummated pursuant to an asset purchase agreement dated as of June 28, 2002, approved by the Bankruptcy Court. The assets acquired by Childtime consisted of substantially all of the assets and contract rights used by the Company in its child care operations, which were comprised of 198 company-owned and franchised child care centers operating in 23 states and internationally. As of June 30, 2002, the Company had a shareholders’ deficiency of approximately $94.6 million. The liabilities of the Company as of June 30, 2002 do not reflect the claims made pursuant to the Bankruptcy Court proceedings. Claims filed and the allowed amounts related to the Bankruptcy Court proceedings could differ significantly. The Company and/or its subsidiaries are involved in various other lawsuits arising from operations. Amounts were accrued for pending and potential litigation related to various operations of the business but are not intended to reflect the possible outcome of bankruptcy or liquidation proceedings. As a result of the Filing, certain lawsuits are stayed automatically under the Bankruptcy Code. The Company incurred approximately $405,000 in costs associated with the Filing during the six months ended June 30, 2002.

      In October 2002, the Company filed its disclosure statement and plan for liquidation. A Liquidating Trustee was appointed to oversee the orderly liquidation of the Company’s assets. After allowing for objections to claims, the Company anticipates the liquidation will be completed no later than the end of the second quarter 2003, at which time the Company will cease all business activities. The Liquidation Plan was approved and affirmed at a confirmation hearing on December 16, 2002.

      Since the Liquidation Plan was approved subsequent to June 30, 2002, the accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

      The accompanying condensed consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such condensed consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

      Substantially all of the Company’s prepetition debt is in default due to the Filing and the Company’s inability to meet certain required financial covenants. Accordingly, the accompanying condensed consolidated financial statements reflect the classification of all debt as a current liability.

Note 2 — Description of Business

      Prior to May 10, 2002, the Company operated, franchised and supervised the real estate development of education-based child care learning centers under the name “Tutor Time Child Care Learning Centers” (“Learning Centers”). As of June 30, 2002, Tutor Time operated and franchised a total of 201 Learning Centers located in 25 states in the United States, Canada and internationally. Of the 201 centers in operation, 134 were franchised and 67 were Company-owned.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

      On July 19, 2002, Childtime purchased 198 company-owned and franchised child care centers operating in 23 states and internationally. See Note 1.

Note 3 — Summary of Significant Accounting Policies

     a. Principles of Consolidation

      The condensed consolidated financial statements include the accounts and balances of Tutor Time Learning Systems, Inc. and its wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     b. Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United Sates of America requires management to make estimates and assumptions that affect the reported amounts in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates contained in the condensed consolidated financial statements include the allowance for doubtful accounts, the estimate for lease guarantee liabilities, and litigation exposures.

      The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles and, accordingly, include all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the periods represented to fairly present the Company’s financial condition, results of operations and cash flows, for the interim periods presented. Management’s adjustments have not been audited or reviewed by an independent certified public accountants.

      These statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2001. The results for the 6 months ended June 30, 2002, are not necessarily indicative of results for the entire year.

     c. Intangibles and Other Assets

      Intangibles and other assets consist primarily of the excess cost over the fair values of the net assets of reacquired territories, franchises and Learning Centers (goodwill), security deposits and deferred commissions. Goodwill arising from the reacquired franchises and territories and Learning Centers is no longer amortized but rather tested at least annually for impairment. Deferred commissions are the direct costs of franchises and are expensed simultaneously with the recognition of deferred fees (see Note 6).

     d. Deferred Franchise and Related Fees

      Deferred franchise and related fees represent deferred franchise and site development fees, which are recognized as revenue when the franchise center receives a certificate of occupancy. Real estate commissions for Company-owned centers are deferred and amortized over the primary term of the related leases. Real estate commissions for franchised centers are deferred and recognized upon receipt of the building permit.

     e. Revenue Recognition

      The Company applies SFAS No. 45, Accounting for Franchisee Fee Revenue, in accounting for franchise-related revenue. Revenue from Company-owned Learning Centers is recognized in the period the child care services are provided. Revenue derived from initial franchise fees and site development fees is recognized when the franchise center receives a certificate of occupancy. The franchise and site development fees provide

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

the franchisee with the right to utilize the “Tutor Time” name and related logos, operational training and a “turnkey” child care facility. Royalties are based on a percentage of the franchisees’ revenue and are accrued as earned. Real estate commissions for franchise Learning Centers are recognized when the building permit is received. Real estate commissions for Company-owned Learning Centers are deferred and amortized against rent expense over the primary lease term. Other fees are recognized when the service is provided. Territorial fees, or the exclusive right to develop the Tutor Time name within a specific international geographic area, are recognized upon the execution of the agreement unless collectibility is not reasonably assured at which time such revenue is recognized as the cash is received.

     f. Income Taxes

      The Company provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying values and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     g. Recently Issued Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. SFAS No. 141 requires, among other things, that the purchase method of accounting for business combinations be used for all business combinations initiated after June 30, 2001. SFAS No. 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 requires, among other things, that goodwill and other indefinite-lived intangible assets no longer be amortized and that such assets be tested for possible impairment at least annually. The Company discontinued the amortization of goodwill as of January 1, 2002. Goodwill and other indefinite-lived intangible assets are required to be tested for impairment in the first interim period in which SFAS No. 142 is initially applied (June 30, 2002, for the Company). SFAS No. 142 prescribes that an impairment loss be measured as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 142 sets forth guidelines for the evaluation of goodwill for impairment using a “two-step” transitional goodwill impairment test. SFAS No. 142 requires the completion of the first step of the transitional goodwill impairment test (whereby the fair value of reporting units is compared to carrying value, including goodwill) no later than six months (June 30, 2002 for the Company) after initial adoption. If there is an indication of impairment, the second step (comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill) must be completed by the end of the fiscal year. There was no impairment of goodwill upon adoption of SFAS No. 142.

      In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. SFAS No. 143 is not expected to have a material effect on the Company’s consolidated financial statements.

      SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001 by the FASB and addresses financial accounting and reporting for the impairment or disposal of long-

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

lived assets. This statement supercedes SFAS No. 121 on the same topic and establishes an accounting model for the impairment of long-lived assets. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 effective January 1, 2002. The impact of this statement has not had a material effect on the Company’s condensed consolidated financial statements.

      SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, was issued in June 2002, and addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Training Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The Company has not determined the effect of SFAS No. 146 on the Company’s condensed consolidated financial statements.

      SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123 (Issued 12/02), was issued in December 2002. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported. SFAS No. 148 is not expected to have a material effect on the Company’s condensed consolidated financial statements.

Note 4 — Receivables

      Accounts receivable consist of the following (in thousands):

	June 30,	December 31,
	2002	2001

Franchise-related fees	$2,306	$3,594
Real estate commissions	1,639	2,828
Architectural fees and other fees	3,023	3,132
Tuition from Company-owned Learning Centers	3,429	3,148

	10,397	12,702
Less: deferred fees	(2,305)	(6,075)
allowance for doubtful accounts	(4,307)	(3,848)

	$3,785	$2,779

      Deferred fees represent a portion of the receivable from franchisees and landlords, which will be recognized as revenue when earned.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Note 5 — Property and Equipment

      Property and equipment consist of the following (in thousands):

	June 30,	December 31,
	2002	2001

Property acquired through capital leases	$4,809	$4,809
Building and leasehold improvements	1,184	1,151
Equipment and other	2,957	2,902

	8,950	8,862
Less: accumulated depreciation	(5,852)	(4,868)

	$3,098	$3,994

      Property acquired through capital leases consists of the following (in thousands):

	June 30,	December 31,
	2002	2001

Building	$1,365	$1,365
Equipment	3,444	3,444

	4,809	4,809
Less: accumulated depreciation	(3,395)	(2,813)

	$1,414	$1,996

Note 6 — Goodwill

      Effective January 1, 2002, the Company implemented SFAS 142 and thus stopped amortizing goodwill. Total goodwill amortization expense during the quarter ended June 30, 2001 was $700,000. The following pro forma data reflects the elimination of goodwill amortization from the June 30, 2001 results (in thousands):

June 30, 2001
(excluding goodwill
amortization)

Loss before income taxes	$(75)

Net Loss	$(75)

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Note 7 — Accrued Expenses and Other Current Liabilities

      Accrued expenses and other current liabilities consist of the following (in thousands):

	June 30,	December 31,
	2002	2001

Accrued payroll and payroll-related expenses	$815	$1,101
Liability for severance costs	517	705
Security and tuition deposits	1,417	1,243
Accrued income tax expense	840	864
National advertising fund liability	1,232	801
Accrued interest	25	221
Other	2,207	2,131

	$7,053	$7,066

Note 8 — Debt

      Debt consists of the following (in thousands):

	June 30,	December 31,
	2002	2001

Credit facility due September 2003, bearing interest at 3.0 percentage points above prime, minimum interest rate of 11.25% (11.25% at March 31)(a)	$13,715	$13,507
Various promissory notes with interest rates ranging from noninterest bearing to 13%, maturities from due on demand to 2011	2,493	2,840

	16,208	16,347
Less: Unamortized value of a warrant issued in connection with the credit facility	—	(348)

	16,208	15,999
Less: Current maturities of long-term debt(b)	(16,208)	(15,999)

	$—	$—

(a)	In March 2001, the Company extended and increased its existing credit facility from $12 million to $20 million. The commitment for the revolving credit portion was increased from $5 million to $8 million. The original credit agreement occurred in March 2000 and included the issuance of a common stock purchase warrant to the lender for the purchase of 875,259 common shares at a purchase price of $.01 per share. The warrant expires in 2005 and is being amortized over the term of the credit facility. The fair value of the warrant was recorded as a reduction of debt and an increase in additional paid-in capital. The lender has a first priority security interest on all the assets of the Company. The financing agreement has certain restrictions and financial covenants which must be maintained by the Company, including, among others, achieving certain quarterly levels of EBITDA. As of June 30, 2002 and December 31, 2001, the Company was not in compliance with certain financial covenants of the agreement.

(b)	Given the Company’s lack of liquidity and failure to comply with its debt covenants, all outstanding debt as of June 30, 2002 and December 31, 2001 has been classified as current.

TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

Note 9 — Litigation, Commitments and Contingencies

      The Company is involved extensively in lawsuits with various vendors, customers and landlords. Certain consolidated subsidiaries are guarantors on approximately 110 leases operated by franchisees with annual rentals per center averaging approximately $155,000 with lease terms of approximately 12-15 years. As discussed in Note 1, the Company filed for bankruptcy on May 10, 2002. As of June 30, 2002, the Company has established an accrual of approximately $6.6 million for the anticipated costs in connection with pending litigation and related anticipated legal fees for defending such actions. The amount of the accrual represents the estimated losses incurred by the Company resulting from lawsuits filed against the Company but does not purport to reflect the outcome of the bankruptcy or liquidation proceedings.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The unaudited pro forma condensed consolidated balance sheet as of January 3, 2003, gives pro forma effect to the rights offering as if it had occurred as of January 3, 2003. The unaudited pro forma condensed consolidated statements of operations for the Fiscal Year Ended March 29, 2002 and the 40 weeks ended January 3, 2003 give pro forma effect to both the acquisition (the “Transaction”) of Tutor Time Learning Systems, Inc. (“Tutor Time”) by Childtime Learning Centers, Inc. (“Childtime”) and the rights offering as if they had occurred at the beginning of the fiscal year ended March 29, 2002. The unaudited pro forma information for the year ended March 29, 2002 consolidates the operations of Childtime for the year ended March 29, 2002 with the operations of Tutor Time for the year ended December 31, 2001. The unaudited pro forma information for the 40 weeks ended January 3, 2003 includes the operations of Tutor Time for the period prior to the Transaction (March 30, 2002 through July 18, 2002).

      The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and do not purport to represent what the Company’s results of operations would actually have been had the Transaction occurred at such time or to project the Company’s results of operations for any future period or date.

      The pro forma adjustments are based upon available information and various assumptions that management believes are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. The acquisition of Tutor Time has been accounted for using the purchase method of accounting as required by SFAS 141.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
January 3, 2003

	January 3, 2003
	Actual	Adjustments		Pro forma

	($ in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,808	$—		$2,808
Accounts receivable, net	10,738	—		10,738
Prepaid expenses and other current assets	3,408	(208	)(1)	3,200
Income tax receivable	185	—		185
Deferred income taxes	1,833	—		1,833

Total current assets	18,972	(208)		18,764

LAND, BUILDINGS AND EQUIPMENT:
Land	9,362	—		9,362
Buildings	19,700	—		19,700
Leasehold improvements	9,444	—		9,444
Vehicles, furniture and equipment	13,258	—		13,258

	51,764	—		51,764
Less: accumulated depreciation and amortization	(16,127)	—		(16,127)

	35,637	—		35,637
OTHER NONCURRENT ASSETS:
Intangible assets, net	27,924	—		27,924
Refundable deposits and other	2,265	160	(1)	2,425

	30,189	160		30,349

TOTAL ASSETS	$84,798	$(48)		$84,750

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts and drafts payable	$7,833	$—		$7,833
Accrued wages and benefits	5,213	—		5,213
Revolving line of credit	12,633	—		12,633
Current portion of long-term debt	1,031	—		1,031
Restructuring accrual	1,206	—		1,206
Other current liabilities	12,591	517	(2)	13,108

Total current liabilities	40,507	517		41,024
LONG-TERM DEBT, NET OF CURRENT PORTION	17,249	(12,352	)(3)	4,897
DEFERRED RENT LIABILITY	909	—		909

Total Liabilities	58,665	(11,835)		46,830

SHAREHOLDERS’ EQUITY
Common Stock	31,665	11,787	(4)	43,452
Preferred Stock	—	—		—
Accumulated deficit	(5,532)	—		(5,532)

Total shareholders’ equity	26,133	11,787		37,920

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$84,798	$(48)		$84,750

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 29, 2002

					Rights
	Childtime	Tutor Time	Acquisition		Offering
	Year ended	Year ended	Pro forma		Pro forma
	Mar. 29, 2002	Dec. 31, 2001	Adjustments		Adjustments		Pro forma

	($ in thousands, except per share amount)
Revenue from Learning Center operations	$141,826	$65,377	$(21,456	)(1)	$—		$185,747
Revenue from Franchise Operations	—	7,392	(690	)(2)	—		6,702
Cost of revenues	124,953	63,487	(22,465	)(3)	—		165,975

Gross profit	16,873	9,282	319		—		26,474
Provision for doubtful accounts	1,322	2,674	—		—		3,996
General and administrative expenses	11,996	16,327	—		—		28,323
Depreciation and amortization expenses	4,758	3,702	(760	)(4)	—		7,700
Restructuring expenses	578	—	—		—		578
Mold remediation expense	1,005	—	—		—		1,005
Failed merger costs	952	—	—		—		952
Impairment charges	1,916	18,348	(18,348	)(5)	—		1,916

OPERATING EARNINGS (LOSS)	(5,654)	(31,769)	19,427		—		(17,996)
Interest expense	458	4,466	2,631	(6)	(1,821	)(8)	5,734
Interest income	(63)	—	—		—		(63)

EARNINGS (LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	(6,049)	(36,235)	16,796		1,821		(23,667)
Income tax benefit	(2,245)	—	(1,833	)(7)	—		(4,078)

EARNINGS (LOSS) BEFORE DISCONTINUED OPERATIONS	$(3,804)	$(36,235)	$18,629		$1,821		$(19,589)

(Loss) per common share:
Earnings (loss) before discontinued operations
Basic and diluted	$(0.73)	$—	$—		$0.13		$(1.01)

Average common shares outstanding
Basic and diluted	5,234	—	—		14,100	(9)	19,334

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE 40 WEEKS ENDED JANUARY 3, 2003

	Childtime			Rights
	40 Weeks	Acquisition		Offering
	ended	Pro forma		Pro forma
	January 3, 2003	Adjustments		Adjustments		Pro forma

	(In thousands, except per share data)
Revenue from Learning Center Operations	$129,521	$13,348	(1)	$—		$142,869
Revenue from Franchise Operations	2,400	3,200	(1)	—		5,600

Revenue, net	131,921	16,548		—		148,469
Operating expenses of Learning Centers	118,540	12,815	(1)	—		131,355

Gross profit	13,381	3,733		—		17,114
Provision for doubtful accounts	908	293	(1)	—		1,201
General and administrative expenses	12,398	2,030	(1)	—		14,428
Depreciation and amortization expenses	2,786	369	(1)	—		3,155
Exit and closure expenses	725	—		—		725
Intangible asset impairment charges	4,181	—		—		4,181
Fixed asset impairment charges	3,401	—		—		3,401

OPERATING EARNINGS (LOSS)	(11,018)	1,041		—		(9,977)
Interest expense, net	1,567	810	(2)	(1.401	)(3)	976
Other income, net	(72)	—		—		(72)

EARNINGS (LOSS) BEFORE INCOME TAXES, DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(12,513)	231		1,401		(10,881)
Income tax provision (benefit)	(227)	—		—		(227	)(4)

EARNINGS (LOSS) BEFORE DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(12,286)	$231		$1,401		$(10,654)

BASIC AND DILUTED NET LOSS PER SHARE:
Earnings (loss) before discontinued operations and cumulative effect of change in accounting principle	$(2.30)	$—		$0.10		$(0.55)

WEIGHTED AVERAGE SHARES OUTSTANDING	5,346	—		14,100	(5)	19,446

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

      The unaudited pro forma condensed consolidated balance sheet as of January 3, 2003, gives pro forma effect to the rights offering as if it had occurred as of January 3, 2003.

1. These amounts reflect a proper classification of deal costs associated with the debt portion of the rights offering.

2. This amount represents additional fees related to the equity portion of the rights offering.

3. Represents funds received in the rights offering which will be used to pay down the Company’s outstanding debt.

4. Represents the issuance of $11.8 million of common stock (net of $565,000 of fees) under the rights offering.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For The Year Ended March 29, 2002

      The unaudited pro forma condensed consolidated statement of operations includes adjustments necessary to reflect the estimated effect of the Transaction as if it had occurred on March 30, 2001.

1.	Represents a reduction in revenue from learning center operations to eliminate revenues from Tutor Time centers that were in operation during 2001, but were not acquired by Childtime.

2.	Represents a reduction in revenue from franchise operations to eliminate royalty revenues from Tutor Time franchises that were in operation during 2001, but whose licenses were not acquired by Childtime, as well as an estimate of deferred franchise fee revenues that would have not been acquired.

3.	Represents a reduction in cost of revenues to eliminate costs from Tutor Time centers that were in operation during 2001, but were not acquired by Childtime.

4.	Represents pro forma adjustments to depreciation and amortization expenses as follows (in thousands):

Tutor Time amortization expenses(a)	$(1,502)
Intangible asset amortization expenses(b)	742

Total decrease in depreciation and amortization expenses	$(760)

a.	Represents the elimination of Tutor Time historical goodwill amortization expense.

b.	Represents an addition of intangible asset amortization associated with intangible assets acquired from Tutor Time (trade name and trademarks, curriculum, and franchise agreements).

5.	Represents the elimination of Tutor Time impairment charges associated with centers not acquired.

6.	Reflects interest expense of $2.1 million for interest payable at 15% on $14.0 million subordinated loans (the “Subordinated Notes”). The Subordinated Notes were provided by a group of lenders organized by Jacobson Partners, to fund the balance of the Tutor Time acquisition purchase price and to provide related working capital. The Subordinated Notes mature December 31, 2004 and bear interest at 15% of which 7% is payable in cash, with the balance payable in kind by the issuance of additional subordinated notes (the “Additional Subordinated Notes”) with interest and principal payable on the earlier of December 31, 2004 or such date on or after March 31, 2003, on which the Company is in compliance with the Senior Debt to EBITDA covenant of the Second Amendment, provided that the Company has consummated the rights offering and received net cash proceeds (and/or cancelled Subordinated Notes) of at least $7,500,000 from the issuance of Common Stock in such rights offering (the “Minimum Equity Amount”). If the rights offering is not consummated and the Minimum Equity Amount is not received on or before July 19, 2003, then, until the earlier of December 31, 2004 or the date on which the Company consummates the rights offering and receives the Minimum Equity Amount, all interest on the Subordinated Notes will be payable by the issuance of Additional Subordinated Notes. In addition, the interest expense adjustment includes interest expense of $0.5 million for interest payable at 5.25% on $10.1 million provided by the Company’s revolving credit facility.

7.	A pro forma tax benefit has been provided against the Tutor Time losses in an amount equal to taxes that could have been recovered by carrying back those losses to prior Childtime tax years. A valuation allowance has been provided against the remaining operating losses.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS — (Continued)
For The Year Ended March 29, 2002

8.	Reflects the elimination of interest expense of $1.8 million associated with the Subordinated Notes through equity raised in conjunction with the rights offering. The interest expense has been presented net of the amortization of the fees associated with debt portion of the rights offering of $32,000.

9.	Reflects additional shares issued in conjunction with the rights offering.

CHILDTIME LEARNING CENTERS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For The 40 Weeks Ended January 3, 2003

      The unaudited pro forma condensed consolidated statement of operations includes adjustments necessary to reflect the estimated effect of the Transaction as if it had occurred on March 29, 2002.

1.	Represents revenue and expense items for the Tutor Time Learning Centers and Franchise Operations for the 16 weeks ended July 19, 2002, which are not presented in the consolidated results for the Company for the 40 weeks ended January 3, 2003.

2.	Reflects interest expense of $0.6 million for interest payable at 15% on $14.0 million subordinated loans (the “Subordinated Notes”). The Subordinated Notes were provided by a group of lenders organized by Jacobson Partners, to fund the balance of the Tutor Time acquisition purchase price and to provide related working capital. The Subordinated Notes mature December 31, 2004 and bear interest at 15% of which 7% is payable in cash, with the balance payable in kind by the issuance of additional subordinated notes (the “Additional Subordinated Notes”) with interest and principal payable on the earlier of December 31, 2004 or such date on or after March 31, 2003, on which the Company is in compliance with the Senior Debt to EBITDA covenant of the Second Amendment, provided that the Company has consummated the rights offering and received net cash proceeds (and/or cancelled Subordinated Notes) of at least $7,500,000 from the issuance of Common Stock in such rights offering (the “Minimum Equity Amount”). If the rights offering is not consummated and the Minimum Equity Amount is not received on or before July 19, 2003, then, until the earlier of December 31, 2004 or the date on which the Company consummates the rights offering and receives the Minimum Equity Amount, all interest on the Subordinated Notes will be payable by the issuance of Additional Subordinated Notes. In addition, the interest expense adjustment includes interest expense of $0.2 million for interest payable at 5.25% on $10.1 million provided by the Company’s revolving credit facility.

3.	Reflects the elimination of interest expense of $1.4 million associated with the Subordinated Notes through equity raised in conjunction with the Rights Offering. The interest expense has been presented net of the amortization of the fees associated with debt portion of the rights offering of $25,000.

4.	Due to continued losses and uncertainties, the Company has determined that it is more likely than not that the deferred tax assets will not be recovered through future taxable income. As a result, a valuation reserve has been provided reducing deferred tax assets to an amount recoverable through the reversal of deferred tax liabilities or through carryback to prior tax years and no income tax provision has been recorded as a pro forma adjustment.

5.	Reflects additional shares issued in conjunction with the rights offering.

APPENDIX A

January 17, 2003

Board of Directors

Childtime Learning Centers, Inc.
38345 West Ten Mile Road, Suite 100
Farmington Hills, Michigan 48335

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders, other than the Purchasers, as defined below, (the “Shareholders”) of the outstanding common stock, no par value (the “Common Stock”) of Childtime Learning Centers, Inc. (the “Company”) of the proposed subscription rights distribution to raise up to $15.875 million of gross proceeds for the Company (the “Rights Offering”). The Company will offer through the Rights Offering 100,000 units consisting of (1) $35 principal amount of the Company’s 15% subordinated notes due 2008 (the “Notes”) and (2) a number of shares of Common Stock to be determined in accordance with the following sentence (a “Unit”). The number of shares per Unit will be equal to the subscription price per Unit allocable to the Common Stock portion of a Unit of up to $123.75 (the subscription price less $35 principal amount of the Notes) divided by the Common Stock rights offering price, determined as described in the “Determination of the Subscription Price” section of the January 13, 2003, draft of the registration statement on Form S-1 (the “Registration Statement”) as modified by the January 16, 2003, rights offering term sheet from Jacobson Partners (the “Jacobson Partners Term Sheet”).

Each right will entitle Shareholders to purchase a Unit for a subscription price of up to $158.75 (each, a “Right”). Shareholders will receive a Right for each 54 shares of Common Stock held on the subscription date, and no fractional rights will be issued. Each Right also grants Shareholders an over-subscription privilege to purchase additional Units that are not purchased by other Shareholders pursuant to their basic subscription privilege. In addition, the Rights are being distributed at no cost to Shareholders. Each right will have such additional terms as described in the Registration Statement as modified by the Jacobson Partners Term sheet.

JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., both Delaware limited partnerships, and other designees (the “Purchasers”) have agreed to act as standby purchasers in the offering, and, in addition to their subscription rights as shareholders, will purchase any and all Units not subscribed for by the Shareholders. By letter dated July 19, 2002, we delivered an opinion to the Special Committee of the Board of Directors of the Company as to the fairness to the Shareholders, from a financial point of view, as of July 19, 2002 of the financial terms of a Note, as defined in that letter, and the then contemplated terms of the rights offering and standby purchase commitment including the options to be granted to the Purchasers in consideration for arranging the standby purchase commitment (the “Options Transaction”). This opinion does not address the fairness of such Note and Options Transaction, as we expressly do not reaffirm herein the opinion provided in our letter dated July 19, 2002.

Board of Directors
Childtime Learning Centers, Inc.
January 17, 2003

In connection with our review of the proposed Rights Offering and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions of the Rights Offering as described in the Registration Statement as modified by the Jacobson Partners Term Sheet;

2.	reviewed and audited financial statements of the Company as of and for the years ended March 29, 2002, March 30, 2001, and March 31, 2000 and the unaudited financial statements for the period ended October 11, 2002;

3.	reviewed other Company financial and operating information requested from and/or provided by the Company, including projected financial results for fiscal 2003;

4.	reviewed certain other publicly available information on the Company;

5.	reviewed publicly available information concerning companies in industries considered by Raymond James to be most comparable to the Company;

6.	reviewed and analyzed the distribution of rights to acquire common stock distributed by other selected companies during the past four years;

7.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry; and

8.	conducted such other financial studies and analyses and performed such other investigations and taken into account such other matters as Raymond James deemed relevant, including our assessment of general economic, market and monetary conditions, necessary for the purposes of this opinion.

We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the Rights Offering will be conducted substantially in accordance with the description of the Rights Offering set forth in the Registration Statement, including, without limitation, the terms set forth in the first paragraph of this letter. We have also assumed that the Company is contractually obligated to use the proceeds of the Rights Offering to redeem the subordinated debt of the Company at the face value thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of January 17, 2003, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

Board of Directors
Childtime Learning Centers, Inc.
January 17, 2003

We express no opinion as to the underlying business decision to effect the Rights Offering, the structure or tax consequences of the Rights Offering or the availability or advisability of any alternatives to the Rights Offering. We did not structure the Rights Offering or negotiate the final terms of the Rights Offering. This letter does not express any opinion as to the likely trading range of Common Stock or the Notes following the Rights Offering, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Rights Offering to the Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Rights Offering.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected rights offering distributions which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Rights Offering and has received a fee for such services. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Rights Offering and does not constitute a recommendation to any shareholder of the Company regarding whether said shareholder should exercise the Rights received in the Rights Offering. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Board of Directors
Childtime Learning Centers, Inc.
January 17, 2003

Based upon and subject to the foregoing, it is our opinion that, as of January 17, 2003, the Rights Offering is fair, from a financial point of view, to the Shareholders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

$15,852,000

CHILDTIME LEARNING CENTERS, INC.

RIGHTS TO PURCHASE

100,000 UNITS EACH CONSISTING OF
$35 PRINCIPAL AMOUNT OF 15% SUBORDINATED
NOTES DUE 2008 AND
141 SHARES OF COMMON STOCK

PROSPECTUS

April 15, 2003